Execution Version
Conformed with Draft Amendment No. 1 dated December 29, 2021

TRANSACTION AGREEMENT
by and among
T. ROWE PRICE GROUP, INC.
T. ROWE PRICE ASSOCIATES, INC.
OMEGA MERGER SUB 1, INC.
OMEGA MERGER SUB 2, INC.
OMEGA MERGER SUB 3, LLC
OAK HILL ADVISORS, L.P.
OAK HILL ADVISORS GENPAR, L.P.
HOLDCOS, AS DEFINED HEREIN
THE SPVS, AS DEFINED HEREIN
THE CO-INVESTMENT ENTITIES, AS DEFINED HEREIN
OHA GENPAR PRINCIPAL INVESTORS, L.P.
THE GENERAL PARTNER SELLERS, AS DEFINED HEREIN
THE MINORITY SELLERS, AS DEFINED HEREIN
THE OHA GENPAR PRINCIPAL INVESTORS SELLERS, AS DEFINED HEREIN
THE SPV SELLERS, AS DEFINED HEREIN
THE CO-INVESTMENT SELLERS, AS DEFINED HEREIN
THE HOLDCO SELLERS, AS DEFINED HEREIN
AND
THE SELLER REPRESENTATIVE, AS DEFINED HEREIN

Dated as of October 28, 2021

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Annexes
Annex A-1    Purchased SPV Interests
Annex A-2    Purchased Co-Investment Interests
Annex A-3    Wire Instructions1
Annex A-4    Purchased Partnership Interests, General Partner Interests and OHA GenPar Principal Investor Interests
Annex A-5     Holdco Sellers and Acquired Holdco Interests
Annex A-6    Tax Advance SPVs
Annex A-7    Earnout Percentage
Annex A-8    Pro Rata Percentage
Annex A-9    Stock Percentage
Annex A-10    Co-Investment Percentage
Annex A-11    Incremental Payment Percentage2
Schedules
Seller Disclosure Schedule
Company Disclosure Schedule
Schedule 1(a)    SPV Sellers
Schedule 1(b)    Co-Investment Sellers
Schedule 2.11    Target Cumulative Revenue
Exhibits
Exhibit A    Pre-Closing Restructuring
Exhibit B    Form of Lock-Up Agreement
Exhibit C    Form of Adjustment Escrow Agreement
Exhibit D    R&W Policy
Exhibit E    Form of MGP Certificate of Merger
Exhibit F    Form of WHB Certificate of Merger
Exhibit G    Form of MGP/WHB Certificate of Merger
Exhibit H    Purchase Price Allocation

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT, dated as of October 28, 2021, is by and among (i) T. Rowe Price Group, Inc., a Maryland corporation (“Buyer 1”), (ii) T. Rowe Price Associates, Inc., a Maryland corporation (“Buyer 2”) and, together with Buyer 1, the “Buyers”), (iii) Omega Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer 1 (“Merger Sub 1”), (iv) Omega Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer 1 (“Merger Sub 2”), (v) Omega Merger Sub 3, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer 1 (“Merger Sub 3,” together with Merger Sub 1 and Merger Sub 2, the “Merger Subs”), (vi) Oak Hill Advisors, L.P., a Delaware limited partnership (the “Partnership”), (vii) Oak Hill Advisors GenPar, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), (viii) (A) OHA Global GenPar, LLC, a Delaware limited liability company (“OHA Global GenPar”), (B) OHA Global PE GenPar, LLC, a Delaware limited liability company (“OHA Global PE GenPar”), (C) OHA Centre Street GenPar, LLC, a Delaware limited liability company
1     Note to Draft: To be marked “To come” at signing.
2     Note to Draft: To be marked “To come” at signing.
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(“OHA Centre Street”), (D) OHA European Strategic Credit GenPar, LLC, a Delaware limited liability company (“OHA ESC”), (E) OHA Global MGP, LLC, a Delaware limited liability company (“OHA Global MGP”), (F) OHA Global PE MGP, LLC, a Delaware limited liability company (“OHA Global PE MGP”), (G) OHA Centre Street MGP, LLC, a Delaware limited liability company (“OHA Centre Street MGP”), and (H) OHA European Strategic Credit MGP, LLC, a Delaware limited liability company (“OHA ESC MGP”; (A) – (H), collectively, the “SPVs”; (vi) – (viii) and (xvi) collectively, the “Companies” and each of them, a “Company”), (ix) (A) OHA Centre Street LimPar, LLC, a Delaware limited liability company (“OHA Centre Street LimPar”), and (B) OHA Partner Global Co-Investment II, LLC, a Delaware limited liability company (“OHA Partner Global Co-Investment II,” and, together with OHA Centre Street LimPar, the “Co-Investment Entities,” and each of them, a “Co-Investment Entity”), (x) Oak Hill Advisors MGP, Inc., a Delaware corporation (“MGP”), (xi) WHB, Inc., a Delaware corporation (“WHB Inc” and together with MGP, the “Merged Holdcos”), (xii) WSI OHA LLC, a Delaware limited liability company (“WSI”), (xiii) RBO, Inc., a Delaware corporation (“Holdco 3”), (xiv) CSW, Inc., a Delaware corporation (“Holdco 4”) ((x) – (xiv) collectively, the “Holdcos,” and each of them, a “Holdco” and the Holdcos other than the Merged Holdcos, the “Sold Holdcos”), (xv) OHA GenPar Principal Investors, L.P., a Delaware limited partnership (“OHA GenPar Principal Investors”), (xvi) such Persons acting as sellers of the General Partner and listed on Annex A-4 (“General Partner Sellers”), (xvii) WSI OHA (S) LLC, a Delaware limited liability company (“WSI (S)”), (xviii) FW Credit Partners, L.P., a Delaware limited partnership (“FW”), (xix) such other Persons acting as sellers of the Partnership and listed on Annex A-4 (collectively with FW and WSI (S), the “Minority Sellers”), (xx) such Persons acting as sellers of SPVs and listed on Schedule 1(a) (“SPV Sellers”), (xxi) such Persons acting as sellers of Co-Investment Entities and listed on Schedule 1(b) (“Co-Investment Sellers”), (xxii) WSI II Master Fund LP (“Wafra Holdco Seller”), (xxiii) such Persons acting as sellers of MGP and listed on Annex A-5 (“Holdco 1 Sellers”), (xxiv) such Persons acting as sellers of WHB Inc and listed on Annex A-5 (“Holdco 2 Sellers” and together with Holdco 1 Sellers, the “Merged Holdco Sellers”), (xxv) such Persons acting as sellers of Holdco 3 and listed on Annex A-5 (“Holdco 3 Sellers”), (xxvi) such Persons acting as sellers of Holdco 4 and listed on Annex A-5 (“Holdco 4 Sellers”), ((xxii) – (xxvi), collectively, “Holdco Sellers” and the Holdco Sellers other than the Merged Holdco Sellers, the “Sold Holdco Sellers”), (xxvii) such Persons acting as sellers of the OHA GenPar Principal Investors and listed on Annex A-4 (“OHA GenPar Principal Investors Sellers”); (xv) – (xxvii) collectively, the “Sellers”); (xv) – (xxvii) collectively, the “Sellers”), and (xxx) OHA Global Director, LLC, solely in its capacity as the representative of the Sellers (the “Seller Representative”). Certain capitalized terms used herein have the meanings given to them in Article I below.
W I T N E S S E T H:
Investment Manager Ownership and Sale
WHEREAS, at least one (1) Business Day prior to the Closing, the direct and indirect equityholders of the Companies intend to effect the transactions set forth on Exhibit A attached hereto contemplated to take place prior to the Closing (the “Pre-Closing Restructuring”):
Investment Manager Ownership and Sale
WHEREAS, following the Pre-Closing Restructuring, the Sellers will own interests in the Partnership or the Holdcos, the General Partner or OHA GenPar Principal Investors, which directly or indirectly will hold interests in the Partnership, to be sold
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(whether by acquisition or, in the case of MGP and WHB Inc, merger) pursuant to this Agreement:
(i)    each General Partner Seller will own those equity interests in the General Partner set forth on Annex A-4 hereto (the “Purchased General Partner Interests”), and constituting all of the interests it owns in the Partnership;
(ii)    each Minority Seller will own those equity interests in the Partnership set forth opposite its name on Annex A-4 hereto (the “Purchased Partnership Minority Interests”);
(iii)    each OHA GenPar Principal Investors Seller will own those equity interests in OHA GenPar Principal Investors set forth opposite its name on Annex A-4 hereto (the “Purchased OHA GenPar Principal Investor Interests”);
(iv)    each of the Sold Holdco Sellers owns those the equity interests of the applicable Sold Holdco set forth opposite its name on Annex A-5 hereto (collectively, the “Purchased Holdco Interests”);
(v)    Holdco 1 Sellers owns 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of MGP (the “MGP Shares”); and
(vi)    Holdco 2 Sellers owns 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of WHB Inc (the “WHB Shares” and together with the MGP Shares and the Purchased Holdco Interests, the “Acquired Holdco Interests”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:
(i)    General Partner Sellers desire to sell, transfer and assign to Buyer 2, and Buyer 2 desires to purchase and acquire from General Partner Sellers, all of the Purchased General Partner Interests, and constituting all of the interests they own in the Partnership, for the consideration therefor payable at the Closing and as otherwise set forth herein;
(ii)    Minority Sellers desire to sell, transfer and assign to Buyer 2, and Buyer 2 desires to purchase and acquire from Minority Sellers, all of the Purchased Partnership Minority Interests held by Minority Sellers, for the consideration therefor payable at the Closing and as otherwise set forth herein;
(iii)    OHA GenPar Principal Investors Sellers desire to sell, transfer and assign to Buyer 2, and Buyer 2 desires to purchase and acquire from OHA GenPar Principal Investors Sellers, all of the Purchased OHA GenPar Principal Investors Minority Interests held by OHA GenPar Principal Investors Sellers, for the consideration therefor payable at the Closing and as otherwise set forth herein; and
(iv)    Sold Holdco Sellers desire to sell, transfer and assign to Buyer 2, and Buyer 2 desires to purchase and acquire from such Sold Holdco Sellers, all of the Purchased Holdco Interests held by Sold Holdco Sellers, for the
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consideration therefor payable at the Closing and as otherwise set forth herein;
Mergers
WHEREAS, the respective boards of managers or directors of MGP, WHB Inc, Buyer 1, Merger Sub 1, Merger Sub 2 and Merger Sub 3 have each approved and declared advisable (i) the merger of Merger Sub 1 with and into MGP (“Merger 1A”), with MGP continuing as the surviving corporation in Merger 1A, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) the merger of Merger Sub 2 with and into WHB Inc (“Merger 1B,” together with Merger 1A, the “First Step Mergers”), with WHB Inc continuing as the surviving corporation in Merger 1B, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (iii) the merger of MGP Surviving Corporation and WHB Surviving Corporation with and into Merger Sub 3 (“Merger 2” and, together with the First Step Mergers, the “Mergers”), with Merger Sub 3 as the surviving company in Merger 2, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and DLLCA, and (iv) the other transactions contemplated by this Agreement;
WHEREAS, Buyer 1, in its capacity as the sole shareholder of Merger Sub 1, has authorized the entry by Merger Sub 1 into this Agreement and the performance by Merger Sub 1 of this Agreement and the transactions contemplated hereby, and has approved this Agreement and the Merger, such approval constituting the required approval of the Merger by the sole shareholder of Merger Sub 1 under the applicable provisions of the DGCL and the certificate of incorporation and bylaws of Merger Sub 1;
WHEREAS, Buyer 1, in its capacity as the sole shareholder of Merger Sub 2, has authorized the entry by Merger Sub 2 into this Agreement and the performance by Merger Sub 2 of this Agreement and the transactions contemplated hereby, and has approved this Agreement and the Merger, such approval constituting the required approval of the Merger by the sole shareholder of Merger Sub 2 under the applicable provisions of the DGCL and the certificate of incorporation and bylaws of Merger Sub 2;
WHEREAS, Buyer 1, in its capacity as the sole member of Merger Sub 3, has authorized the entry by Merger Sub 3 into this Agreement and the performance by Merger Sub 3 of this Agreement and the transactions contemplated hereby, and has approved this Agreement and the Merger, such approval constituting the required approval of the Merger by the sole member of Merger Sub 3 under the applicable provisions of the DLLCA and the certificate of formation and limited liability company agreement of Merger Sub 3;
WHEREAS, promptly following the execution and delivery of this Agreement, each of the Merged Holdcos will obtain and deliver to Buyer 1 a true, correct and complete copy of an irrevocable written consent of the stockholders of such Merged Holdco who collectively own a majority of the voting power of the outstanding shares of such Merged Holdco adopting this Agreement and approving and consenting to the applicable Merger and the consummation of the transactions with respect to such Merged Holdco contemplated hereby (each a “Written Consent”), in accordance with the DGCL (as defined below), such Merged Holdco’s certificate of incorporation and such Merged Holdco’s bylaws;
WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes (i) the Mergers will each qualify as a “reorganization” within the meaning of
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Section 368(a) of the Code and the regulations promulgated thereunder, (ii) the applicable Holdco Seller and Buyer 1 will each be a party to the applicable reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of the Code (the treatment described in clauses (i) through (iii) being, collectively, the “Intended Merger Tax Treatment”);
SPV Ownership and Sale
WHEREAS, following the Pre-Closing Restructuring, each SPV Seller will own those equity interests in each of the SPVs that it desires to sell as set forth on Annex A-1 hereto (the “Purchased SPV Interests”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, SPV Sellers desire to sell, transfer and assign to Buyer 2, and Buyer 2 desires to purchase and acquire from SPV Sellers, all of the Purchased SPV Interests held by SPV Sellers, for the consideration therefor payable at the Closing and as otherwise set forth herein;
Co-Investment Entities and Sale
WHEREAS, following the Pre-Closing Restructuring, each Co-Investment Seller will own each of those equity interests set forth opposite its name on Annex A-2 hereto (the “Purchased Co-Investment Interests”) in each of the Co-Investment Entities indicated on Annex A-2 hereto;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Co-Investment Sellers desire to sell, transfer and assign to Buyer 2, and Buyer 2 desires to purchase and acquire from Co-Investment Sellers, all of the Purchased Co-Investment Interests held by Co-Investment Sellers for the consideration therefor payable at the Closing as set forth herein;
Arrangements Between the Parties
WHEREAS, following consummation of the Transactions, Buyer 2 will, directly or indirectly, own 100% of equity interests in OHA GenPar Principal Investors, the General Partner and the Partnership (including via ownership of the Holdcos) and Buyer 2 will, directly or indirectly, own a majority of the equity interests in the SPVs and the Parties will enter into various agreement to govern their relationships following the Closing;
WHEREAS, concurrently with the execution of this Agreement, Buyer 1 has entered into an employment agreement with each of the OHA Senior Partners (collectively, the “Employment Agreements”), each of which shall be effective as of the Closing;
WHEREAS, concurrently with the execution of this Agreement, Buyer 1 has entered into that certain letter agreement with the OHA Senior Partners (the “Letter Agreement”), which shall be effective as of the Closing; and
WHEREAS, at the Closing, each OHA Partner and its Affiliates who receive shares of Buyer Stock as consideration will be required to agree to certain restrictions on transfer of such Buyer Stock pursuant to a lock-up agreement, substantially in the form attached hereto as Exhibit B (each, a “Lock-Up Agreement”).
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NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Ancillary Agreements, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounting Expert” means Deloitte & Touche LLP or such other independent nationally recognized certified public accounting firm as is reasonably acceptable to and agreed in writing by Buyers and the Seller Representative.
“Accounting Principles” means, collectively, (a) GAAP and (b) to the extent consistent with GAAP, the same accounting principles, practices and methods used and applied by the Company Group Entities in the preparation of the Most Recent Balance Sheets.
“Adjustment Escrow Agent” means Citibank, N.A.
“Adjustment Escrow Agreement” means the Adjustment Escrow Agreement in substantially the form attached hereto as Exhibit C.
“Adjustment Escrow Amount” means $20,000,000.
“Advisers Act” means the Investment Advisers Act of 1940.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person; provided, that an “Affiliate” of a natural person also includes such person’s Related Parties; provided, however, that, for purposes of this Agreement, in no event shall any portfolio company of investment funds managed by Wafra or its Affiliates or any Portfolio Company constitute an Affiliate of any Buyer, any Seller, the Partnership, any Holdco, any Company Group Entity, any OHA Partner or any of their respective Affiliates. For the avoidance of doubt, for the purposes of this Agreement, (a) neither Buyers nor any of their respective Affiliates shall constitute Affiliates of the Company Group Entities, the OHA Partners or any of their respective Affiliates and none of the Company Group Entities, the OHA Partners or any of their respective Affiliates shall constitute Affiliates of Buyers or their respective Affiliates, and (b) neither Minority Sellers, Wafra Holdco Seller nor any of their respective Affiliates shall constitute Affiliates of the Company Group Entities, the OHA Partners or any of their respective Affiliates and none of the Company Group Entities, the OHA Partners or any of their respective Affiliates shall constitute Affiliates of Minority Sellers, Wafra Holdco Seller or their respective Affiliates. For the avoidance of doubt, any “Controlled Affiliate” of a Person shall only include those Affiliates that such Person Controls and shall exclude any Affiliates that Control such Person or are under common Control with such Person.
“Agreement” means this Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.
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“Allocation SPVs” has the meaning set forth in the definition of “Incentive Allocation.”
“Ancillary Agreements” means any agreement, instrument or Contract entered into in connection with this Agreement, including the Letter Agreement, the Lock-up Agreements and the Assignment Agreements (but excluding the Employment Agreements).
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Cut-Off Date” means the Fundamental Representations Cut-Off Date, the Tax Representations Cut-off Date, the 382 Cut-Off Date or General Cut-off Date, as applicable.
“Asset Value” means, on any date of determination, (i) with respect to any Co-Investment Entity that is not a Collateralized Loan Vehicle, the asset value of such Co-Investment Entity attributable to the equity interests in such Co-Investment Entity held, directly or indirectly through a Company Group Entity, by a Seller, calculated in accordance with GAAP and in a manner consistent with past practice of such Co-Investment Entity, (ii) with respect to any CLO Entity, the asset value of the debt and equity interests issued by such CLO Entity to the Partnership or its applicable Subsidiary, net of any risk retention financing related thereto, calculated in accordance with GAAP and in a manner consistent with past practice of such CLO Entity, and (iii) with respect to any GP Co-Invest Entity, the asset value of the equity interests issued by such GP Co-Invest Entity to the SPVs or its applicable Subsidiary excluding any carried interest amounts, calculated in accordance with GAAP and in a manner consistent with past practice of such GP Co-Invest Entity, in each case, in the event that the Closing is not on the month’s end, increased for any contributions to, and decreased for distributions from such entity since the most previous month’s end.
“Assignment Agreements” means those certain assignment agreements with respect to the transfer of the Purchased Interests in form and substance reasonably acceptable to Buyers and the Seller Representative.
“Association with OHA” means (i) to be employed by the Company Group Entities or their Controlled Affiliates, or (ii) to otherwise be involved in the management or operation of the Company Group Entities or their Controlled Affiliates in a capacity substantially equivalent to employment.
“AUM” means, without duplication, that aggregate dollar amount of assets under management, including committed but undeployed capital, attributable to the Company Funds as of September 30, 2021, adjusted for capital flows through the applicable signing date, certain adjustments for the inclusion of assets under management attributable to European Strategic Credit Fund, CLO Enhanced Equity Fund and CLO Enhanced Equity Fund II and certain adjustments for the exclusion of assets under management attributable to Clients subject to fully documented, in process redemptions, calculated, in each case, except for European Strategic Credit Fund, CLO Enhanced Equity Fund and CLO Enhanced Equity Fund II, in a manner consistent with the calculation of the advisory fees payable in respect of each Company Fund in accordance with the applicable Client Contracts.
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“Base Consideration” means Three Billion Two Hundred Eighty-Nine Million Dollars ($3,289,000,000).
“Business” means the business, activities and operations of the Company Group Entities, including the sponsorship and management of the Company Funds.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Buyers” has the meaning set forth in the Preamble and includes any permitted successor or assign thereof.
“Buyer Material Adverse Effect” means any change, event, circumstance, effect, development, condition or occurrence (each, an “Effect”) which, individually or together with any other Effects, has had a material adverse effect on (a) the business, condition (financial or otherwise), results of operations or assets of the Buyers and their Subsidiaries, taken as a whole or (b) the ability of the Buyers to timely perform their respective obligations under this Agreement and the Ancillary Agreements or that would materially impede, interfere with, hinder or delay Buyers from consummating the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Buyer Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which the Buyers and their Subsidiaries operate (including legal and regulatory changes); (ii) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from an outbreak or escalation of hostilities, acts of terrorism, cyber terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, flood, hurricane, earthquake, other natural disaster, pandemic, epidemic or disease outbreak (including COVID-19), or other nationally declared public health event, including the material worsening of any of the foregoing, or any COVID-19 Actions or COVID-19 Measures, or any Law or Order issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any such public health event; (v) Effects arising from changes in accounting principles or Laws (including any COVID-19 Measures) or the interpretation or enforcement thereof; (vi) Effects arising from changes in Taxes or the interpretation or enforcement thereof; (vii) Effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby other than for purposes of Section 5.2(b) (Authority; Validity of Agreements; No Violations); (viii) the failure to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute a Buyer Material Adverse Effect under this definition); (ix) any breach of this Agreement by any Seller or Company; or (x) Effects resulting from the announcement or disclosure of the transactions contemplated herein; provided, however, that “Buyer Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (v) above to the extent that the Buyers and their Subsidiaries, taken as a whole, are materially disproportionately affected relative to similarly situated other participants in the industries or geographies in which the Buyers
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and their Subsidiaries operate taken as a whole. For the avoidance of doubt, a Buyer Material Adverse Effect shall be measured only against past performance of the Buyers and their Subsidiaries, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Buyers and their Subsidiaries.
“Buyer SEC Documents” means, collectively, all reports, schedules, forms, certificates, prospectuses and registration, proxy and other instruments filed with the SEC, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein.
“Buyer Stock” means the shares of common stock, par value $0.20 per share, of Buyer 1.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended.
“Cash” means an amount (which may be negative) equal to all cash and cash equivalents of the Company Group Entities as of 12:01 a.m. ET on the Closing Date, in each case determined in accordance with GAAP, minus (a) $3,600,000 and (b) outstanding checks, wires, and ACH payments issued by the Companies but not yet cased, cleared, presented for payment or received, as applicable, to the extent taken into account in the determination of the Final Working Capital.
“Cash Percentage” means, with respect to each Seller, a percentage equal to (a) 100%, minus (b) such Seller’s Stock Percentage.
“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock, equity interests or other securities, in a single transaction or series of related transactions, representing more than fifty percent (50%) of the equity or voting interests of either of the (i) Partnership and its Subsidiaries and Controlled Affiliates, taken as a whole, or (ii) Company Group Entities, taken as a whole (in each case, including by means of a spin-off, split-off, public offering or similar structure), (b) merger, consolidation or other business combination directly or indirectly involving either of (i) the Partnership or any of its Subsidiaries or Controlled Affiliates representing more than (50%) of the assets of the Partnership and its Subsidiaries and Controlled Affiliates, taken as a whole, or (ii) any of the Company Group Entities representing more than (50%) of the assets of the Company Group Entities, taken as a whole, (c) reorganization, recapitalization, liquidation, dissolution or similar structure directly or indirectly involving either of (i) the Partnership or any of its Subsidiaries or Controlled Affiliates representing more than (50%) of the assets of the Partnership and its Subsidiaries and Controlled Affiliates, taken as a whole, or (ii) any of the Company Group Entities representing more than (50%) of the assets of the Company Group Entities, taken as a whole, in each case which results in any one Person (other than Buyers or their Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding Buyers or their Affiliates), acquiring direct or indirect beneficial ownership of equity interests or other securities of, in the case of clause (c)(i), the Partnership or any of its Subsidiaries or Controlled Affiliates, or, in the case of clause (c)(ii), any of the Company Group Entities, in each case which, together with the equity interests or other securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power or economic rights of the equity interests or other securities of, in the case of clause (c)(i), the Partnership or any of its Subsidiaries or Controlled Affiliates, taken as a whole, or, in the case of clause (c)(ii), the Company Group Entities, taken as a whole, (d) direct or indirect
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sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent more than fifty percent (50%) of the consolidated revenue, consolidated operating income or consolidated assets of either of (i) the Partnership and its Subsidiaries and Controlled Affiliates, taken as a while, or (ii) the Company Group Entities, taken as a whole, (e) other transaction having a similar effect to those described in clauses (a) through (d), or (f) any transaction as a result of which Buyers or their Affiliates cease to Control the Partnership and its Subsidiaries and Controlled Affiliates.
“Change of Control Event” means (a) a Change of Control that is not also a Change of Control of Buyer 1 (the definition of Change of Control applying to Buyer 1 mutatis mutandis) and (b) (i) a Change of Control of Buyer 1 (the definition of Change of Control applying to Buyer 1 mutatis mutandis) or (ii) within twelve (12) months of the Change of Control described in clause (b)(i), either (x) GRA’s or (y) all of the OHA Senior Partners’ (other than GRA) employment pursuant to such Person’s employment agreement has been terminated by Buyer 1 without Cause (as defined in such Person’s employment agreement) or by such Person for Good Reason (as defined in such Person’s employment agreement).
“Client” means any Person to which any Company Group Entity provides investment management or investment advisory services, including any sub-advisory services, administration services or similar services, including each Company Fund (and, where provided herein, each investor in each Company Fund).
“Client Consent” means, with respect to a Client that is a Company Fund, the consent of each Company Fund to the “assignment” (as defined in the Advisers Act) or continuation of its Client Contract resulting from the consummation of the Transactions if and to the extent required by the terms of such Client Contract, the applicable Fund Documentation or applicable Law, and in the manner required by the terms of such Client Contract, applicable Fund Documentation (including, for the avoidance of doubt, any applicable provisions in any side letter (including those elected by way of most favored nations terms) to the extent not otherwise waived) or applicable Law.
“Client Contract” means a Contract under which any Company Group Entity provides investment advisory, investment management, investment sub-advisory, administration or similar services to a Client.
“Client Deficit Percentage” means a percentage equal to (a) 95%, minus (b) (i) the Consenting Client AUM, divided by (ii) the AUM as of the date hereof; provided, that in no event, shall the Client Deficit Percentage be greater than 100%; provided, further, that if the fraction, expressed as a percentage, the numerator of which is the Consenting Client AUM and the denominator of which is AUM as of the Closing is 95% or greater, then the Client Deficit Percentage shall be 0%.
“CLO 1 Purchase Price” means the Asset Value of the equity interests issued by OHA Credit Partners XI, Ltd. to the Partnership as of December 31, 2021.
“CLO 2 Purchase Price” means the Asset Value of the equity interests issued by OHA Credit Partners XIII, Ltd. to the Partnership as of December 31, 2021.
“CLO 3 Purchase Price” means the Asset Value of the equity interests issued by (i) Oak Hill European Credit Partners III Designated Activity Company, (ii) Oak Hill European Credit Partners IV Designated Activity Company, (iii) Oak Hill European Credit Partners V Designated Activity Company, (iv) Oak Hill European Credit Partners
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VI Designated Activity Company, (v) Oak Hill European Credit Partners VII Designated Activity Company, and (vi) Oak Hill European Credit Partners VIII Designated Activity Company, in each case, to Oak Hill Advisors (Europe), LLP, in each case as of December 31, 2021.
“CLO Adjustment Escrow Amount” means $10,000,000.
“CLO Entities” means (i) OHA Credit Partners XI, Ltd., (ii) OHA Credit Partners XIII, Ltd., (iii) Oak Hill European Credit Partners III Designated Activity Company, (iv) Oak Hill European Credit Partners IV Designated Activity Company, (v) Oak Hill European Credit Partners V Designated Activity Company, (vi) Oak Hill European Credit Partners VI Designated Activity Company, (vii) Oak Hill European Credit Partners VII Designated Activity Company, and (viii) Oak Hill European Credit Partners VIII Designated Activity Company.
“CLO Purchase Price” means (a) the CLO 1 Purchase Price, plus (b) the CLO 2 Purchase Price, plus (c) the CLO 3 Purchase Price, plus (d) the GP Co-Invest Purchase Price.
“Closing Indebtedness” means the sum of (a) the sum of the principal amount of Indebtedness of the Company Group Entities that is (i) outstanding under the Credit Agreement and (ii) consists of unfunded defined benefit pension obligations in respect of OHA Retirement Plan, in each case, as of immediately prior to the Closing and (b) the amount by which the risk retention financing associated with Oak Hill European Credit Partners V Designated Activity Company (“ECLO V”) as of immediately following the reset and refinancing of the risk retention financing associated with ECLOV that occurred on December 10, 2021 (the “ECLO V Refinancing”) exceeded the amount of risk retention financing associated with ECLO V as of immediately prior to the ECLO V Refinancing (which, by way of illustrative example, has been calculated by the Seller Representative as of the Closing Date as approximately $2,592,000).
“Closing Working Capital” means the Working Capital as of 12:01 a.m. ET on the Closing Date, determined in accordance with the Accounting Principles.
“Co-Investment Adjustment Escrow Amount” means $20,000,000.
“Co-Investment Percentage” means the percentage of the Estimated Co-Investment Purchase Price owned by each applicable Co-Investment Seller as set forth opposite their name on Annex A-10.
“Co-Investment Purchase Price” means (a) the OHA Centre Street LimPar Price, plus (b) the OHA Partner Global Co-Investment II Purchase Price, plus (c) the Contributed Amount in respect of the Co-Investment Entities.
“Code” means the U.S. Internal Revenue Code of 1986.
“Collateralized Loan Vehicle” means any collateralized loan obligation entity (or other Person) or similar securitization vehicle to which the Partnership or any of its Affiliates provides investment management or investment advisory services, including any sub-advisory services, administration services or similar services.
“Commercially Available Software” means commercially available software that has not been modified or customized by a third party for the Company and that is licensed pursuant to a non-negotiated agreement.
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“Companies Financial Statements” means (a) the audited financial statements of the Partnership and its combined entities, on a combined and consolidated basis, for the year ending December 31, 2020, including the combined statements of financial position as of such dates and the related combined statements of operations and comprehensive income, changes in capital (deficit) and cash flows for the years then ended, and (b) the unaudited financial statements of the Partnership and its combined entities, on a combined and consolidated basis, for the six month period ending June 30, 2021, including the combined statements of financial position as of such date and the related combined statements of operations and comprehensive income, changes in capital (deficit) and cash flows for the six month period then ended.
“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of any Company Group Entity, any Co-Investment Entity or any Company Fund.
“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement delivered by the General Partner and the Companies to Buyers and Merger Subs in connection with the execution and delivery of this Agreement.
“Company Fund” means any investment fund or other vehicle (including any general or limited partnership, corporation account, trust, limited liability company, Collateralized Loan Vehicle, SMA or other Entity and whether or not dedicated to a single investor, but excluding any personal co-investment vehicles and vehicles related to non-profit organizations, that in each case are unrelated to the Business) (a) organized, sponsored, promoted, managed, controlled or advised by any of (i)  the Company Group Entities or any of their respective Controlled Affiliates, (ii) Glenn R. August or William H. Bohnsack, Jr. or any of their respective Controlled Affiliates at any time during their Association with OHA or (iii) any of the other OHA Partners or any of their respective Controlled Affiliates at any time during their Association with OHA, (b) for which any of the entities or individuals described in clause (a) above acts or acted (during their Association with OHA, in the case of such individuals) as investment adviser, investment sub-adviser, general partner, managing member, manager, administrator or in a similar role or (c) from which any of the individuals or entities described in clause (a) above receives or received (during their Association with OHA, in the case of such individuals), directly or indirectly, management fees, carried interest, performance fees or other revenues of any kind; provided, however, that no Portfolio Company shall be a “Company Fund.”
“Company Group Entities” means the Companies and their Subsidiaries and other Controlled Affiliates of any of the Companies (other than any Company Fund and any of their Subsidiaries and other than any Portfolio Company).
“Company IPR” means any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by any Company Group Entity or Company Fund.
“Consent” means, as the context requires, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption, variation, clearance or Order of, or registration, declaration or filing with, any Person, including any Governmental Authority.
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“Consenting Client AUM” means, as of any date of determination, the aggregate AUM attributable to Company Funds for which Client Consents have been received as of such date, plus any new commitments or subscriptions following the date hereof and prior to Closing attributable to Company Funds for which Client Consents have been received as of such date, minus any redemptions following the date hereof and prior to the Closing attributable to Company Funds for which Client Consents have been received as of such date. For the avoidance of doubt, any Client Consents that are received within ninety (90) days following the Closing shall be taken into account when determining the Final Consideration pursuant to Section 2.4.
“Consideration” shall mean (a) (i) the Base Consideration, multiplied by (ii) (A) 100%, minus (B) the Client Deficit Percentage, minus (b) the Closing Indebtedness, minus (c) the Adjustment Escrow Amount, minus (d) the Seller Representative Reserve Amount, minus (e) Transaction Expenses, plus (f) an amount equal to the Working Capital Overage (based on the Working Capital Estimate), if any, minus (g) an amount equal to the Working Capital Underage (based on the Working Capital Estimate), if any, plus (h) Cash, minus (i) the Estimated Co-Investment Purchase Price, minus (j) the Estimated CLO Purchase Price, minus (k) the Co-Investment Adjustment Escrow Amount, minus (l) the CLO Adjustment Escrow Amount. For the avoidance of doubt, if Working Capital falls between the Working Capital Target Upper Amount and the Working Capital Target Lower Amount, there shall be no adjustment to Consideration in respect of Working Capital.
“Contract” means any agreement, contract, arrangement, understanding, or other legally binding obligation or commitment, and any amendments, modifications and supplements thereto.
“Contributed Amount” means, with respect to any Seller, (x) the amount such Seller has contributed to the Companies and their respective Subsidiaries from the date hereof through the Closing or (y) the amount such Seller has contributed to the Co-Investment Entities and their respective Subsidiaries from June 30, 2021 through the Closing.
“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.
“Corporate Holdco” means MGP, WHB, Inc, Holdco 3 and Holdco 4.
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related mutations, evolutions, variations, strains and sequences), including any intensification, resurgence or any evolutions, variants or mutations thereof.
“COVID-19 Actions” means any action taken to comply with COVID-19 Measures applicable to the Company Group Entities, the Co-Investment Entities, the Company Funds or their respective Affiliates, which actions are (i) reasonably consistent with the actions taken by other similarly situated participants operating in the same or substantially similar industry or geographies in which any of the Company Group Entities, the Co-Investment Entities, the Company Funds or their respective Affiliates operates, (ii) reasonably consistent with policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization or other applicable Governmental Authorities, or (iii) reasonably necessary to protect the
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health or safety of the Company Group Entities’ or their respective Affiliates’ employees or other individuals having business dealings with the foregoing, in each case, as determined in good faith by the Companies.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, decree, judgment, injunction or other Order or directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Act, the Payroll Tax Executive Order, and any other COVID-19 relief measure hereafter adopted by any Governmental Authority.
“Credit Agreement” means Second Amended and Restated Credit Agreement, dated as of July 6, 2018, by and among the Partnership and the other borrowers party thereto, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, as amended, modified, restated or supplemented from time to time.
“Current Assets” means, as of any date of determination hereunder, the combined current assets of the Company Group Entities, as well as any other prepaid expenses paid by the Company Group Entities prior to Closing, without taking into account cash and cash equivalents and due from equity method investee, in each case, as defined in accordance with the Accounting Principles.
“Current EU Risk Retention Rules” means Article 6 of Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017.

“Current Liabilities” means, as of any date of determination hereunder, the combined current liabilities of the Company Group Entities, without taking into account short term borrowings under the Credit Agreement and unfunded defined benefit pension liability, in each case, as defined in accordance with the Accounting Principles, and taking into account off-balance sheet partner distributions payable at the Partnership; provided, that Current Liabilities shall not include Transaction Expenses or any accrual in respect of the Non-Partner Pool Amount.
“Data Security Breach” means any material unlawful or unauthorized access to, acquisition of, disclosure, use, loss, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of any Company Group Entity, Co-Investment Entity or Company Fund.
“Deductible” means fifty percent (50%) of the Retention Cap.
    “Disabled” means, with respect to any Key Executive, such Key Executive has been unable to perform his material duties in relation to the Company Group Entities after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for at least forty-five (45) days (including weekends and holidays) in the sixty (60) day period immediately preceding the Closing, and would not reasonably be expected to be able to perform such duties after reasonable accommodation for at least two hundred seventy (270) days (including weekends and holidays) in the three hundred sixty-five (365) day period immediately following the Closing. Each Key Executive shall cooperate in all respects with Buyers if a question arises as to whether such Key Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists mutually
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agreed upon between the Buyers and such Key Executive and authorizing such medical doctors and other health care specialists to discuss such Key Executive’s condition with the Buyers).

“Distribution Agreement” means any Contract for the distribution, placement or sales of shares, interests or units of a Company Fund, including any Contract with a placement agent.
“Earnout Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Annex A-7.
“Electing Holdco Sellers” means Krase 2004 Family Trust and Scott D. Krase.
“Employee Earnout Amount” means an amount payable to employees of the Partnership or any of its Subsidiaries as determined by the Buyers in respect of a Final Earnout Amount or a Non-Disputed Earnout Amount; provided, that the Employee Earnout Amount, together with any portion of such amount that will otherwise be treated by Buyer 1 as “compensation” for accounting purposes, shall not exceed 30% of the aggregate amount of such Final Earnout Amount or Non-Disputed Earnout Amount that would have been payable to the OHA Partners and their Affiliates but for the application of Section 2.11(o); provided, further that the Employee Earnout Amount shall not exceed 20% of the aggregate amount of such Final Earnout Amount or Non-Disputed Earnout Amount that would have been payable to the OHA Partners and their Affiliates but for the application of Section 2.11(o).
“Encumbrance” means, whether arising under any Contract or otherwise, any options, preemptive rights, debts, claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of first refusal, assessments, voting trust agreements, options, rights of first offer, proxies, title defects, rental, credit, factoring or conditional sale or other similar agreement on deferred terms and charges or other similar restrictions or limitations.
“Entity” means a Person that is not a natural person.
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
    “EU Risk Retention Rules” means the Current EU Risk Retention Rules or the Previous EU Risk Retention Rules, as applicable.

“Event of Default” means a OHA Senior Partners Default or a Breach Event of Default, each as defined in the Letter Agreement.
“Existing GenPar LPA” means the Fifth Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of February 22, 2018, as amended from time to time.
“Existing LPA” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 22, 2018, as amended from time to time.
“Existing Relationship Agreement” means the Amended and Restated Relationship Agreement, dated as of February 22, 2018, by and among the Partnership,
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General Partner, WSI Otter Investments LLC, FW, and with respect to certain provisions contained therein, Glenn R. August, William H. Bohnsack, Jr., Scott D. Krase, Robert B. Okun, Alan Schrager, Carl L. Wernicke, Adam Kertzner, Thomas Wong, Douglas Henderson, Alexandra Jung, T.K. Narayan, Jason Serrano and Frederic W. Thomas, Jr., as the same may be amended or modified from time to time.
“Fraud” means, with respect to a Party, an actual and intentional fraud under Delaware common law with respect to any material statement in any representation or warranty set forth in Article III (Representations and Warranties of Sellers), Article IV (Representations and Warranties regarding the Company Group Entities) or Article V (Representations and Warranties of Buyers and Merger Subs) (as applicable); provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if (i) with respect to Buyers, the individuals listed in the definition of “Knowledge of the Buyers” herein, (ii) with respect to the Company Group Entities, the individuals listed on Schedule 1.1-D of the Company Disclosure Schedule, and (iii) with respect to the Sellers, the individuals listed on Schedule 1.1-B of the Seller Disclosure Schedule, in each case, had actual knowledge of such actual and material breach when the related representations and warranties were made with the express intention that the other party would rely thereon to its detriment, and such other party actually relied thereon to its detriment.
“Fund Documentation” means, with respect to each Company Fund, the limited partnership agreement or equivalent Organizational Document of such Company Fund and any advisory, management or sub-advisory agreements with respect to such Company Fund, together with the subscription agreements for such Company Fund (including investor side letters), in each case, that is in effect as of the date hereof. With respect to Collateralized Loan Obligations, Fund Documentation shall also include any applicable indenture or trust deed and any letters or agreements related to the EU Risk Retention Rules.
“GAAP” means United States generally accepted accounting principles and practices as in effect on the date of this Agreement (unless a different period is expressly stated in this Agreement), consistently applied.
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court and any Self-Regulatory Organization.
“GP Co-Invest Entities” means OHA European Strategic Credit Fund, OHA Centre Street Partnership, L.P., OHA Diversified Credit Strategies Funds and Parallels, OHA UK Customized RMBS Master Fund, L.P., ALOHA European Credit Fund, L.P., OHA Finlandia Credit Fund, L.P., OHA Enhanced Credit Strategies Master Fund, L.P., OHAT Credit Fund, L.P., OHA Delaware Customized Credit Fund, L.P., OHA Delaware Customized Credit Fund-F, L.P., OHA Custom Multi-Sector Credit Master Fund, L.P., OHA S.C.A., SICAV-SIF, OHA LDN, OHA Dynamic Credit Orca Fund, OHA Newbury Partners, OHA Structured Products Fund C, LP, OHA Structured Products Fund D, LP, OHA-CDP ESCF, LP, OHA BCSS / MPS SSD, OHA BCSS / MPS SSD II, OHA AD Customized Credit Fund (Europe), LP, OHA AD Customized Credit Fund (International), LP, OHA CLO Strategies Fund, Credit Origination Vehicle (COV), OHA KC Customized Credit Master Fund, L.P., OHA TKY Customized Credit Fund, L.P., OHA TKY Customized Credit Fund II, L.P., OHA Artesian Customized Credit Fund I, L.P., OHA Black Bear, OHA AD Dislocation Credit Fund, L.P., OHA AD Customized
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Credit Fund (International), L.P. (Vintage II), OHA Real Asset Opportunities Fund, OHA Structured Products Fund II, OHA SA Customized Credit Fund, OHA Tactical Investment Fund, OHA Strategic Credit Fund II and any other equity interests issued to the SPVs or their subsidiaries following the date hereof in exchange for an initial or subsequent contribution in a new Company Fund.
“GRA” means Glenn R. August.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“IFRS” means International Financial Reporting Standards as in effect on the date of this Agreement (unless a different period is expressly stated in this Agreement).
“Incentive Allocation” means, with respect to any SPV Seller for any time period, the aggregate amount of distributions that such SPV Seller was entitled to receive as distributions from each of the SPVs pursuant to the Organizational Documents of such SPVs in effect as of immediately prior to the Closing in respect of the aggregate amounts of income allocable or payable in respect of such time period by any Company Fund and/or Client to each SPV set forth on Schedule 2.10(b) of the Seller Disclosure Schedule (each, an “Allocation SPV”) or its Subsidiaries or Controlled Affiliates, serving (directly or indirectly through its Subsidiaries or Affiliates) as the general partner, managing member or person serving in a similar capacity of such Company Fund or other Client, pursuant to the Organizational Documents of such Company Fund or other Client or any Side Letter entered into by such Company Fund or other Client, on account of the incentive allocation or other performance-based compensation and/or allocations attributable to such Allocation SPV provided for therein, in each case, calculated pursuant to and in accordance with GAAP and in a manner consistent with past practice of such Allocation SPV. Schedule 2.10(b) of the Seller Disclosure Schedule sets forth a list of each Allocation SPV that receives or is allocated Incentive Allocation from a Company Fund and/or other Client.
“Income Taxes” means all Taxes that are imposed on net or gross income (or that include as one of their alternative bases a Tax imposed on net or gross income, or gross receipts), including any interest, penalty or addition thereto.
“Incremental Restructuring Closing Payment” means $49,000,000.
“Incremental Payment Percentage” means, with respect to each Seller set forth therein, the percentage set forth opposite such Seller’s name on Annex A-11.
“Incremental Restructuring Contingent Payment” means the amount (if any) to be paid to an Electing Holdco Seller or Merged Holdco Seller in accordance with Section 2.13(e)
“Incremental Restructuring Payment Cap” means $83,000,000; provided, however, if the amount of purchase price allocated to the Partnership (and, without duplication, the General Partner) is changed from 82.7% of the Estimated Consideration and 85.6% of the Final Earnout Amount, the Incremental Restructuring Payment Cap shall be adjusted in a manner consistent with Section 2.13 to reflect such change.
“Indebtedness” means, with respect to a Person and without duplication, the aggregate amount of liabilities of such Person (including, in each case, any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable
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in connection therewith) relating to: (a) any indebtedness of such Person for borrowed money; (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under any leases required to be capitalized on a balance sheet in accordance with GAAP (prepared as if ASC 842 and IFRS 16 have not taken effect); (d) any obligation of such Person under any factoring, securitization or other similar facility or arrangement; (e) any reimbursement obligation of such Person with respect to letters of credit or bankers’ acceptances (in each case, solely to the extent drawn or called); (f) any obligation of such Person issued or assumed as the deferred purchase price of property or services, including any earn-out or similar obligations; (g) any obligation to redeem or otherwise repurchase any shares of capital stock or other equity securities of such Person; (h) liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities (for clarity, excluding ordinary course trade payables); (i) liabilities of such Person for any purchase price adjustment or deferred purchase price of the Companies related to any acquisitions by the Companies, including all “earnout” obligations and obligations resulting from any holdback, performance bonus or other contingent payment arrangement; (j) all unfunded and underfunded obligations in respect of any Plan, including relating to (i) any defined benefit pension, nonqualified deferred compensation, or retiree medical or life insurance plan, program, agreement or arrangement, (ii) the aggregate paid time off amount for all employees, (iii) bonuses, commissions, retention and other cash incentive compensation, in each case, relating to any period ending prior to, or including, the Closing, (iv) all severance and other similar obligations to Persons whose employment or other service with any Company Group Entity terminated prior to the Closing or who received or provided a notice of termination prior to the Closing, and (v) the employer’s share of any employment, unemployment, payroll and similar Taxes payable in connection with the foregoing obligations described in this clause (j); (k) any accrued but unpaid Income Tax of any Company (which amount shall not be less than zero) in any jurisdiction and any payroll Taxes deferred under the CARES Act and not paid prior to the Closing); (l) all obligations of such Person in respect of acceptances issued or created for the account of such Person; (m) all liabilities secured by any Encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for payment thereof and (n) any guarantees or “keep-well” or similar agreements or arrangements of such Person for the obligations or liabilities of another Person of the type described in clauses (a) through (m) above; provided that Indebtedness shall not include (A) any obligations under any letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness solely among the Companies and any of their wholly-owned Subsidiaries, (C) any endorsement of negotiable instruments for collection in the ordinary course of business and (D) Transaction Expenses.
“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in all jurisdictions worldwide, whether registered or unregistered, including all rights pertaining to or deriving from: (i) patents, (ii) inventions and discoveries, invention disclosures, and industrial designs, whether or not patentable, (iii) trademarks, service marks, certification marks, services names, brands, domain names, trade dress, trade names, social media account handles, uniform resource locators, corporate names, and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, (iv) copyrights, moral rights, works of authorship and rights in data and databases, whether or not copyrightable, (v) confidential and proprietary information, including trade secrets, know-how and invention rights and client lists, investment track record and other similar rights, (vi) computer software and firmware, including data files, source code, object code and software-related specifications and documentation, and (vii) registrations,
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applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing in (i)-(iv).
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment.
“Key Executives” means GRA and WHB.
“Knowledge of such Holdco Seller” means (i) with respect to Holdco 1 Sellers, the knowledge of GRA, (ii) with respect to Holdco 2 Sellers, WHB, (iii) with respect to Holdco 3 Sellers, Robert B. Okun, and (v) with respect to Holdco 4 Sellers, Carl L. Wernicke, in each case, after reasonable inquiry
“Knowledge of the Buyers” means the knowledge of Robert Sharps, Jennifer Dardis, Melissa Warren and Charles Battenfeld, in each case, after reasonable inquiry.
“Knowledge of the Companies” means the knowledge of GRA, WHB, Mark Zaeske or Gregory S. Rubin, in each case, after reasonable inquiry.
“Law” means all U.S. and non-U.S. federal, state, provincial or local laws, statutes, ordinances, Orders, administrative interpretation or rules of common law, codes, regulations, directives, rules, other civil and other codes and any other requirements which have the similar effect of any Governmental Authority.
“Market Disruption Event” means (i) a failure by the National Securities Exchange on which the Buyer Stock is listed to open for trading during its regular trading session; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for the Buyer Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the National Securities Exchange on which the Buyer Stock is listed or otherwise) in the Buyer Stock or in any options contracts or futures contracts relating to the Buyer Stock.
“Marketing Literature” includes all explanatory memoranda, private placement memoranda, offering documents, marketing documents, advertisements, road show presentations, scheme particulars, key features documents, wrappers and prospectuses relating to any Company Fund or to the services of any Company Group Entity, in each case that were prepared, produced, issued or distributed to prospective or current investors in any Company Fund.
“Material Adverse Effect” means any Effect which, individually or together with any other Effects, has had a material adverse effect on (a) the business, condition (financial or otherwise), results of operations or assets of the Company Group Entities, taken as a whole or (b) the ability of the Sellers or the Companies to timely perform their respective obligations under this Agreement and the Ancillary Agreements or that would materially impede, interfere with, hinder or delay Sellers or the Companies from consummating the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into
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account in determining whether there has been, a “Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which the Company Group Entities operate (including legal and regulatory changes); (ii) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from an outbreak or escalation of hostilities, acts of terrorism, cyber terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, flood, hurricane, earthquake, other natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or other nationally declared public health event, including the material worsening of any of the foregoing, or any COVID-19 Actions or COVID-19 Measures, or any Law or Order issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, any such public health event; (v) Effects arising from changes in Taxes, or the interpretation or enforcement thereof; (vi) Effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby other than for purposes of Section 4.5 (No Conflicts); (vii) the failure to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute a Material Adverse Effect under this definition); (viii) any breach of this Agreement by any Buyer or Merger Sub; or (ix) resulting from the announcement or disclosure of the transactions contemplated herein; provided, however, that “Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (iv) above to the extent that the Company Group Entities, taken as a whole, are materially disproportionately affected relative to similarly situated other participants in the industries or geographies in which the Company Group Entities operate taken as a whole. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company Group Entities, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Company Group Entities.
“Material Contract” means any Contract to which any Company Group Entity or any Company Fund is a party or by which it or any of its properties or assets is bound of the type listed below:
(a)    Client Contracts, Distribution Agreements and other Fund Documentation (excluding Marketing Literature);
(b)    Leases;
(c)    all Contracts concerning Intellectual Property Rights or IT Assets to which any Company Group Entity or Company Fund is a party or by which any Company Group Entity or Company Fund, or any of its properties or assets, may be bound, pursuant to which: (i) the Company Group Entity or Company Fund uses or has been granted any license or other rights (including rights granted on a service basis) under any Intellectual Property Rights owned by any other Person (other than Commercially Available Software or data for which the Company has paid less than $250,000); or (ii) the Company Group Entity or Company Fund has granted to any other Person any license or other rights under any Company IPR (other than non-exclusive licenses granted by the Company in the ordinary course of business in connection with
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Commercially Available Software or the sale, lease or transfer of finished products or services to customers on standard terms and conditions made available to Buyer) (the agreements listed in subsections (i) through (ii) above, the “IP Contracts”);
(d)    Contracts relating to any Indebtedness in excess of $10,000,000;
(e)    any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of any Company Group Entity or any Company Fund, between a Company Group Entity or any Company Fund, on one hand, and a Person who is not a Company Group Entity or a Company Fund, on the other hand, other than in the ordinary course of business consistent with past practice and excluding any Company Fund investment;
(f)    stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements (including all exhibits, schedules and annexes thereto) entered into within the past three (3) years or that otherwise have any obligations or liabilities (including any indemnification obligations) outstanding;
(g)    Contracts pursuant to which any Company Group Entity has made payments of more than $1,000,000 in the twelve (12) months preceding the date hereof;
(h)    any Contract that requires a Company Group Entity to pay any commission, finder’s fee, royalty or similar payment in excess of $5,000,000 in the aggregate;
(i)    any material Contracts related to the rendering of prime broker or clearance services to any Company Group Entity or any Company Fund;
(j)    any Contract requiring any Company Group Entity or Company Fund (i) to co-invest with any other Person, (ii) to provide seed capital or similar investment or (iii) to invest in any investment product (including any such Contract requiring additional or “follow-on” capital contributions to any Company Fund), that in each case has any obligations that remain outstanding but excluding any commitments to any Company Fund by any Company Group Entity or investor thereto;
(k)    any Contract that provides for earn-outs or other similar contingent obligations;
(l)    other than as set forth in the Organizational Documents of the Company Group Entities that have been provided to Buyers prior to the date of this Agreement, any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation that purports to limit or restrict in any respect (i) the freedom or ability of any Company Group Entity or the Business to solicit customers, employees, contractors, or other personnel or to compete in any line of business or with any Person or in any area (including the ability to invest in industry or geographic sectors or in competitors of specified persons), or (ii) the manner in which, or the localities in which, all or any portion of the Business is or, immediately following consummation of the Transactions, will be conducted;
(m)    any collective bargaining agreements or other Contracts with any labor union, labor organization, or similar Person;
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(n)    any agreement that provides for indemnification of any officer, director, employee or agent of any of the Company Group Entities (other than the applicable Organizational Documents of the Company Group Entities);
(o)    any employment agreement, consulting agreement or other Contract with any member, officer, director, employee or individual service provider of any of the Company Group Entities providing for annual compensation or fees in excess of $500,000 other than any such agreement which is terminable on 30 days’ notice or less without material severance; and
(p)    any Contract that provides for the settlement of any Proceeding that contains any material ongoing payment or conduct obligations; and
(q)    any Contract with any current or former owner, director, officer and employee and any Company Group Entity with any restrictive covenants in favor of any Company Group Entity that remain in effect;
provided that Material Contracts shall not include contracts, agreements or instruments of the Company Funds solely relating to the acquisition, ownership or disposition of securities of Portfolio Companies.
“Maximum Earnout Amount” means $900,000,000.
“Most Recent Balance Sheets” means the combined statements of financial position of the Partnership and its combined entities as of June 30, 2021, as included in the Companies Financial Statements.
“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.
“Non-Disclosure Agreement” means the non-disclosure agreement, dated as of March 3, 2021, between the Partnership and Buyer 1.
“Oak Hill Hong Kong” means Oak Hill Advisors (Hong Kong) Limited, a Hong Kong private company limited by shares.
“OHA Centre Street LimPar Purchase Price” means the Asset Value of OHA Centre Street LimPar as of December 31, 2021.
“OHA Partner” means each of Glenn R. August, William H. Bohnsack, Jr., Alan M. Schrager, Adam Kertzner, Thomas Wong, T.K. Narayan, Frederik Thomas, Jr., Eric Muller, Justin Tasso, Eitan Arbeter, Declan Tiernan, Alexis Atteslis, Musa Sonmez, Nadav Braun, Lucy Panter, Gregory S. Rubin, Matthew Borstein and Harpreet Anand.
“OHA Partner Global Co-Investment II Purchase Price” means the Asset Value of OHA Partner Global Co-Investment II Purchase Price as of December 31, 2021.
“OHA Senior Partner” means each of Glenn R. August, William H. Bohnsack, Jr., Alan M. Schrager and Adam Kertzner.
“Order” means any judgment, outstanding order, injunction, stipulation, award or decree of any U.S. federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding of any Governmental Authority.
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“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other Entity, its declaration or agreement of trust or its constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Parties” means the parties to this Agreement.
“Partnership Income” means, for any time period, the aggregate amount equal to (A) the sum of (x) the aggregate amount of management, advisory, administration, incentive, performance, transaction and monitoring fees and all other fees payable, directly or indirectly, to the Partnership or any of its Subsidiaries or Controlled Affiliates in respect of such time period under any investment management, advisory, administration or similar agreement or Contract in respect of the Company Funds, Clients and/or SMAs plus (y) any other amounts payable, directly or indirectly, to the Partnership or any Subsidiary or Controlled Affiliate thereof in respect of such time period that represent a return on any investment made by the Partnership or its Subsidiaries or Controlled Affiliates minus (B) the aggregate amount of expenses of the Partnership or its Subsidiaries or Controlled Affiliates in respect of such time period excluding any Transaction Expenses, in each case of clauses (A) and (B), calculated pursuant to and in accordance with GAAP and in a manner consistent with past practice of the Partnership.
“Percentage Interest” has the meaning given to such term in the Existing LPA.
“Permitted Encumbrances” means (i) Encumbrances securing the obligations of the Company Group Entities, any Company Fund and/or any Co-Investment Entity pursuant to the Credit Agreement that will be released at Closing, (ii) Encumbrances disclosed in the Companies Financial Statements, the Holdco Financial Statements or any schedules to this Agreement, (iii) Encumbrances for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which appropriate reserves have been established in accordance with GAAP on the Companies Financial Statements), (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances not yet due and payable arising or incurred in the ordinary course of business of the Company Group Entities (and that are not resulting from a breach, default or violation of any Contract or Law), (v) Encumbrances relating to the transferability of securities under applicable securities Laws, (vi) Encumbrances securing rental payments under capitalized leases that do not, individually or in the aggregate, materially impair the use of the applicable asset or property by the Company Group Entities as currently used or the operation of their business as currently conducted, (vii) Encumbrances in favor of the lessors under the Leases, or encumbering the fee simple interest (or any superior leasehold interest) in the real property leased, licensed or subleased by the Company Group Entities pursuant to the Leases that do not, individually or in the aggregate, materially impair the use of the applicable asset or property by the Company Group Entities as currently used or the operation of their business as currently conducted, (viii) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the real property leased, licensed or subleased by the Company Group Entities pursuant to the Leases that do not, individually or in the aggregate, materially impair the use of the applicable asset or property by the Company Group Entities as currently used or the operation of their business as currently conducted, (ix) any
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condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the applicable parcel of real property, in each case which does not materially interfere with the present use of the parcel of real property it affects, (x)  defects, exceptions, restrictions, easements, rights-of-way and other non-monetary Encumbrances that do not, individually or in the aggregate, materially impair the current use of the applicable asset or real property leased, licensed or subleased by the Company Group Entities pursuant to the Leases, (xi) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (xii) Encumbrances created pursuant to or arising under the Existing LPA, the Organizational Documents of any of the SPVs as in effect immediately prior to the Closing or any other Organizational Documents of the Partnership or the SPVs, (xiii) the Encumbrances set forth on Schedule 1.1-C of the Company Disclosure Schedule.
“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Personal Information” means any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws.
“Portfolio Companies” means the issuers of investments owned by the Company Funds.
“Pre-Closing Incentive Allocation” means, with respect to any SPV Seller, (A) the aggregate amount of Incentive Allocation (net of any applicable withholding Taxes actually withheld with respect to distributions or income allocated to Buyer 2 (or any successor Entity thereto or any Entity that may receive distributions on its behalf) and without duplication for amounts actually withheld) that such SPV Seller was entitled to receive from each Allocation SPV and its Subsidiaries and Controlled Affiliates in respect of all time periods prior to and including the fiscal quarter of such Allocation SPV ending on December 31, 2021 pursuant to the Organizational Documents of such Allocation SPV in effect as of immediately prior to the Closing (assuming such Organizational Documents remained in effect following the Closing) plus (B) the aggregate amount of any Remaining Reserves of such Allocation SPV and/or any of its Subsidiaries and/or Controlled Affiliates in respect of all time periods prior to and including the fiscal quarter of such Allocation SPV ending December 31, 2021 which reduced the amount in respect of Pre-Closing Incentive Allocation distributed to such SPV Seller (or its predecessor) by or on behalf of such Allocation SPV prior to December 31, 2021 plus (C) any tax advances (if any) in respect of the pre-December 31, 2021 taxable income of the Tax Advance SPVs that would have been paid pursuant to the Organizational Documents in effect as of immediately prior to the Closing. For the avoidance of doubt, no amount of Incentive Allocation that is crystallized in any time period following December 31, 2021 will increase the amount of Pre-Closing Incentive Allocation, but shall include any current-pay Incentive Allocation that is accrued on or prior to December 31, 2021, but paid following December 31, 2021.
“Pre-Closing Partnership Income” means, with respect to each Holdco Seller, Minority Seller and the General Partner Seller (each, a “Partnership Income Recipient”), (A) the Partnership Income that such Partnership Income Recipient (or any successor Entity thereto or any Entity that may receive distributions on its behalf) is entitled to directly or indirectly receive from the Partnership pursuant to the Organizational Documents in effect as of immediately prior to the Closing (assuming such Organizational Documents remained in effect following the Closing) in respect of the
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period prior to December 31, 2021 plus (B) the aggregate amount of Remaining Reserves of the Partnership and/or any of its Subsidiaries and/or Controlled Affiliates in respect the period prior to December 31, 2021 which reduced the amount in respect of Pre-Closing Partnership Income distributed by or on behalf of the Partnership prior to December 31, 2021 plus (C) any tax advances (if any) that would have been paid in respect of the foregoing pursuant to the Organizational Documents in effect as of immediately prior to the Closing to the extent not already included in the calculation of Partnership Income. For the avoidance of doubt, no amount of incentive fees or performance fees that would otherwise be included in Partnership Income that is crystallized in any time period following December 31, 2021 will increase the amount of Pre-Closing Partnership Income.
“Pre-Closing Tax Period” means, with respect to the applicable Person, any taxable period of such Person ending on or before the Closing Date.
“Previous EU Risk Retention Rules” means the CRR Retention Requirements, the AIFMD Retention Requirements and the Solvency II Retention Requirements

“Privacy Agreements” means any Contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which any Company Group Entity, Co-Investment Entity or Company Fund has entered or is otherwise bound.
“Privacy and Data Security Laws” means any Laws with which any Company Group Entity, Co-Investment Entity or Company Fund is required to comply relating to the privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification.
“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) any binding rules of any applicable self-regulatory organizations in which any Company Group Entity, Co-Investment Entity or Company Fund is or has been a member, to the extent applicable.
“Privacy Policy” means any published policy or notice regarding the Processing of Personal Information, including published website or mobile app privacy policies, published notices or policies related to the privacy of employees, individual contractors, temporary workers, job applicants, directors and officers, and published policies or notices delivered to individual natural person clients, investors and prospects.
“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Annex A-8.
“Pro Rata Proceeds” means, with respect to each Seller, the amount of consideration received by such Seller pursuant to Article II (including, for the avoidance of doubt, all Earnout Amounts received by such Seller).
“Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, charge, demand, citation, summons, subpoena, investigation, litigation, administrative proceeding, examination, audit, review, inquiry or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by, on behalf of, or before any court, tribunal, arbitrator or other Governmental Authority.
“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic
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means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, or combination, restriction, erasure or destruction, relating to such data or combination of data, including Personal Information.
“Purchased Interests” means, collectively, the Purchased General Partner Interests, the Purchased Partnership Minority Interests, the OHA GenPar Principal Investors Interests, the Purchased SPV Interests, the Purchased Co-Investment Interests and the Acquired Holdco Interests.
“Purchased Partnership Entity” means each of the Partnership, the General Partner, the SPVs and the Co-Investment Entities.
“R&W Policy” means, that certain representation and warranty insurance policy issued by Euclid Transactional, LLC with respect to the representations and warranties of Sellers and the Companies set forth in this Agreement purchased by Buyers in connection with the execution and delivery of this Agreement, in the form attached hereto as Exhibit D.
“Related Party” means (a) any Seller, any OHA Partner or any member, partner or other equity holder of, or officer, manager or director of, any Seller, any Company Group Entity or Co-Investment Entity, (b) any spouse, child, parent, parent of a spouse, sibling or grandchild of any of the natural persons listed in clause (a) above, (c) any Affiliate of any of the Persons listed in clause (a) or (b) above, (d) any corporation or organization of which such Person listed in clause (a) or (b) above is an officer or director or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities, other than any Company Group Entity, any Company Fund or any Portfolio Company, and (e) any trust or other estate in which any of the Persons listed in clause (a) or (b) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than any Company Group Entity, any Company Fund or any Portfolio Company.
“Remaining Reserves” means an amount equal to the accrued expenses, reserves, or other items for which provision was made by a Company Group Entity and that reduced distributions of Partnership Income or Incentive Allocation of any Company Group Entity to equityholders of the relevant Company, including amounts held in escrow or otherwise on the books of such Company Group Entity, for the purpose of satisfying any anticipated costs, expenses, liabilities or obligations of such Company Group Entity, in each case, to the extent not paid or used by such Company Group Entity to satisfy any such cost, expense, liability or obligation and not distributed by the relevant Company to its equityholders prior to or as of the Closing.
“Retention Cap” means the Retention (as defined in the R&W Policy) which, for the avoidance of doubt, shall be reduced twelve (12) months following the date hereof pursuant to the R&W Policy (as such amount is reduced from time to time to reflect the aggregate payments for indemnification made by Sellers hereunder).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United
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States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Company Group Entity or any Company Fund is subject.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement delivered by Sellers to Buyers in connection with the execution and delivery of this Agreement.
“Seller Representative Reserve Amount” means $5,000,000.
“SFC” means the Hong Kong Securities and Futures Commission.
“Side Letter” means any agreement or instrument (other than Organizational Documents for the Company Funds) relating to or affecting any Company Fund that provides for consideration (whether in the form of payments reimbursement, waivers, reductions, offsets, capacity rights, enhanced liquidity, enhanced transparency or otherwise) to investors or other Persons of any amounts, contingent or otherwise, based on the management or performance of such Company Fund or that otherwise have the effect or have had the effect of establishing rights under, or altering or supplementing the terms of any other Fund Documentation, including all amendments, modifications and supplements thereto.
“SMA” means any separately managed account to which the Partnership or any of its Affiliates provides investment management or investment advisory services, including any sub-advisory services, administration services or similar services.
“Sold Holdco Incremental Restructuring Payment” means the amount (if any) to be paid to an Electing Holdco Seller in accordance with Section 2.13.
“Specified Permitted Encumbrances” means, in respect of any equity interest in the Holdcos, the Company Group Entities, the SPVs or the Co-Investment Entities, (a) Encumbrances relating to the transferability of such interest under applicable securities Laws, (b) in the case of any equity interest in the Holdcos, the Company Group Entities, the SPVs or the Co-Investment Entities, Encumbrances under the Organizational Documents of the applicable entity that has issued such equity interest (provided that such Organizational Documents, as applicable, have been provided to Buyers prior to the date of this Agreement), and (c) Encumbrances arising out of the Transactions, this Agreement or any Ancillary Agreement.
“Stock Percentage” means, with respect to each Seller, the percentage as set forth on Annex A-9.
“Stock Price” means $198.2291, which amount is equal to, with respect to the Buyer Stock, the arithmetic average of the VWAP for the Buyer Stock for the twenty (20) consecutive Trading Days ending on the date hereof (subject to adjustment for any splits, combinations or reclassifications on or after the date hereof).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such
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corporation or other legal Entity, but does not include the Portfolio Companies or Company Funds.
“Tax” means (i) any federal, state, local, foreign and other taxes, assessments, levies, fees, imposts, duties and charges of whatever kind imposed by any Taxing Authority or similar authority, including, without limitation, taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, duties, transfer, registration, stamp, premium, real property, personal property, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis and (ii) any liability for the payment of any amount of a type described in clause (i) as a result of (A) being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto or (B) any obligation to indemnify or otherwise assume or succeed to the liability of any other Person pursuant to a Tax Sharing Agreement, or as a successor or as a transferee; and in each of clauses (i) – (ii), including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto.
“Tax Advance SPV” means each SPV set forth on Annex A-6.
“Tax Contest” means any Tax audit, examination, or judicial or administrative proceeding relating to Taxes.
“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment, or supplement thereto.
“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement, whether or not written; provided, that “Tax Sharing Agreement” shall not include (i) customary commercial leases or (ii) Contracts entered into in the ordinary course of business that are not primarily related to Taxes.
“Taxing Authority” means the IRS or any other Governmental Authority responsible for the assessment, determination, imposition or collection of any Tax or any other authority exercising Tax regulatory authority.
“Trading Day” means a day during which trading in securities generally occurs on the National Securities Exchange on which the Buyer Stock is listed, except a day on which a Market Disruption Event occurs.
“Transaction Expenses” means, without duplication, (i) to the extent not paid as of immediately prior to the Closing and to the extent not included in the calculation of Closing Indebtedness or Closing Working Capital, all fees and expenses of the Companies and the Sellers in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, including all legal, accounting, financial advisory, consulting, finders’ and
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all other fees and expenses of third parties incurred by or on behalf of the Companies and the Sellers, (ii) costs of the HSR filings required to be made GRA and WHB in respect of GRA’s and WHB’s receipts of Buyer Stock and (iii) transaction-related bonuses, retention awards, change in control payments or other similar amounts payable by any Company Group Entity in connection with or as the result of, the consummation of the Transactions (other than any such payments that are or become payable as a result of any action taken by, or at the direction of, Buyers), and employer’s share of any employment, unemployment, payroll and similar Taxes payable in connection therewith.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer” means any sale, assignment, exchange, transfer, acquisition (whether by purchase, issuance, merger, consolidation or other business combination) or other disposition, whether in a single transaction or a series of related transactions.
“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, this Agreement and the transactions contemplated hereby.
“Treasury Regulations” means the final and temporary U.S. federal tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.
“UK Business Entities” means Oak Hill Advisors (U.K. Services) Limited, Oak Hill Advisors (Europe), LLP and OHA (UK) LLP.
“VWAP” means, for any date, the price determined, by the first of the following clauses that applies: (i) if the Buyer Stock is then listed or quoted on Nasdaq, the daily volume weighted average price of the Buyer Stock for such date (or the nearest preceding date) on Nasdaq as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices), or (ii) if the Buyer Stock is not then listed or quoted on Nasdaq, then the daily volume weighted average price of the Buyer Stock for such date (or the nearest preceding date) on the National Securities Exchange on which the Buyer Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices).
“Wafra” means Wafra Inc., a Delaware corporation.
“WHB” means William H. Bohnsack, Jr.
“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, of or under this Agreement in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would cause a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement.
“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date, determined in accordance with the Accounting Principles.
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“Working Capital Overage” means the amount (expressed as a positive number), if any, by which the Closing Working Capital exceeds the Working Capital Target Upper Amount.
“Working Capital Target Lower Amount” means an amount equal to $25,000,000.
“Working Capital Target Upper Amount” means an amount equal to $33,000,000.
“Working Capital Underage” means the amount (expressed as a negative number), if any, by which the Closing Working Capital falls below the Working Capital Target Lower Amount.
Section 1.2    Other Defined Terms.

Term	Section
2010 Health Care Law	Section 4.19(o)
Acceleration Event	Section 2.11(k)(i)
Accredited Investor	Section 5.4
Acquired Holdco Interests	Recitals
Acquired Management Business	Section 2.11(k)(ix)
Acquired Management Business Entities	Section 2.11(d)
Actual Cumulative Revenue	Section 2.11(k)(ii)
Adjustment Escrow Account	Section 2.5
Allocation SPV	1.1
AML/Sanctions	Section 4.14(t)
Bankruptcy and Equity Exception	Section 3.2(a)
Business IT Assets	Section 4.20(h)
Buyer 1	Preamble
Buyer 2	Preamble
Buyer Financials	Section 5.9(d)
Buyer Fundamental Representations	Section 10.1
Buyer Indemnitees	Section 10.2(a)
Buyer Released Claims	Section 6.16
Buyer Releasing Parties	Section 6.16
Buyer Subsidiaries	Section 5.9(c)
Buyers	Preamble
Certificates of Merger	Section 2.3(a)
Claims Notice	Section 10.4(b)
CLO Adjustment Escrow Account	Section 2.9
CLO Post-Closing Adjustment Statement	Section 2.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Indebtedness Estimate	Section 2.4(a)
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Co-Investment Adjustment Escrow Account	Section 2.7
Co-Investment Cash Closing Payment	Section 2.1(h)
Co-Investment Cash Closing Payments	Section 2.1(h)
Co-Investment Closing Stock Payment	Section 2.1(h)
Co-Investment Closing Stock Payments	Section 2.1(h)
Co-Investment Entities	Preamble
Co-Investment Entity	Preamble
Co-Investment Entity Financial Statements	Section 4.16(b)
Co-Investment Post-Closing Adjustment Statement	Section 2.6(b)
Co-Investment Sellers	Preamble
Companies	Preamble
Company	Preamble
Company Confidential Information	Section 6.17
Company Fundamental Representations	Section 10.1
Company Released Parties	Section 6.16
Company Software	Section 4.20(j)
Cut-off Earnout Measurement Period	Section 2.11(k)(iii)
DGCL	Recitals
Dispute	Section 2.11(c)
Dispute Notice	Section 2.11(c)
Dispute Period	Section 2.11(c)
Earnout Amount	Section 2.11(k)(iv)
Earnout Measurement Period 1	Section 2.11(k)(v)
Earnout Measurement Period 2	Section 2.11(k)(vi)
Earnout Measurement Period 3	Section 2.11(k)(vii)
Earnout Measurement Periods	Section 2.11(k)(viii)
Earnout Period	Section 2.11(h)
Earnout Statement	Section 2.11(b)
Effective Time	Section 2.3(a)
Employment Agreements	Recitals
Equity Rights	Section 3.4(c)
ERISA Affiliate	Section 4.19(a)
ERISA Client	Section 4.15(i)
Estimated Client Deficit Percentage	Section 2.4(a)
Estimated CLO Purchase Price	Section 2.8(a)
Estimated Co-Investment Purchase Price	Section 2.6(a)
Estimated Consideration	Section 2.4(a)
Estimated Statement	Section 2.4(a)
Evaluation Material	Section 6.3(b)
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FCPA	Section 4.14(w)
Filings	Section 4.14(z)
Final Client Deficit Percentage	Section 2.4(h)
Final CLO 1 Purchase Price	Section 2.8(c)
Final CLO 2 Purchase Price	Section 2.8(c)
Final CLO 3 Purchase Price	Section 2.8(c)
Final CLO Purchase Price	Section 2.8(c)
Final CLO Statement	Section 2.8(c)
Final Closing Indebtedness	Section 2.4(h)
Final Co-Investment Purchase Price	Section 2.6(c)
Final Co-Investment Statement	Section 2.6(c)
Final Consideration	Section 2.4(h)
Final OHA Centre Street LimPar Purchase Price	Section 2.6(c)
Final OHA Partner Global Co-Investment II Purchase Price	Section 2.6(c)
Final Statement	Section 2.4(e), Section 2.4(f)
Final Transaction Expenses	Section 2.4(h)
Final Working Capital	Section 2.4(h)
Final Working Capital Overage	Section 2.4(h)
Final Working Capital Underage	Section 2.4(h)
Fundamental Representations Cut-Off Date	Section 10.1
FW	Preamble
General Cut-off Date	Section 10.1
General Partner	Preamble
General Partner Cash Closing Payment	Section 2.1(a)
General Partner Closing Stock Payment	Section 2.1(a)
General Partner Seller	Preamble
Group Interests	Section 4.2(a)
Holdco	Preamble
Holdco Cash Closing Payment	Section 2.1(i)
Holdco Cash Closing Payments	Section 2.1(i)
Holdco Closing Stock Payment	Section 2.1(i)
Holdco Closing Stock Payments	Section 2.1(i)
Holdco Financial Statements	Section 3.4(f)
Holdco Owned Interests	Section 3.4(d)
Holdco 1 Sellers	Preamble
Holdco 2 Sellers	Preamble
Holdco Sellers	Preamble
Holdcos	Preamble
Indemnified Parties	Section 6.6(a)
Indemnified Party	Section 6.6(a)
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Indemnifying Party	Section 10.4(b)
Indemnitee	Section 10.4(b)
Insurance Policies	Section 4.21
Intended Merger Tax Treatment	Recitals
IPR Proceeding	Section 4.20(d)
Leased Real Property	Section 4.10(b)
Leases	Section 4.10(b)
Liabilities	Section 4.7
Lock-Up Agreement	Recitals
Losses	Section 10.2(a)
Management/Performance Fee Revenue	Section 2.11(k)(ix)
Merged Holdco Cash Closing Payments	Section 2.1(c)
Merged Holdco Closing Stock Payments	Section 2.1(c)
Merged Holdcos	Preamble
Merged Holdco Seller	Preamble
Merger 1	Recitals
Merger 2	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
MGP	Preamble
MGP Certificate of Merger	Section 2.3(a)
MGP Excluded Shares	Section 2.1(a)
MGP Merged Holdco Cash Closing Payment	Section 2.1(a)
MGP Merged Holdco Closing Stock Payment	Section 2.1(a)
MGP Restated Charter	Section 2.1(a)
MGP Shares	Recitals
MGP Surviving Bylaws	Section 2.1(a)
MGP Surviving Corporation	Section 2.1(a)
Minority Sellers	Preamble
Non-Disputed Earnout Amount	Section 2.11(d)
Non-Recourse Parties	Section 11.12
Objection Notice	Section 2.4(d)
OFAC	Section 4.14(t)
OHA Centre Street	Preamble
OHA Centre Street LimPar	Preamble
OHA ESC	Preamble
OHA Global GenPar	Preamble
OHA Global PE GenPar	Preamble
OHA Partner Global Co-Investment II	Preamble
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Partnership	Preamble
Partnership Distribution Statement	Section 2.10(a)
Partnership Final Statement	Section 2.4(d)
Partnership Minority Cash Closing Payment	Section 2.1(e)
Partnership Minority Closing Stock Payments	Section 2.1(e)
Pass-Through Tax Contest	Section 6.13(e)(iv)
Paul, Weiss	Section 2.2
Payoff Letters	Section 6.14
Permits	Section 4.14(b)
Plan	Section 4.19(a)
Plans	Section 4.19(a)
Post-Closing Adjustment Statement	Section 2.4(c)
Post-Closing CLO Adjustment Amount	Section 2.8(c)
Post-Closing Co-Investment Adjustment Amount	Section 2.6(c)
Proposed Earnout Amount	Section 2.11(b)
Proposed Revenue Amount	Section 2.11(b)
PTCE	Section 4.15(i)
Purchased Co-Investment Interests	Recitals
Purchased General Partner Interests	Recitals
Purchased Holdco Interests	Recitals
Purchased Partnership Minority Interests	Recitals
Purchased SPV Interests	Recitals
Related Party Agreement	Section 4.13(a)
Restricted Period	Section 6.21(a)
Restricted Person	Section 6.21(a)
Reporting Documents	Section 5.9(a)
Revenue Percentage	Section 2.11(k)(x)
S Corporation	Section 3.4(i)(xv)
SDN List	Section 4.14(t)
Seller Fundamental Representations	Section 10.1
Seller Indemnitees	Section 10.2(c)
Seller Parties	Section 6.7(a)
Seller Released Claims	Section 6.16
Seller Releasing Parties	Section 6.16
Seller Representative	Preamble
Seller Representative Parties	Section 11.13(g)
Sellers	Preamble
Shares	Section 2.3(g)(i)
Sold Holdco Sellers	Preamble
Sold Holdcos	Preamble
SPV Cash Closing Payment	Section 2.1(f)
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SPV Cash Closing Payments	Section 2.1(f)
SPV Closing Stock Payment	Section 2.1(f)
SPV Closing Stock Payments	Section 2.1(f)
SPV Distribution Statement	Section 2.10(b)
SPV Fee Income Distributions	Section 2.10(b)
SPV Sellers	Preamble
SPVs	Preamble
Straddle Period	Section 6.13(a)(iv)
Target Cumulative Revenue	Section 2.11(k)(xii)
Target Cumulative Revenue 1	Section 2.11(k)(xiii)
Target Cumulative Revenue 2	Section 2.11(k)(xiv)
Target Cumulative Revenue 3	Section 2.11(k)(xv)
Target Cut-off Cumulative Revenue	Section 2.11(k)(xvi)
Tax Benefit	Section 10.3(f)
Termination Date	Section 9.1(e)
Third Party Claim	Section 10.4(c)
Transaction Advisors	Section 6.7(a)
Transaction Expenses Estimate	Section 2.4(a)
Transaction Tax Deductions	Section 6.13(d)(iv)
Trigger Event	Section 2.11(k)(xvii)
Wafra Holdco Seller	Preamble
WHB Inc	Preamble
WHB Certificate of Merger	Section 2.3(a)
WHB Excluded Shares	Section 2.1(a)
WHB Merged Holdco Cash Closing Payment	Section 2.1(c)
WHB Merged Holdco Closing Stock Payment	Section 2.1(c)
WHB Restated Charter	Section 2.1(c)
WHB Shares	Recitals
WHB Surviving Bylaws	Section 2.1(c)
WHB Surviving Corporation	Section 2.1(c)
Working Capital Estimate	Section 2.4(a)
Written Consent	Recitals
WSI	Preamble
WSI (S)	Preamble

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ARTICLE II

MERGER, PURCHASE AND SALE
Section 2.1    Merger, Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (it being understood and agreed that (x) the actions set forth in clause (a) shall take place immediately prior to the actions contemplated by clauses (b) and (c), (y) the actions set forth in clauses (b) and (c) shall take place immediately prior to the actions contemplated by clause (d) and (z) the actions set forth in clause (d) shall take place immediately prior to the actions contemplated by the other clauses of this Section 2.1):
(a)    Purchased General Partner Interests. Each General Partner Seller shall sell, assign, transfer and convey to Buyer 2, and Buyer 2 shall purchase, acquire and accept from such General Partner Seller, the Purchased General Partner Interests, which constitute all of the interests such General Partner Seller owns in the General Partner, free and clear of all Encumbrances, other than Specified Permitted Encumbrances, in exchange for (i) an amount equal to (A) such General Partner Seller’s Cash Percentage of such General Partner Seller’s Pro Rata Percentage of the Estimated Consideration plus (B) such General Partner Seller’s Contributed Amount (if any), plus (C) such General Partner Seller's Cash Percentage of such General Partner Seller's Pro Rata Percentage of the Estimated CLO Purchase Price, plus (D) for any General Partner Seller set forth on Annex A-11, such General Partner Seller’s Incremental Payment Percentage of the Incremental Restructuring Closing Payment (each, a “General Partner Cash Closing Payment”), (ii) the amounts payable to such General Partner Seller in accordance with Section 2.4, Section 2.8 and Section 2.10(a), (iii) an amount equal to such General Partner Seller’s Earnout Percentage of each Final Earnout Amount (if any) to be paid in accordance with Section 2.11 (as may be reduced in accordance with Section 2.11(o), if applicable), and (iv) the issuance to such General Partner Seller of Buyer Stock equal to (A) (1) such General Partner Seller’s Stock Percentage of the General Partner Seller’s Pro Rata Percentage of the Estimated Consideration, plus (2) such General Partner Seller’s Stock Percentage of such General Partner Seller's Pro Rata Percentage of the Estimated CLO Purchase Price, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in any applicable Lock-Up Agreement (each, a “General Partner Closing Stock Payment”);
(b)    Merger 1A. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub 1 shall be merged with and into MGP, (b) the separate corporate existence of Merger Sub 1 shall cease and MGP shall continue its corporate existence under Delaware law as the surviving corporation in Merger 1A (the “MGP Surviving Corporation”) and (c) the MGP Surviving Corporation shall become a wholly-owned subsidiary of Buyer 1. At the Effective Time, Merger 1A shall have the effects set forth in this Agreement and the applicable provisions of the DGCL, including Section 259. At the Effective Time, the certificate of incorporation of MGP in effect immediately prior to the Effective Time shall be the certificate of incorporation of the MGP Surviving Corporation (the “MGP Restated Charter”) until, subject to Section 6.6 (Officer and Director Indemnification and Insurance), duly amended or repealed in accordance with the provisions thereof and of applicable Law. The bylaws of Merger Sub 1 in effect immediately prior to the Effective Time shall be the bylaws of the MGP Surviving Corporation (the “MGP Surviving Bylaws”) from and after the Effective Time until, subject to Section 6.6 (Officer and Director Indemnification and Insurance), duly amended or repealed in accordance with the provisions thereof and of the MGP Restated Charter and applicable Law, except that all references therein to Merger Sub 1 shall be automatically amended and shall become
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references to the MGP Surviving Corporation. The Parties shall take all necessary action so that the directors of Merger Sub 1 immediately prior to the Effective Time shall be, from and after the Effective Time, the only directors of the MGP Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the MGP Restated Charter, the MGP Surviving Bylaws and the DGCL. The officers of Merger Sub 1 immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the MGP Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the MGP Restated Charter, the MGP Surviving Bylaws and the DGCL. At the Effective Time, by virtue of Merger 1 and without any action on the part of Buyer 1, Merger Sub 1, MGP or the holders of any equity securities of Merger Sub 1 or MGP: (a) each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the MGP Surviving Corporation, (b) each MGP Share owned by Buyer 1, Merger Sub 1 or MGP or any other direct or indirect wholly owned Subsidiary thereof, in each case as of immediately prior to the Effective Time (collectively, the “MGP Excluded Shares”), shall be cancelled and cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor, and (c) except for the MGP Excluded Shares, each MGP Share that is issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive (i) amounts equal to (A) such Holdco 1 Seller’s Cash Percentage of such Holdco 1 Seller’s Pro Rata Percentage of the Estimated Consideration plus (B) such Holdco 1 Seller’s Contributed Amount (if any), plus (C) such Holdco 1 Seller’s Cash Percentage of such Holdco 1 Seller’s Pro Rata Percentage of the Estimated CLO Purchase Price, plus (D) such Holdco 1 Seller’s Incremental Payment Percentage of the Incremental Restructuring Closing Payment (the “MGP Merged Holdco Cash Closing Payment”), (ii) the amounts payable to such Holdco 1 Seller in accordance with Section 2.4, Section 2.8 and Section 2.10(a), and (iii) issuance to such Holdco 1 Seller of a number of shares of Buyer Stock equal to (A) (1) such Holdco 1 Seller’s Stock Percentage of such Holdco 1 Seller’s Pro Rata Percentage of the Estimated Consideration, plus (2) such Holdco 1 Seller’s Stock Percentage of such Holdco 1 Seller’s Pro Rata Percentage of the Estimated CLO Purchase Price, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in the applicable Lock-Up Agreement (the “MGP Merged Holdco Closing Stock Payment”).
(c)    Merger 1B. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub 2 shall be merged with and into WHB Inc., (b) the separate corporate existence of Merger Sub 2 shall cease and WHB Inc shall continue its corporate existence under Delaware law as the surviving corporation in Merger 1B (the “WHB Surviving Corporation”) and (c) the WHB Surviving Corporation shall become a wholly-owned subsidiary of Buyer 1. At the Effective Time, Merger 1B shall have the effects set forth in this Agreement and the applicable provisions of the DGCL, including Section 259. At the Effective Time, the certificate of incorporation of WHB Inc in effect immediately prior to the Effective Time shall be the certificate of incorporation of the WHB Surviving Corporation (the “WHB Restated Charter”) until, subject to Section 6.6 (Officer and Director Indemnification and Insurance), duly amended or repealed in accordance with the provisions thereof and of applicable Law. The bylaws of Merger Sub 2 in effect immediately prior to the Effective Time shall be the bylaws of the WHB Surviving Corporation (the “WHB Surviving Bylaws”) from and after the Effective Time until, subject to Section 6.6 (Officer and Director Indemnification and Insurance), duly amended or repealed in accordance with the provisions thereof and of the WHB Restated Charter and applicable Law, except that all references therein to Merger Sub 2 shall be
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automatically amended and shall become references to the WHB Surviving Corporation. The Parties shall take all necessary action so that the directors of Merger Sub 2 immediately prior to the Effective Time shall be, from and after the Effective Time, the only directors of the WHB Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the WHB Restated Charter, the WHB Surviving Bylaws and the DGCL. The officers of Merger Sub 2 immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the WHB Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the WHB Restated Charter, the WHB Surviving Bylaws and the DGCL. At the Effective Time, by virtue of Merger 2 and without any action on the part of Buyer 1, Merger Sub 2, WHB Inc or the holders of any equity securities of Merger Sub 2 or WHB Inc: (a) each share of common stock, par value $0.01 per share, of Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the WHB Surviving Corporation, (b) each WHB Share owned by Buyer 1, Merger Sub 2 or WHB Inc. or any other direct or indirect wholly owned Subsidiary thereof, in each case as of immediately prior to the Effective Time (collectively, the “WHB Excluded Shares”), shall be cancelled and cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor, and (c) except for the WHB Excluded Shares, each WHB Share that is issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive (i) amounts equal to (A) such Holdco 2 Seller’s Cash Percentage of such Holdco 2 Seller’s Pro Rata Percentage of the Estimated Consideration plus (B) such Holdco 2 Seller’s Contributed Amount (if any), plus (C) such Holdco 2 Seller’s Cash Percentage of such Holdco 2 Seller’s Pro Rata Percentage of the Estimated CLO Purchase Price, plus (D) such Holdco 2 Seller’s Incremental Payment Percentage of the Incremental Restructuring Closing Payment (the “WHB Merged Holdco Cash Closing Payment” and together with the MGP Merged Holdco Cash Closing Payment, the “Merged Holdco Cash Closing Payments”), (ii) the amounts payable to such Holdco 2 Seller in accordance with Section 2.4, Section 2.8 and Section 2.10(a), and (iii) issuance to such Holdco 2 Seller of a number of shares of Buyer Stock equal to (A) (1) such Holdco 2 Seller’s Stock Percentage of such Holdco 2 Seller’s Pro Rata Percentage of the Estimated Consideration, plus (2) such Holdco 2 Seller’s Stock Percentage of such Holdco 2 Seller’s Pro Rata Percentage of the Estimated CLO Purchase Price, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in the applicable Lock-Up Agreement (the “WHB Merged Holdco Closing Stock Payment” and together with the MGP Merged Holdco Closing Stock Payment, the “Merged Holdco Closing Stock Payments”).
(d)    Merger 2. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Merger Effective Time, (a) each of the MGP Surviving Corporation and the WHB Surviving Corporation shall be merged with and into Merger Sub 3, (b) the separate corporate existence of each of the MGP Surviving Corporation and the WHB Surviving Corporation shall cease and Merger Sub 3 shall continue its limited liability company existence under Delaware law as the surviving company in Merger 2 (the “Surviving Company”) and (c) the Surviving Company shall continue as a wholly-owned subsidiary of Buyer 1. At the Second Merger Effective Time, Merger 2 shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLCA, including Section 259 and Section 18-209, respectively. At the Second Merger Effective Time, the certificate of the formation of Merger Sub 3 (the “Surviving Company Certificate”) shall be the certificate of formation of the Surviving Company and the limited liability company agreement of Merger Sub 3 (the “Surviving Company LLCA”)
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shall be the limited liability agreement of the Surviving Company until, subject to Section 6.6 (Officer and Director Indemnification and Insurance), duly amended or repealed in accordance with the provisions thereof the Surviving Company Certificate, the Surviving Company LLCA and applicable Law. The Parties shall take all necessary action so that the managers of the Merger Sub 3 immediately prior to the Second Merger Effective Time shall be, from and after the Second Merger Effective Time, the only directors or managers of the Surviving Company until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate, the Surviving Company LLCA and the DLLCA. The officers of Merger Sub 3 immediately prior to the Second Merger Effective Time shall be, from and after the Second Merger Effective Time, the officers of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate, the Surviving Company LLCA and the DLLCA. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Buyer 1, WHB Surviving Corporation, MGC Surviving Corporation, Merger Sub 3 or the holders of any equity securities of WHB Surviving Corporation, MGC Surviving Corporation or Merger Sub 3: (a) each limited liability company interest of Merger Sub 3 issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into one limited liability company interest of the Surviving Company, (b) each WHB Surviving Corporation Share shall be cancelled and cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor, and (c) each MGP Surviving Corporation Share shall be cancelled and cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
(e)    Purchased Partnership Minority Interests. Each Minority Seller shall sell, assign, transfer and conveys to Buyer 2, and Buyer 2 shall purchase, acquire and accept from such Minority Seller, the Purchased Partnership Minority Interests, which constitute all of the interests such Minority Seller owns in the Partnership, free and clear of all Encumbrances, other than Specified Permitted Encumbrances, in exchange for (i) an amount equal to (A) such Minority Seller’s Cash Percentage of such Minority Seller’s Pro Rata Percentage of the Estimated Consideration, plus (B) such Minority Seller’s Contributed Amount (if any), plus (C) such Minority Seller’s Cash Percentage of such Minority Seller's Pro Rata Percentage of the Estimated CLO Purchase Price (each, a “Partnership Minority Cash Closing Payment” and, collectively, the “Partnership Minority Cash Closing Payments”), (ii) the amounts payable to such Minority Seller in accordance with Section 2.4, Section 2.8 and Section 2.10(a), (iii) an amount equal to such Minority Seller’s Earnout Percentage of each Final Earnout Amount (if any) to be in accordance with Section 2.11 (as may be reduced in accordance with Section 2.11(o), if applicable), and (iv) the issuance to such Minority Seller of a number of shares of Buyer Stock equal to (A) (1) such Minority Seller’s Stock Percentage of such Minority Seller’s Pro Rata Percentage of the Estimated Consideration, plus (2) such Minority Seller's Stock Percentage of such Minority Seller's Pro Rata Percentage of the Estimated CLO Purchase Price, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in any applicable Lock-Up Agreement (each, a “Partnership Minority Closing Stock Payment” and, collectively, the “Partnership Minority Closing Stock Payments”);
(f)    Purchased OHA GenPar Principal Investors Interests. Each OHA GenPar Principal Investors Seller shall sell, assign, transfer and conveys to Buyer 2, and Buyer 2 shall purchase, acquire and accept from such Minority Seller, the Purchased OHA GenPar Principal Investors Interests, which constitute all of the interests such OHA GenPar Principal Investors Seller owns in OHA GenPar Principal Investors, free and clear of all Encumbrances, other than Specified Permitted Encumbrances, in exchange for
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(i) an amount equal to (A) such OHA GenPar Principal Investors Seller’s Cash Percentage of such OHA GenPar Principal Investors Seller’s Pro Rata Percentage of the Estimated Consideration, plus (B) such OHA GenPar Principal Investors Seller’s Contributed Amount (if any), plus (C) such OHA GenPar Principal Investors Seller’s Cash Percentage of such Minority Seller's Pro Rata Percentage of the Estimated CLO Purchase Price (each, a “OHA GenPar Principal Investors Cash Closing Payment” and, collectively, the “Partnership Minority Cash Closing Payments”), (ii) the amounts payable to such OHA GenPar Principal Investors Seller in accordance with Section 2.4, Section 2.8 and Section 2.10(a), (iii) an amount equal to such OHA GenPar Principal Investors Seller’s Earnout Percentage of each Final Earnout Amount (if any) to be in accordance with Section 2.11 (as may be reduced in accordance with Section 2.11(o), if applicable), and (iv) the issuance to such OHA GenPar Principal Investors Seller of a number of shares of Buyer Stock equal to (A) (1) such OHA GenPar Principal Investors Seller’s Stock Percentage of such OHA GenPar Principal Investors Seller’s Pro Rata Percentage of the Estimated Consideration, plus (2) such OHA GenPar Principal Investors Seller's Stock Percentage of such OHA GenPar Principal Investors Seller's Pro Rata Percentage of the Estimated CLO Purchase Price, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in any applicable Lock-Up Agreement (each, a “OHA GenPar Principal Investors Closing Stock Payment” and, collectively, the “OHA GenPar Principal Investors Closing Stock Payments”);
(g)    Purchased SPV Interests. Each SPV Seller shall sell, assign, transfer and convey to Buyer 2, and Buyer 2 shall purchase, acquire and accept from such SPV Seller, the Purchased SPV Interests held by such SPV Seller as set forth on Annex A-1, free and clear of all Encumbrances, other than Specified Permitted Encumbrances, in exchange for (i) an amount equal to (A) such SPV Seller’s Cash Percentage of such SPV Seller’s Pro Rata Percentage of the Estimated Consideration plus (B) such SPV Seller’s Contributed Amount (if any) (each, a “SPV Cash Closing Payment” and, collectively, the “SPV Cash Closing Payments”), (ii) the amounts payable to such SPV Seller in accordance with Section 2.10(b), (iii) an amount equal to such SPV Seller’s Earnout Percentage of each Final Earnout Amount (if any) to be paid in accordance with Section 2.11 (as may be reduced in accordance with Section 2.11(o), if applicable), and (iv) the issuance to such SVP Seller of a number of shares of Buyer Stock equal to (A) such SPV Seller’s Stock Percentage of such SPV Seller’s Pro Rata Percentage of the Estimated Consideration, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in any applicable Lock-Up Agreement (each, a “SPV Closing Stock Payment” and, collectively, the “SPV Closing Stock Payments”);
(h)    Purchased Co-Investment Interests. Each Co-Investment Seller shall sell, assign, transfer and conveys to Buyer 2, and Buyer 2 shall purchase, acquire and accept from such Co-Investment Seller, the Purchased Co-Investment Interests held by such Co-Investment Seller as set forth on Annex A-2, free and clear of all Encumbrances, other than Specified Permitted Encumbrances, pursuant to and in accordance with the applicable Assignment Agreements, in exchange for (i) an amount equal to such Co-Investment Seller’s Cash Percentage of such Co-Investment Seller’s Co-Investment Percentage of the Estimated Co-Investment Purchase Price (each, a “Co-Investment Cash Closing Payment” and, collectively, the “Co-Investment Cash Closing Payments”), (ii) the amounts payable to such Co-Investment Seller in accordance with Section 2.4, Section 2.6 and Section 2.10(a), (iii) an amount equal to such Co-Investment Seller’s Earnout Percentage of each Final Earnout Amount (if any) to be paid in accordance with Section 2.11 (as may be reduced in accordance with Section 2.11(o), if applicable), and (iv) issuance to such Co-Investment Seller of a number of shares of
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Buyer Stock equal to (A) such Co-Investment Seller’s Stock Percentage of such Co-Investment Seller’s Co-Investment Percentage of the Estimated Co-Investment Purchase Price, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in any applicable Lock-Up Agreement (each, a “Co-Investment Closing Stock Payment” and, collectively, the “Co-Investment Closing Stock Payments”); and
(i)    Purchased Holdco Interests. Each Holdco Seller shall sell, assign, transfer and convey to Buyer 2, and Buyer 2 shall purchase, acquire and accept from such Holdco Seller, the Purchased Holdco Interests owned by such Holdco Seller, which constitute all of the interests in each Sold Holdco each Holdco Seller owns in the applicable Sold Holdcos, free and clear of all Encumbrances, other than Specified Permitted Encumbrances, in exchange for (i) amounts equal to (A) such Holdco Seller’s Cash Percentage of such Holdco Seller’s Pro Rata Percentage of the Estimated Consideration plus (B) such Holdco Seller’s Contributed Amount (if any), plus (C) such Holdco Seller's Cash Percentage of such Holdco Seller's Pro Rata Percentage of the Estimated CLO Purchase Price (each, a “Holdco Cash Closing Payment” and, collectively, the “Holdco Cash Closing Payments”), (ii) the amounts payable to such Holdco Seller in accordance with Section 2.4, Section 2.8 and Section 2.10(a), (iii) an amount equal to such Holdco Seller’s Earnout Percentage of each Final Earnout Amount (if any) to be paid in accordance with Section 2.11, and (iv) issuance to such Holdco Seller of a number of shares of Buyer Stock equal to (A) (1) such Holdco Seller’s Stock Percentage of such Holdco Seller’s Pro Rata Percentage of the Estimated Consideration, plus (2) such Holdco Seller's Stock Percentage of such Holdco Seller’s Pro Rata Percentage of the Estimated CLO Purchase Price, divided by (B) the Stock Price, free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in any applicable Lock-Up Agreement (each, a “Holdco Closing Stock Payment” and, collectively, the “Holdco Closing Stock Payments”).
(j)    Notwithstanding anything to the contrary herein, any amounts that reduce the proceeds any Seller is to receive hereunder at Closing as a result of a loan payable to the Partnership that is being terminated at Closing pursuant to Section 2.3(g)(v) (the “Loan Termination Proceeds”) shall be reallocated among the Sellers in accordance with their respective Pro Rata Percentages.
Section 2.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the sale of the Purchased Interests (the “Closing”) shall take place at 10:00 a.m. local time on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Article VII (Conditions Precedent to Obligations of Buyers and Merger Subs) and Article VIII (Conditions Precedent to Obligations of the Sellers and the Companies) (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Sellers and Buyers may agree in writing simultaneously with the execution and delivery of this Agreement by the Parties at either (x) the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), 1285 Avenue of the Americas, New York, New York 10019-6064, or (y) by teleconference or through electronic exchange of transaction documents in portable document format by facsimile or electronic mail (the date the Closing takes place, the “Closing Date”); provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), if the Buyers have notified the Seller Representative in writing that it has received a DOJ/FTC Letter (such notice, the “DOJ/FTC Letter Extension Notice”), then the Buyers shall not be required to effect the Closing until the earlier of (a) the thirtieth
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(30th) day after the expiration of the thirty (30) day statutory waiting period applicable under the HSR Act (not from the date of receipt of the DOJ/FTC Letter) and (b) such other date, time or place as agreed to in writing by Buyers and the Seller Representative (such period from the date of the expiration of the thirty (30) day statutory waiting period under the HSR Act through the Closing, the “Delay Period”); provided, that all of the conditions set forth in ARTICLE VII are satisfied or waived on such date (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions).
Section 2.3    Deliveries at Closing. At the Closing:
(a)    Merger Deliverables. Buyer 1 and MGP shall cause a certificate of merger substantially in the form of Exhibit E hereto (the “MGP Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and make all other filings or recordings required by Delaware law in order to effect Merger 1A. Buyer 1 and WHB shall cause a certificate of merger substantially in the form of Exhibit F hereto (the “WHB Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and make all other filings or recordings required by Delaware law in order to effect Merger 1B. Buyer 1 and Merger Sub 3 shall cause a certificate of merger substantially in form of Exhibit G hereto (the “MGP/WHB Certificate of Merger”, and together with the MGP Certificate of Merger and the WHB Certificate of Merger, the “Certificates of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, Section 18-209 of the DLLCA and make all other filings or recordings required by Delaware law in order to effect Merger 2. Each Merger shall become effective when the applicable Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Buyer 1 and MGP or WHB, as applicable, may agree and specify in the applicable Certificate of Merger in accordance with the DGCL (the “Effective Time”). The effective time of Second Step Merger shall be immediately after the Effective Time (the “Second Merger Effective Time”).
(b)    Closing Cash Payments.
(i)    Buyer 1 shall pay, or cause to be paid, each Merged Holdco Cash Closing Payment to each respective Merged Holdco Seller by wire transfer of immediately available funds to the account designated by each respective Merged Holdco Seller on Annex A-3 hereto.
(ii)    Buyer 2 shall pay, or cause to be paid, the General Partner Cash Closing Payment to General Partner Seller by wire transfer of immediately available funds to the account designated by General Partner Seller on Annex A-3 hereto.
(iii)    Buyer 2 shall pay, or cause to be paid, each Partnership Minority Cash Closing Payment to each respective Minority Seller by wire transfer of immediately available funds to the account designated by each respective Minority Seller on Annex A-3 hereto.
(iv)    Buyer 2 shall pay, or cause to be paid, each OHA GenPar Principal Investors Cash Closing Payment to each respective OHA GenPar Principal Investors Seller by wire transfer of immediately available funds to the account designated by each respective OHA GenPar Principal Investors Seller on Annex A-3 hereto.
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(v)    Buyer 2 shall pay, or cause to be paid, each SPV Cash Closing Payment to each respective SPV Seller by wire transfer of immediately available funds to the account designated by each respective SPV Seller on Annex A-3 hereto.
(vi)    Buyer 2 shall pay, or cause to be paid, each Co-Investment Cash Closing Payment to each respective Co-Investment Seller by wire transfer of immediately available funds to the account designated by each respective Co-Investment Seller on Annex A-3 hereto.
(vii)    Buyer 2 shall pay, or cause to be paid, each Holdco Cash Closing Payment to each respective Sold Holdco Seller by wire transfer of immediately available funds to the account designated by each respective Sold Holdco Seller on Annex A-3 hereto.
(c)    Closing Stock Payments.
(i)    Buyer 1 shall issue, or cause to be issued, to each Merged Holdco Seller or its designee(s) its respective Merged Holdco Closing Stock Payment, which may be represented by one or more certificates or may be uncertificated, at Buyer 1’s election.
(ii)    Buyer 1 shall issue, or cause to be issued, to the General Partner Seller or its designee(s) the General Partner Closing Stock Payment, which may be represented by one or more certificates or may be uncertificated, at Buyer 1’s election.
(iii)    Buyer 1 shall issue, or cause to be issued, to each Minority Seller or its designee(s) its respective Partnership Minority Closing Stock Payment, which may be represented by one or more certificates or may be uncertificated, at Buyer 1’s election.
(iv)    Buyer 1 shall issue, or cause to be issued, to each OHA Principal Investors Seller or its designee(s) its respective OHA Principal Investors Closing Stock Payment, which may be represented by one or more certificates or may be uncertificated, at Buyer 1’s election.
(v)    Buyer 2 shall issue, or cause to be issued, to each SPV Seller or its designee(s) its respective SPV Closing Stock Payment, which may be represented by one or more certificates or may be uncertificated, at Buyer 2’s election.
(vi)    Buyer 2 shall issue, or cause to be issued, to each Co-Investment Seller its respective Co-Investment Closing Stock Payment, which may be represented by one or more certificates or may be uncertificated, at Buyer 2’s election.
(vii)    Buyer 1 shall issue, or cause to be issued, to each applicable Sold Holdco Seller or its designee(s) its respective Holdco Closing Stock Payment, which may be represented by one or more certificates or may be uncertificated, at Buyer 1’s election.
(d)    Escrow Deliverables.
(i)    Buyers shall deliver to the Adjustment Escrow Agent, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Adjustment Escrow Agent (such designation to be made at least two (2) Business Days prior to the Closing Date), (A) the Adjustment Escrow Amount for
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deposit in the Adjustment Escrow Account and (B) the Co-Investment Adjustment Escrow Amount for deposit in the Co-Investment Adjustment Escrow Account and (C) the CLO Adjustment Escrow Amount for deposit in the CLO Adjustment Escrow Account.
(ii)    Buyers shall deliver to the Seller Representative and the Adjustment Escrow Agent an executed copy of the Adjustment Escrow Agreement, duly executed by Buyers.
(iii)    Seller Representative shall deliver to Buyers and the Adjustment Escrow Agent an executed copy of the Adjustment Escrow Agreement, duly executed by the Seller Representative and the Adjustment Escrow Agent.
(e)    Payoff Deliverables.
(i)    Seller Representative shall deliver the executed Payoff Letters to Buyers, each of which shall be in a form reasonably satisfactory to Buyers.
(ii)    Buyers shall pay, or shall cause to be paid, by wire transfer of immediately available funds, the amount of the Closing Indebtedness to each applicable recipient thereof in accordance with the Payoff Letters.
(f)    Other Payment Deliverables.
(i)    Buyers shall pay, or shall cause to be paid, by wire transfer of immediately available funds to such bank account(s) designated in writing by each Person to whom any portion of the Transaction Expenses is owed (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Transaction Expenses owing to such Person.
(ii)    Buyers shall deliver to the Seller Representative, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Seller Representative (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the Seller Representative Reserve Amount.
(g)    Document Deliverables.
(i)    Any OHA Senior Partner and their Affiliates to be issued shares of Buyer Stock pursuant to this Section 2.3 (the “Shares”) shall deliver, or cause to be delivered, to the applicable Buyer a duly executed copy of a Lock-Up Agreement.
(ii)    The Partnership, the General Partner, WSI Otter Investments LLC, FW and Sellers shall execute and deliver, and the Partnership and the General Partner shall cause the other parties to the Existing Relationship Agreement (other than WSI Otter Investments LLC, FW and Sellers) to execute and deliver, a termination agreement, in form and substance reasonably satisfactory to the Seller Representative and Buyers, terminating the Existing Relationship Agreement effective as of the Closing, which termination agreement shall include, among other things, an acknowledgement by all the parties thereto that all payments required to be made thereunder by all the parties thereto and their Subsidiaries or Affiliates have been made or satisfied and that none of WSI OHA Investments LLC, FW, Sellers or any of their Subsidiaries or Affiliates shall have any further or continuing obligations or liabilities thereunder; provided, that, notwithstanding the foregoing, the parties agree that (i) certain
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non-monetary obligations, including with respect to the use of a party’s name and non-disparagement of certain parties and (ii) certain other obligations with respect to special purpose acquisition companies (SPACs), shall remain in effect following the Closing pursuant to a side letter to be executed by the relevant parties in a form reasonably acceptable to Buyers.
(iii)    (x) Each Seller (other than Wafra Holdco Seller) shall deliver to Buyers a duly completed and properly executed Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 and (y) WSI shall deliver a certificate of WSI, in a form reasonably satisfactory to Buyers and dated as of the Closing Date, certifying that an interest in the Company is not a United States real property interest within the meaning of Section 897 of the Code.
(iv)    The Sellers shall deliver, or cause to be delivered, to Buyers a certificate, duly executed by a senior executive officer of the Partnership, certifying to Sellers’ calculation of the Consenting Client AUM obtained as of the Closing Date.
(v)    The Sellers shall deliver, or cause to be delivered, to Buyers evidence of the termination of each Related Party Agreement other than those Related Party Agreements set forth on Schedule 2.3(g)(xii).
(h)    Assignment Agreement Deliverables.
(i)    (A) General Partner Seller shall execute and deliver to Buyer 2 an Assignment Agreement for General Partner in which General Partner owns Purchased General Partner Interests, and constituting all of the interests it owns in the Partnership, and (B) Buyer 2 shall execute and deliver to General Partner Seller an Assignment Agreement for General Partner in which General Partner owns Purchased General Partner Interests, and constituting all of the interests it owns in the Partnership, evidencing the transfer of General Partner Seller’s Purchased General Partner Interests in General Partner, and constituting all of the interests it owns in the Partnership, to Buyer 2.
(ii)    (A) each Minority Seller shall execute and deliver to Buyer 2 an Assignment Agreement for the Purchased Partnership Minority Interests that such Minority Seller owns in the Partnership, and (B) Buyer 2 shall execute and deliver to each Minority Seller an Assignment Agreement for the Purchased Partnership Minority Interests that such Minority Seller owns in the Partnership, evidencing the transfer of Purchased Partnership Minority Interests that such Minority Seller owns in the Partnership to Buyer 2.
(iii)    (A) each OHA GenPar Principal Investors Seller shall execute and deliver to Buyer 2 an Assignment Agreement for the Purchased OHA GenPar Principal Investors Interests that such OHA GenPar Principal Investors Seller owns in the OHA GenPar Principal Investors, and (B) Buyer 2 shall execute and deliver to each OHA GenPar Principal Investors Seller an Assignment Agreement for the Purchased OHA GenPar Principal Investors Interests that such Minority Seller owns in the Partnership, evidencing the transfer of Purchased OHA GenPar Principal Investors Interests that such OHA GenPar Principal Investors Seller owns in the OHA GenPar Principal Investors to Buyer 2.
(iv)    (A) each SPV Seller shall execute and deliver to Buyer 2 an Assignment Agreement for each SPV in such SPV Seller owns Purchased SPV Interests,
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and (B) Buyer 2 shall execute and deliver to each SPV Seller an Assignment Agreement for each such SPV in which such SPV Seller owns Purchased SPV Interests, evidencing the transfer of such SPV Seller’s Purchased SPV Interests in each such SPV to Buyer 2.
(v)    (A) each Co-Investment Seller shall execute and deliver to Buyer 2 an Assignment Agreement for each Co-Investment Entity in which such Co-Investment Seller owns Purchased Co-Investment Interests, and (B) Buyer 2 shall execute and deliver to each Co-Investment Seller an Assignment Agreement for each such Co-Investment Entity in which such Co-Investment Seller owns Purchased Co-Investment Interests, evidencing the transfer of such Co-Investment Seller’s Purchased Co-Investment Interests in each such Co-Investment Entity to Buyer 2.
(vi)    (A) each Sold Holdco Seller shall execute and deliver to Buyer 2 an Assignment Agreement for the Purchased Holdco Interests that such Sold Holdco Seller owns in each Sold Holdco, and (B) Buyer 2 shall execute and deliver to each Sold Holdco Seller an Assignment Agreement for the Purchased Holdco Interests that such Sold Holdco Seller owns in each Sold Holdco, evidencing the transfer of Purchased Holdco Interests that such Sold Holdco Seller owns in each Sold Holdco to Buyer 2.
Section 2.4    Closing Estimate and Post-Closing Adjustment for Consideration.
(a)    The Seller Representative shall, no less than three (3) Business Days prior to the Closing Date, prepare and deliver to Buyers (w) a statement (the “Estimated Statement”), setting forth its good faith calculations of the Consideration (the “Estimated Consideration”), prepared in accordance with the definitions thereof, including its calculations of the Closing Indebtedness (the “Closing Indebtedness Estimate”), Closing Working Capital (the “Working Capital Estimate”) and the resulting Working Capital Overage or Working Capital Underage, which the Seller Representative has prepared in accordance with the Accounting Principles, Transaction Expenses (“Transaction Expenses Estimate”) and the Client Deficit Percentage as of the Closing (the “Estimated Client Deficit Percentage”), along with reasonable supporting documentation, (x) Annex A-3, setting forth the wire instructions for each of the Sellers, (y) Annex A-11, setting forth the Incremental Payment Percentages for each applicable Seller and (x) any modifications to be made to the other Annexes to this Agreement. The Parties acknowledge and agree that the Seller Representative shall not have any liability to any other Party in respect of the Estimated Statement to the extent prepared by the Seller Representative in good faith. From the delivery of the Estimated Statement until the Closing, the Seller Representative and the Sellers shall (i) permit Buyers and their representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Seller Representative, the Sellers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO Entities and the SPVs and cooperate with Buyers in seeking to obtain work papers from the Seller Representative, the Sellers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO Entities and the SPVs and their representatives, in each case, to the extent pertaining to or used in connection with the preparation of the Estimated Statement and provide Buyers with copies thereof (as reasonably requested by Buyers) and (ii) provide Buyer reasonable access to the employees and accountants of the Sellers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO Entities and the SPVs as reasonably requested by Buyers for purposes of reviewing, considering, evaluating and negotiating the Estimated Statement; provided, that, in each case, such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Seller Representative, the Sellers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO
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Entities or the SPVs and subject to Buyers’ and their representatives’ execution of customary access letters.
(b)    In the event Buyers disagree with the Estimated Statement or any of the components thereof or calculations therein, (i) Buyers shall notify the Seller Representative in writing of such disagreement, setting forth the basis of such disagreement, (ii) the Seller Representative shall consider in good faith Buyers’ comments to the Estimated Statement and/or any of the components thereof or calculations therein and (iii) Buyers and the Seller Representative shall negotiate in good faith to resolve any such disagreements prior to the Closing; provided that in no event shall any such disagreement delay the Closing Date. If Buyers and the Seller Representative are unable to resolve any such disagreements prior to the Closing, the Seller Representative’s proposed Estimated Statement and the components thereof and calculations contained therein shall control solely for the purposes of the payments to be made at Closing and shall not limit or otherwise affect Buyers’ remedies under this Agreement or otherwise or constitute an acknowledgement by Buyers of the accuracy of the Estimated Statement, the components thereof or the calculations therein.
(c)    No earlier than ninety (90) days following the Closing and no later than one-hundred twenty (120) days following Closing, Buyers shall prepare and deliver to Seller Representative a statement (the “Post-Closing Adjustment Statement”) setting forth their calculation of the Consideration, including their calculation of the Closing Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage as of ninety (90) days following the Closing, in each case calculated in accordance with the Accounting Principles. Buyers shall not amend, supplement or modify the Post-Closing Adjustment Statement following its delivery to Seller Representative.
(d)    Following the delivery of the Post-Closing Adjustment Statement until the determination of the Final Consideration, the Buyers and the Companies shall (i) permit Seller Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Buyers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO Entities and the SPVs and cooperate with Seller Representative in seeking to obtain work papers from the Buyers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO Entities and the SPVs and their representatives, in each case, to the extent pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide Seller Representative with copies thereof (as reasonably requested by Seller Representative) and (ii) provide Seller Representative reasonable access to the employees and accountants of the Buyers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO Entities and the SPVs as reasonably requested by Seller Representatives for purposes of reviewing, considering, evaluating and negotiating the Post-Closing Adjustment Statement; provided, that, in each case, such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Buyers, Holdcos, the Company Group Entities, the Co-Investment Entities, the CLO Entities or the SPVs and subject to Seller Representative’s and its representatives’ execution of customary access letters. If Seller Representative disagrees with any part of Buyers’ calculations of the Closing Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage as set forth on the Post-Closing Adjustment Statement, Seller Representative shall, within thirty (30) days after its receipt of the Post-Closing Adjustment Statement, notify Buyers in writing of such disagreement (an “Objection Notice”). The Objection Notice shall specify with reasonable detail which aspects of the calculation of the Closing
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Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage are being disputed and describe the basis for and amount of such dispute. If Seller Representative does not deliver an Objection Notice within such thirty (30) day period, then the Post-Closing Adjustment Statement shall be conclusive, final and binding on all of the Parties (in such instance, a “Partnership Final Statement”).
(e)    If an Objection Notice is timely delivered by the Seller Representative to Buyers, then Buyers, on the one hand, and Seller Representative, on the other, shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage, as applicable, and any such resolution agreed upon in writing shall be conclusive and binding on all of the Parties (in such instance, a “Final Statement”). In the event that Buyers, on the one hand, and Seller Representative, on the other, are unable to resolve all such disagreements within thirty (30) days after Buyers’ receipt of such timely delivered Objection Notice, Buyers or Seller Representative, as applicable, may submit such remaining disagreements to the Accounting Expert. For the avoidance of doubt, items and amounts not objected to by Seller Representative shall be deemed resolved and shall not be submitted to the Accounting Expert.
(f)    Buyers and Seller Representative shall use commercially reasonable efforts to cause, and shall instruct, the Accounting Expert to resolve all remaining disagreements with respect to the computation of the Closing Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Expert to render a determination within thirty (30) days after its retention. The Accounting Expert, acting as an expert and not as an arbitrator (but subject to the privileges and immunities of arbitrators), shall consider only those items and amounts in Buyers’ or Seller Representative’s respective calculations of the Closing Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage that are identified as being items and amounts to which Buyers, on the one hand, and Seller Representative, on the other, have been unable to agree in writing. For the avoidance of doubt, the Accounting Expert shall not make any other determination with respect to the Post-Closing Adjustment Statement. In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the greatest value for such item claimed by Buyers, on the one hand, or Seller Representative, on the other, or less than the smallest value for such item claimed by Buyers, on the one hand, or Seller Representative, on the other. The Accounting Expert’s determination of the Closing Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage, as applicable, shall be based solely on written materials submitted by Buyers, on the one hand, and Seller Representative, on the other, and their respective representatives (a copy of which shall be delivered to Buyers, on the one hand, or Seller Representative, on the other, as applicable, substantially concurrently with delivery to the Accounting Expert) (i.e., not on independent review) and on the Accounting Principles. The determination of the Accounting Expert shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations) (in such instance, a “Final Statement”).
(g)    The costs and expenses of the Accounting Expert in determining the Closing Indebtedness, Closing Working Capital and the resulting Working Capital
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Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage, as applicable, shall be borne by Buyers, on the one hand, and Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute. For example, should the items in dispute total in amount to $1,000 and the Accounting Expert awards $600 in favor of Buyers’ position, 60% of the costs of its review would be borne by Sellers and 40% of the costs would be borne by Buyers.
(h)    The Closing Indebtedness, Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, Transaction Expenses and the Client Deficit Percentage as set forth on any Final Statement as determined in accordance with this Section 2.4 are the “Final Closing Indebtedness,” “Final Working Capital” and the resulting “Final Working Capital Overage” or “Final Working Capital Underage,” “Final Transaction Expenses” and “Final Client Deficit Percentage,” respectively. For purposes of this Agreement, “Final Consideration” means the adjusted Consideration calculated using the Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses and Final Client Deficit Percentage.
(i)    After the Post-Closing Adjustment Statement has become final and binding on the Parties, the following shall occur:
(i)    If the Final Consideration is greater than the Estimated Consideration, then (x) Buyers shall, within three (3) Business Days after the determination of the Final Consideration, deliver or caused to be delivered to each Seller (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds, such Seller’s Pro Rata Percentage of the amount by which the Final Consideration exceeds the Estimated Consideration, and (y)  Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final Consideration, execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to deliver to each Seller such Seller’s Pro Rata Percentage of the Adjustment Escrow Amount, by wire transfer of immediately available funds. The aggregate amount payable by Buyers pursuant to this Section 2.4(i)(i) shall not exceed the Adjustment Escrow Amount other than in respect of positive adjustments to the Estimated Consideration solely arising from Client Consents that are received within ninety (90) days following the Closing.
(ii)    If the Final Consideration is less than the Estimated Consideration, then Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final Consideration, execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to (A) deliver to Buyers from the Adjustment Escrow Account, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyers, an amount equal to the lesser of (x) the amount by which the Estimated Consideration exceeds the Final Consideration and (y) the balance of the Adjustment Escrow Account, and (B) deliver to each Seller such Seller’s Pro Rata Percentage of the balance of the Adjustment Escrow Account following the payment in the foregoing clause (A), if any (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds.
(iii)    If the Final Consideration is equal to the Estimated Consideration, then Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final Consideration, execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment
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Escrow Agent to deliver each Seller such Seller’s Pro Rata Percentage of the Adjustment Escrow Amount (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds.
(iv)    Upon payment of the amounts provided in this Section 2.4(i) (Closing Estimate and Post-Closing Adjustment for Consideration), none of the parties hereto may make or assert any claim against any other Party under this Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) for any matter included in the Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses, Final Client Deficit Percentage or Final Consideration (other than any action for specific performance of any covenant provided for in Section 2.4). The Adjustment Escrow Account shall be used exclusively to satisfy amounts payable to Buyers, if any, pursuant to this Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration), and shall be the sole recourse for any amounts payable to Buyers pursuant to this Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) (other than, without duplication, any action for specific performance of any covenant provided for in Section 2.4 or, to the extent applicable, claims made against the R&W Policy).
(j)    Following the Closing, no action with respect to the accounting books and records of the Companies, or the items reflected thereon, on which the Post- Closing Adjustment Statement is to be based, that is inconsistent with the Company Group Entities’ past practices shall be given effect for purposes of determining the Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses, Final Client Deficit Percentage or Final Consideration; provided, that, to the extent that an action or item was not taken into account prior to the Closing by the Company Group Entities, but, to the Knowledge of the Companies, such action or item existed as of the Closing, such item or action may be given effect for purposes of determining the Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses, Final Client Deficit Percentage or Final Consideration. No actions taken by each Buyer on its own behalf or on behalf of the Companies or the Companies’ Subsidiaries, on or following the Closing Date shall be given effect for purposes of determining the Final Working Capital, Final Closing Indebtedness, Final Transaction Expenses or Final Consideration (other than in the case of determining the Final Client Deficit Percentage).
Section 2.5    Adjustment Escrow Account. At the Closing, Buyers shall deposit with the Adjustment Escrow Agent, an amount equal to the Adjustment Escrow Amount and the same shall be subject to reduction pursuant to Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) and the Adjustment Escrow Agreement (the account(s) into which such amounts are deposited, the “Adjustment Escrow Account”). The Adjustment Escrow Account shall be used exclusively to satisfy amounts payable to Buyers, if any, pursuant to Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration), and shall be the sole recourse for any amounts payable by any party to Buyers pursuant to Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration). Any funds in the Adjustment Escrow Account not so used shall be distributed in accordance with Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) and the Adjustment Escrow Agreement to the Sellers, based on applicable Pro Rata Percentages.
Section 2.6    Post-Closing Adjustment for Co-Investment Purchase Price.
(a)    Set forth on Schedule 2.6(a) are: (i) the Asset Value of OHA Centre Street LimPar as of June 30, 2021 and (ii) the Asset Value of OHA Partner Global Co-Investment II as of June 30, 2021 (the sum of clauses (i) – (ii) plus (iii) the
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Contributed Amount, minus (iv) the Co-Investment Adjustment Escrow Amount, the “Estimated Co-Investment Purchase Price”).
(b)    No later than forty-five (45) days following the Closing, Buyer 2 shall prepare and deliver to Seller Representative a statement (the “Co-Investment Post-Closing Adjustment Statement”) setting forth their calculation of the Co-Investment Purchase Price, including their calculation of the components thereof.
(c)    Sections 2.4(d)-(g) shall apply mutatis mutandis to the Co-Investment Post-Closing Adjustment Statement to determine the Final Statement with respect to the Co-Investment Post-Closing Adjustment Statement (the “Final Co-Investment Statement”). The OHA Centre Street LimPar Purchase Price and OHA Partner Global Co-Investment II Purchase Price as set forth on the Final Co-Investment Statement are the “Final OHA Centre Street LimPar Purchase Price” and “Final OHA Partner Global Co-Investment II Purchase Price,” respectively. For purposes of this Agreement, “Final Co-Investment Purchase Price” means, without duplication, (i) the Final OHA Centre Street LimPar Purchase Price, plus (ii) the Final OHA Partner Global Co-Investment II Purchase Price, plus (iii) the Contributed Amount in respect of the Co-Investment Entities, minus (iv) the Co-Investment Escrow Amount. For purposes of this Agreement, “Post-Closing Co-Investment Adjustment Amount” means (x) the Final Co-Investment Purchase Price less (y) the Estimated Co-Investment Purchase Price (which may be a positive or negative number).
(i)    If the Post-Closing Co-Investment Adjustment Amount is a positive amount, then (x) Buyers shall, within three (3) Business Days after the determination of the Final Co-Investment Purchase Price, deliver to each Co-Investment Seller (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds, such Seller’s Co-Investment Percentage of the Post-Closing Co-Investment Adjustment Amount (up to the Co-Investment Adjustment Escrow Amount in the aggregate) and (y)  Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final Co-Investment Purchase Price, execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to deliver to each Co-Investment Seller such Co-Investment Seller’s Co-Investment Percentage of the Co-Investment Adjustment Escrow Amount, by wire transfer of immediately available funds.
(ii)    If the Post-Closing Co-Investment Adjustment Amount is a negative number, then Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final Co-Investment Purchase Price, execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to (A) deliver to Buyers from the Co-Investment Adjustment Escrow Account, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyers, an amount equal to the lesser of (x) the absolute value of the Post-Closing Co-Investment Adjustment Amount and (y) the balance of the Co-Investment Adjustment Escrow Account, and (B) deliver to each Co-Investment Seller such Co-Investment Seller’s Co-Investment Percentage of the balance of the Co-Investment Adjustment Escrow Account following the payment in the foregoing clause (A), if any (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds.
(iii)    If the Post-Closing Co-Investment Adjustment Amount is equal to $0.00, then Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final Co-Investment Purchase Price,
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execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to deliver each Co-Investment Seller such Co-Investment Seller’s Co-Investment Percentage of the Co-Investment Adjustment Escrow Amount (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds.
(d)    Any payment to be made pursuant to this Section 2.6 shall be treated by all Parties for tax purposes as an adjustment to the Co-Investment Purchase Price, unless otherwise required under applicable Law.
Section 2.7    Co-Investment Adjustment Escrow Account. At the Closing, Buyers shall deposit with the Adjustment Escrow Agent, an amount equal to the Co-Investment Adjustment Escrow Amount and the same shall be subject to reduction pursuant to Section 2.6 (Post-Closing Adjustment for Co-Investment Purchase Price) and the Adjustment Escrow Agreement (the account(s) into which such amounts are deposited, the “Co-Investment Adjustment Escrow Account”). The Co-Investment Adjustment Escrow Account shall be used exclusively to satisfy amounts payable to Buyers, if any, pursuant to Section 2.6 (Post-Closing Adjustment for Co-Investment Purchase Price), and shall be the sole recourse for any amounts payable to Buyers pursuant to Section 2.6 (Post-Closing Adjustment for Co-Investment Purchase Price). Any funds in the Co-Investment Adjustment Escrow Account not so used shall be distributed in accordance with to Section 2.6 (Post-Closing Adjustment for Co-Investment Purchase Price) and the Adjustment Escrow Agreement to the Co-Investment Sellers, based on applicable Co-Investment Percentages.
Section 2.8    Post-Closing Adjustment for CLO Purchase Price.
(a)    Set forth on Schedule 2.8(a) are: (i) the Asset Value of the equity interests of the CLO Entities issued to the Partnership or its applicable Subsidiary as of June 30, 2021 and (ii) the Asset Value of the equity interests of the GP Co-Invest Entities issued to the SPVs (the sum of clauses (i) – (ii), minus (iii) the CLO Adjustment Escrow Amount, the “Estimated CLO Purchase Price”).
(b)    No later than forty-five (45) days following the Closing Date, Buyer 2 shall prepare and deliver to the Seller Representative a statement (the “CLO Post-Closing Adjustment Statement”) setting forth their calculation of the CLO Purchase Price, including their calculation of the CLO 1 Purchase Price, the CLO 2 Purchase Price, the CLO 3 Purchase Price and the GP Co-Invest Purchase Price.
(c)    Sections 2.4(d)-(g) shall apply mutatis mutandis to the CLO Post-Closing Adjustment Statement to determine the Final Statement with respect to the CLO Post-Closing Adjustment Statement (the “Final CLO Statement”). The CLO 1 Purchase Price, the CLO 2 Purchase Price, the CLO 3 Purchase Price and GP Co-Invest Purchase Price as set forth on the Final CLO Statement are the “Final CLO 1 Purchase Price,” “Final CLO 2 Purchase Price”, “Final CLO 3 Purchase Price,” and “Final GP Co-Invest Purchase Price” respectively. For purposes of this Agreement, “Final CLO Purchase Price” means, without duplication, (i) the Final CLO 1 Purchase Price, plus (ii) the Final CLO 2 Purchase Price, plus (iii) the Final CLO 3 Purchase Price, plus (iv) the Final GP Co-Invest Price, minus (v) the CLO Escrow Amount. For the purposes of this Agreement, “Post-Closing CLO Adjustment Amount” means (x) the Final CLO Purchase Price less (y) the Estimated CLO Purchase Price (which may be a positive or negative number).
(d)    If the Post-Closing CLO Adjustment Amount is a positive amount, then (x) Buyers shall, within three (3) Business Days after the determination of the Final
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CLO Purchase Price, deliver to each Seller (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds, such Seller’s Pro Rata Percentage of the Post-Closing CLO Adjustment Amount (up to the CLO Adjustment Escrow Amount) and (y)  Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final CLO Purchase Price, instruct the Adjustment Escrow Agent to deliver to each Seller such Seller’s Pro Rata Percentage of the CLO Adjustment Escrow Amount, by wire transfer of immediately available funds.
(e)    If the Post-Closing CLO Adjustment Amount is a negative amount, then Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final CLO Purchase Price, execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to (A) deliver to Buyers from the CLO Adjustment Escrow Account, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyers, an amount equal to the lesser of (x) the absolute value of Post-Closing CLO Adjustment Amount and (y) the balance of the CLO Adjustment Escrow Account, and (B) deliver to each Seller such Seller’s Pro Rata Percentage of the balance of the CLO Adjustment Escrow Account following the payment in the foregoing clause (A), if any (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds.
(f)    If the Post-Closing CLO Adjustment Amount is equal to $0.00, then Buyers and the Seller Representative shall jointly, within three (3) Business Days after the determination of the Final Co-Investment Purchase Price, execute and deliver joint written instructions to the Adjustment Escrow Agent instructing the Adjustment Escrow Agent to deliver each Seller such Seller’s Pro Rata Percentage of the CLO Adjustment Escrow Amount (in accordance with the payment instructions set forth on Annex A-3), by wire transfer of immediately available funds.
(g)    Any payment to be made pursuant to this Section 2.8 shall be treated by all Parties for tax purposes as an adjustment to the CLO Purchase Price, unless otherwise required under applicable Law.
Section 2.9    CLO Adjustment Escrow Account. At the Closing, Buyers shall deposit with the Adjustment Escrow Agent, an amount equal to the CLO Adjustment Escrow Amount and the same shall be subject to reduction pursuant to Section 2.8 (Post-Closing Adjustment for CLO Purchase Price) and the Adjustment Escrow Agreement (the account(s) into which such amounts are deposited, the “CLO Adjustment Escrow Account”). The CLO Adjustment Escrow Account shall be used exclusively to satisfy amounts payable to Buyers, if any, pursuant to Section 2.8 (Post-Closing Adjustment for CLO Purchase Price), and shall be the sole recourse for any amounts payable to Buyers pursuant to Section 2.8 (Post-Closing Adjustment for CLO Purchase Price). Any funds in the CLO Adjustment Escrow Account not so used shall be distributed in accordance with to Section 2.8 (Post-Closing Adjustment for CLO Purchase Price) and the Adjustment Escrow Agreement to the Sellers, based on applicable Pro Rata Percentages.
Section 2.10    Pre-Closing Partnership Income Distributions and Pre-Closing Incentive Allocation Distributions.
(a)    Subject to the other provisions of this Section 2.10(a), each Partnership Income Recipient shall be entitled to receive such Partnership Income Recipient’s Pre-Closing Partnership Income as and when such amounts are actually received by the Company Group Entities. Subject to the other provisions of this Section
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2.10(a), no later than three (3) Business Days following the date that the Company Group Entities actually receive any Pre-Closing Partnership Income, Buyers shall pay by wire transfer or delivery of other immediately available funds to the Seller Representative (for further distribution to each Partnership Income Recipient to the applicable account set forth on Annex A-3 in accordance with each such Partnership Income Recipient’s Pre-Closing Partnership Income) the aggregate amount of such Pre-Closing Partnership Income actually received by the Company Group Entities. No later than forty-five (45) days following the end of the fiscal quarter of the Partnership ending March 31, 2022, and no later than forty-five (45) days following the end of the fiscal quarter of the Partnership ending June 30, 2022, the Buyers shall cause the Partnership shall deliver to the Seller Representative a statement, executed by the chief financial officer of the General Partner (each, a “Partnership Distribution Statement”), setting forth in reasonable detail (x) the amount of Pre-Closing Partnership Income, (y) the amount of Pre-Closing Partnership Income actually received by the Company Group Entities prior to the date of such Partnership Distribution Statement and (z) a good faith calculation of the remaining amount of Pre-Closing Partnership Income that the Partnership is entitled to receive following the date of such Partnership Distribution Statement. To facilitate the Seller Representative’s review of each Partnership Distribution Statement, the Company Group Entities shall at all times until all Pre-Closing Partnership Income is paid to the Seller Representative (i) permit the Seller Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Company Group Entities and cooperate with the Seller Representative in seeking to obtain work papers from the Company Group Entities and their representatives, in each case, to the extent pertaining to or used in connection with the preparation of such Partnership Distribution Statement and provide the Seller Representative with copies thereof (as reasonably requested by the Seller Representative) and (ii) provide the Seller Representative and its representatives reasonable access to the employees and accountants of the Company Group Entities as reasonably requested by the Seller Representative for purposes of preparing such Partnership Distribution Statement; provided, that such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company Group Entities and subject to the Seller Representative’s and its representatives’ execution of customary access letters.
(b)    Subject to the other provisions of this Section 2.10(b), each SPV Seller shall be entitled to receive its Pre-Closing Incentive Allocation as and when such amounts are actually received by the applicable SPV. No later than three (3) Business Days following the date that any SPV (or any successor Entity thereto or any Entity that may receive distributions on its behalf) actually receives any Pre-Closing Incentive Allocation (the “SPV Fee Income Distributions”), Buyer 2 shall promptly pay the aggregate amount of such SPV Fee Income Distributions by wire transfer or delivery of other immediately available funds to the Seller Representative (for further distribution to each SPV Seller to the applicable account set forth on Annex A-3 in accordance with each such SPV Seller’s Pre-Closing Incentive Allocation). No later than thirty (30) days following the end of the fiscal quarter of the SPVs ending March 31, 2022, and no later than thirty (30) days following the end of the fiscal quarter of the SPVs ending June 30, 2022, the Buyers shall cause the SPVs shall deliver to the Seller Representative a statement, executed by the chief financial officer of the General Partner (each, an “SPV Distribution Statement”), setting forth in reasonable detail (x) the amount of Pre-Closing Incentive Allocation, (y) the amount of Pre-Closing Incentive Allocation actually received by the SPVs prior to the date thereof and (z) a good faith calculation of the remaining amount of Pre-Closing Incentive Allocation that the SPVs are entitled to receive following the date thereof. To facilitate the Seller Representative’s review of each SPV Distribution Statement, the Buyers, the SPVs and the Companies shall at all
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times until all Pre-Closing Incentive Allocation is paid to the Seller Representative (i) permit the Seller Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the SPVs and the Company Group Entities and cooperate with the Seller Representative in seeking to obtain work papers from the SPVs and the Company Group Entities and their representatives, in each case, to the extent pertaining to or used in connection with the preparation of each SPV Distribution Statement and provide the Seller Representative with copies thereof (as reasonably requested by the Seller Representative) and (ii) provide the Seller Representative and its representatives reasonable access to the employees and accountants of the SPVs and the Company Group Entities as reasonably requested by the Seller Representative for purposes of preparing each SPV Distribution Statement; provided, that such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company Group Entities and subject to the Seller Representative’s and its representatives’ execution of customary access letters.
(i)    Any payment to be made pursuant to this Section 2.10 shall be treated by all Parties for tax purposes as an adjustment to the purchase price, unless otherwise required under applicable Law.
Section 2.11    Earnout.
(a)    Within ten (10) Business Days following the final determination of a Final Earnout Amount pursuant to this Section 2.11, Buyers shall pay to Sellers (in accordance with each Seller’s Earnout Percentage) an aggregate amount equal to such Final Earnout Amount, if any, less an amount equal to the Non-Disputed Earnout Amount with respect to such Final Earnout Amount, if any, previously paid pursuant to Section 2.11(c).
(b)    The Buyers shall deliver to the Seller Representative a written notice (each such notice, the “Earnout Statement”) (i) no later than sixty (60) days following the end of each Earnout Measurement Period, setting forth their good faith calculation (w) such Earnout Measurement Period’s Actual Cumulative Revenue, (x) the applicable Revenue Percentage, (y) the applicable Earnout Amount, if any, and (z) such calendar year’s Management/Performance Fee Revenue (each, a “Proposed Earnout Amount”), in each case, as calculated in accordance with this Agreement and together with reasonable supporting documentation for the calculation thereof; provided, that the Buyers shall not be required to deliver an Earnout Statement with respect to any Earnout Measurement Period if prior to the date on which such Earnout Statement would be due, Buyers have paid the Maximum Earnout Amount to the Sellers pursuant to this Section 2.11 and (ii) no later than sixty (60) days following the end of each calendar year during the Earnout Period that is not the end of an Earnout Measurement Period, setting forth their good faith calculation of such calendar year’s Management/Performance Fee Revenue (each, a “Proposed Revenue Amount”), as calculated in accordance with this Agreement and together with reasonable supporting documentation for the calculation thereof. Buyers shall not amend the Earnout Statement following its delivery to the Seller Representative.
(c)    If the Seller Representative disagrees with any part of Buyers’ calculations of an Earnout Statement (a “Dispute”), the Seller Representative shall, within thirty (30) days after its receipt of such Earnout Statement (the “Dispute Period”), jointly notify Buyers in writing of such disagreement (a “Dispute Notice”). The Dispute Notice shall specify with reasonable detail which aspects of the calculation of such Earnout Statement, including the amount of the applicable Earnout Amount or Management/
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Performance Fee Revenue, as applicable, are being disputed and describe the basis for and amount of such dispute, and the Seller Representative’s alternative calculation, in reasonable detail, of such amounts, and any other information applicable to such Dispute.
(d)    Following the delivery of each Earnout Statement until the determination of the Final Earnout Amount or Final Revenue Amount, as applicable, the Buyers shall, and shall cause the Company Group Entities and any other Persons comprising the Acquired Management Business (the “Acquired Management Business Entities”) to, cooperate with the Seller Representative and its representatives in connection with their review of each Earnout Statement and the calculations therein, including of any Proposed Earnout Amount or Proposed Revenue Amount, including by (i) permitting the Seller Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the Acquired Management Business Entities, cooperating with the Seller Representative in seeking to obtain work papers from the Buyers, the Acquired Management Business Entities and their representatives, in each case, to the extent pertaining to or used in connection with the preparation of such documents and providing the Seller Representative and its representatives with copies thereof (as reasonably requested by the Seller Representative) and (ii) providing the Seller Representative and its representatives reasonable access to the employees and accountants of the Buyers and the Acquired Management Business Entities as reasonably requested by the Seller Representative for purposes of reviewing, considering, evaluating and negotiating each Earnout Statement; provided, that such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Buyers or the Acquired Management Business Entities and subject to Seller Representative’s and its representatives’ execution of customary access letters. If the Seller Representative does not deliver a Dispute Notice to Buyers prior to the end of the applicable Dispute Period, then such Earnout Statement shall be conclusive, final and binding on Sellers and Buyers (and all other Parties) in the form in which it was delivered to the Seller Representative, such Proposed Earnout Amount or Proposed Revenue Amount shall be deemed to be a “Final Earnout Amount” or “Final Revenue Amount”, as applicable, and, in each case of a Final Earnout Amount, and Buyers shall promptly, and in any event within ten (10) Business Days after the last day of the Dispute Period, pay such Final Earnout Amount to Sellers (in accordance with each Seller’s Earnout Percentage) by wire transfer of immediately available funds to accounts designated by Seller Representative in writing. The Seller Representative may, at any time prior to the last day of such Dispute Period, notify Buyers that such party agrees with such Earnout Statement, and upon such notification from the Seller Representative, such Proposed Earnout Amount or Proposed Revenue Amount shall be deemed to be a “Final Earnout Amount” or “Final Revenue Amount,” and, in the case of a Final Earnout Amount (and not, for the avoidance of doubt, in the event of any Final Revenue Amount with respect to any calendar year that is not the end of an Earnout Measurement Period), Buyers shall promptly, and in any event within ten (10) Business Days after the date of notification by the Seller Representative, pay such Final Earnout Amount to Sellers (in accordance with each Seller’s Earnout Percentage) by wire transfer of immediately available funds to accounts designated by the Seller Representative in writing. If the Seller Representative timely delivers a Dispute Notice pursuant to this Section 2.11 and any portion of such Proposed Earnout Amount is not in Dispute, Buyers shall promptly, and in any event within ten (10) Business Days after the date of such timely delivery of the Dispute Notice by the Seller Representative, pay all such amounts of such Proposed Earnout Amount that are not in Dispute (the “Non-Disputed Earnout Amount”) to the Sellers (in accordance with each Seller’s Earnout Percentage) by wire transfer of immediately available funds to an accounts designated by the Seller Representative in writing.
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(e)    If a Dispute Notice is timely delivered by the Seller Representative to Buyers, the Seller Representative, on the one hand, and Buyers, on the other hand, shall negotiate in good faith to resolve such Dispute and any such resolution agreed upon in writing shall be conclusive and binding on Sellers and Buyers (and all other Parties). In the event that the Seller Representative and Buyers are unable to resolve such Dispute within fifteen (15) days after Buyers’ receipt of such timely delivered Dispute Notice, either the Seller Representative or Buyers, as applicable, may submit such Dispute to the Accounting Expert. For the avoidance of doubt, items and amounts not objected to by the Seller Representative shall be deemed resolved and shall not be submitted to the Accounting Expert.
(f)    Buyers and the Seller Representative shall use commercially reasonable efforts to cause, and shall instruct, the Accounting Expert to resolve all Disputes soon as practicable, but in any event shall direct the Accounting Expert to render a determination within thirty (30) days after its retention. The Accounting Expert, acting as an expert and not as an arbitrator (but subject to the privileges and immunities of arbitrators), shall consider only those items and amounts in Buyers’ or Seller Representative’s respective calculations of such Earnout Statement, as applicable, including the amount of such Proposed Earnout Amount or Proposed Revenue Amount, that are identified as being items and amounts to which Buyers or the Seller Representative, as applicable, have been unable to agree in writing. In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the greatest value for such item claimed by either Buyers or the Seller Representative or less than the smallest value for such item claimed by either Buyers or the Seller Representative. The Accounting Expert’s determination shall be based solely on written materials submitted by the Seller Representative and Buyers and their respective representatives, as applicable (a copy of which shall be delivered to Buyers or the Seller Representative, as applicable, substantially concurrently with delivery to the Accounting Expert) (i.e., not on independent review), and on the terms of this Section 2.11. The determination of the Accounting Expert shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations). For purposes of this Agreement, a “Final Earnout Amount” shall mean a Proposed Earnout Amount as finally determined pursuant to this Section 2.11 or as otherwise agreed in writing by Buyers and the Seller Representative and “Final Revenue Amount” shall mean a Proposed Revenue Amount as finally determined pursuant to this Section 2.11 or as otherwise agreed in writing by Buyers and the Seller Representative.
(g)    The costs and expenses of the Accounting Expert incurred in connection with the resolution of such Dispute shall be borne by Buyers, on the one hand, and Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in Dispute. For example, should the items in dispute total in amount to $1,000 and the Accounting Expert awards $600 in favor of Buyers’ position, 60% of the costs of its review would be borne by Sellers, and 40% of the costs would be borne by Buyers.
(h)    The Buyers covenant and agree that they shall, and shall cause the Acquired Management Business Entities to, (i) not take or omit to take any action that has the purpose of, artificially decreasing the Management/Performance Fee Revenue during the period from the Closing through the earlier of (x) December 31, 2026 and (y) the Maximum Earnout Amount having been paid to the Sellers (the “Earnout Period”), (ii) continue to collect Management/Performance Fee Revenue during the Earnout Period in a manner consistent with past practice, and shall not accelerate, defer, delay or
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otherwise alter the timing or amounts of such collections in a manner inconsistent with the past practice of the Company Group Entities prior to the Closing, (iii) during the Earnout Period, not, directly or indirectly, take any action or omit to take any action a purpose of which is avoiding or reducing the Earnout Amount payable to Sellers pursuant to this Section 2.11 and (iv) maintain adequate books of account and all other records relating to or reflecting the operation of the business of the Acquired Management Business Entities during the Earnout Period in a manner consistent with past practice in order to facilitate the determination of the Final Earnout Amount pursuant to this Section 2.11. The Buyers shall give the Seller Representative no less than thirty (30) days’ prior written notice of the occurrence of any Change of Control.
(i)    Notwithstanding anything to the contrary in this Section 2.11, in the event of (A) an Acceleration Event, such Final Earnout Amount shall equal the Maximum Earnout Amount and, promptly following the occurrence of such Acceleration Event, Buyers shall pay to Seller (in accordance with each Seller’s Earnout Percentage), by wire transfer of immediately available funds to accounts designated by the Seller Representative in writing, an aggregate amount equal to the Maximum Earnout Amount and (B) a Partial Acceleration Event, such Final Earnout Amount shall equal seventy-five percent (75%) of the Maximum Earnout Amount and, promptly following the occurrence of such Partial Acceleration Event, Buyers shall pay to Seller (in accordance with each Seller’s Earnout Percentage), by wire transfer of immediately available funds to accounts designated by the Seller Representative in writing, an aggregate amount equal to seventy-five percent (75%) of the Maximum Earnout Amount and no further amounts shall be payable pursuant to this Section 2.11.
(ii)    Notwithstanding anything to the contrary in this Section 2.11, in the event of a Trigger Event, then (A) the Earnout Amount shall be determined (and paid) pursuant to this Section 2.11 with respect to such Cut-off Earnout Measurement Period and (B) the Earnout Amount shall subsequently be determined (and paid) pursuant to this Section 2.11 with respect to each Earnout Measurement Period that ends thereafter (for the avoidance, any amounts payable in respect of such subsequent Earnout Measurement Periods shall be less, without duplication, any Final Earnout Amounts and Non-Disputed Earnout Amounts previously paid to the Sellers); provided, that the Buyers shall not be required to deliver an Earnout Statement with respect to any Earnout Measurement Period if prior to the date on which such Earnout Statement would be due, Buyers have paid the Maximum Earnout Amount to the Sellers pursuant to this Section 2.11.
(i)    Buyers and Sellers shall treat and report for applicable Tax and financial reporting purposes the payment of each Final Earnout Amount as payment of additional purchase price, except that, to the extent required by applicable Law, a portion of such Final Earnout Amount shall be treated and reported for such purposes by Buyers and Sellers as interest, which portion shall be determined by using the appropriate applicable federal rate (as defined in Section 1274(d) of the Code and the Treasury Regulations promulgated thereunder).
(j)    Neither Buyers nor any of their respective Affiliates may offset or deduct any of its payment obligations under this Agreement, including pursuant to this Section 2.11, by counterclaim or otherwise, against all or any part of any payment obligation owing by any other party pursuant this Agreement or any other Ancillary Agreement, including any indemnification obligation under this Agreement, other than to the extent the payment obligations under this Agreement or any Ancillary Agreement have been finally adjudicated as due and owing by the Person against whom Buyer intends to exercise its right of offset, and prior written notice to the applicable Seller has
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been given. Furthermore, Buyers agree that disputes related to any Ancillary Agreement shall not serve as grounds to delay any performance or payment obligations under this Agreement, including pursuant to this Section 2.11.
(k)    The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:
(i)    “Acceleration Event” means (i) a Change of Control Event or (ii) an Event of Default, in each case, on or prior to the first (1st) anniversary of Closing.
(ii)    “Actual Cumulative Revenue” means (A) with respect to the Earnout Statement to be delivered with respect to Earnout Measurement Period 1, the Management/Performance Fee Revenue for Earnout Measurement Period 1, (B) with respect to the Earnout Statement to be delivered with respect to Earnout Measurement Period 2, the Management/Performance Fee Revenue for Earnout Measurement Period 2, (C) with respect to the Earnout Statement to be delivered with respect to Earnout Measurement Period 3, the Management/Performance Fee Revenue for Earnout Measurement Period 3 or (D) with respect to the Cut-off Earnout Measurement Period, if any, the Management/Performance Fee Revenue for the Cut-off Earnout Measurement Period; provided, that once the Management/Performance Fee Revenue for any calendar year has been finally determined pursuant to Section 2.11(c), as a component of a Final Earnout Amount, such Management/Performance Fee Revenue for such calendar year shall become fixed for purposes of calculating Actual Cumulative Revenue at any subsequent time other than to the extent there is a revenue reversal that occurs subsequent to the determination of such Management/Performance Fee Revenue determination pursuant to Section 2.11(c), in which case, such reversal shall be reduce the Management/Performance Fee Revenue then being determined.
(iii)    “Cut-off Earnout Measurement Period” means the period from January 1, 2022 through the date of a Trigger Event.
(iv)    “Earnout Amount” means, with respect to each Earnout Measurement Period, (A) (1) if the applicable Actual Cumulative Revenue is equal to, or greater than, 100% of the applicable Target Cumulative Revenue, the Maximum Earnout Amount, (2) if the applicable Actual Cumulative Revenue is less than, or equal to, 75% of the applicable Target Cumulative Revenue, zero ($0), and (3) if the applicable Actual Cumulative Revenue is between 75% and 100% of the applicable Target Cumulative Revenue, an amount equal to (x) the applicable Revenue Percentage, multiplied by (y) the Maximum Earnout Amount, minus (B) any Final Earnout Amounts previously received by the Sellers. For the avoidance of doubt, (x) any Earnout Amount, together with any Final Earnout Amounts previously paid to Sellers, shall in no event collectively exceed the Maximum Earnout Amount and (y) the Earnout Amount shall in no event be less than zero ($0).
(v)    “Earnout Measurement Period 1” means the period from January 1, 2022 through December 31, 2024.
(vi)    “Earnout Measurement Period 2” means the period from January 1, 2022 through December 31, 2025.
(vii)    “Earnout Measurement Period 3” means the period from January 1, 2022 through December 31, 2026.
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(viii)    “Earnout Measurement Periods” means Earnout Measurement Period 1, Earnout Measurement Period 2, Earnout Measurement Period 3 and the Cut-off Earnout Measurement Period.
(ix)    “Management/Performance Fee Revenue” means, with respect to any period of time, the aggregate amount of management, advisory, administration, incentive, performance, transaction and monitoring fees and all other fees payable, directly or indirectly, to the Partnership or any of its Subsidiaries or Affiliates (or any Person to whom Buyers direct business of the type conducted by the Partnership or any of its Subsidiaries or Affiliates prior to the Closing) (collectively, the “Acquired Management Business”) in respect of such time period under any investment management, advisory, administration or similar agreement or Contract in respect of the Company Funds, Clients and/or SMAs or similar types of funds or accounts, calculated on a cash basis other than management, advisory, administration, performance, transaction and monitoring fees, current-pay incentive fees and tax distributions, which shall be counted in the year earned on an accrual basis and otherwise in a manner consistent with past practice of the Partnership.
(x)    “Partial Acceleration Event” means, upon the Seller Representative’s written election, (i) a Change of Control Event or (ii) an Event of Default, in each case, after the first (1st) anniversary of the Closing, but on or prior to the second (2nd) anniversary of Closing.
(xi)    “Revenue Percentage” means a fraction, expressed as a percentage (A) the numerator of which shall equal (1) (x) the applicable Actual Cumulative Revenue, divided by (y) the applicable Target Cumulative Revenue, minus (2) 75% and (B) the denominator of which shall equal 25%.
(xii)    “Target Cumulative Revenue” means (A) with respect to Earnout Measurement Period 1, Target Cumulative Revenue 1, (B) with respect to Earnout Measurement Period 2, Target Cumulative Revenue 2, (C) with respect to Earnout Measurement Period 3, Target Cumulative Revenue 3 or (D) with respect to any Cut-off Measurement Period, Cut-Off Target Cumulative Revenue.
(xiii)    “Target Cumulative Revenue 1” means the aggregate amount of projected Management/Performance Fee Revenue for years 2022, 2023 and 2024 as listed on Schedule 2.11;
(xiv)    “Target Cumulative Revenue 2” means the aggregate amount of projected Management/Performance Fee Revenue for years 2022, 2023, 2024 and 2025 as listed on Schedule 2.11.
(xv)    “Target Cumulative Revenue 3” means the aggregate amount of projected Management/Performance Fee Revenue for years 2022, 2023, 2024, 2025 and 2026 as listed on Schedule 2.11.
(xvi)    “Target Cut-off Cumulative Revenue” means the aggregate amount of projected Management/Performance Fee Revenue for years 2022, 2023, 2024, 2025 and 2026 as listed on Schedule 2.11 (pro rated through the date of the Trigger Event); provided, that such pro ration shall only take into account the year in which Trigger Event occurs and prior years; provided, further, that years 2022, 2023 and 2024 shall be taken into account in all event.
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(xvii)    “Trigger Event” means (i) a Change of Control Event or (ii) an Event of Default, in each case, following the second anniversary of the Closing and prior to the determination of any Final Earnout Amount pursuant to this Section 2.11.
(l)    With respect to the calculation of any Earnout Amount in respect of any Cut-off Measurement Period, the Earnout Amount will be based on the percentage of performance achieved with respect to any complete year during the Cut-Off Measurement Period and on a projected basis for any remaining years based on performance to the date of the Trigger Event. For example, if year 1 Management/Performance Fee Revenue is $80 (relative to a $100 target), year 2 Management/Performance Fee Revenue is $90 (relative to a $100 target) and year 3 Management/Performance Fee Revenue through month 6 is $50 (relative to a $100 target), then Actual Cumulative Revenue for three-year period shall be deemed to equal $264 (extrapolated based on the monthly average) and 52% of the Maximum Earnout Amount shall be payable) upon consummation of the Trigger Event (with the remainder to be paid, if earned, in accordance with terms of this Section 2.11).
(m)    The Parties hereby acknowledge and agree that the Seller Representative may direct that any amounts to be paid to the OHA Partners and their Affiliates pursuant to this Section 2.11 be paid directly to an entity established to give effect to the terms of Annex 1 to the Letter Agreement.
(n)    Within five (5) Business Days following the determination of a Final Earnout Amount or a Non-Disputed Earnout Amount, the Buyers shall provide the Seller Representative with a schedule (an “Employee Earnout Allocation Schedule”) setting forth the Employee Earnout Amount in respect of such Final Earnout Amount or Non-Disputed Earnout Amount, the allocation of such Employee Earnout Amount among employees of the Company Group Entities, Buyers or their respective Affiliates and the manner of payment of such amounts (including any vesting conditions relating thereto). No later than the later of (x) five (5) Business Days following receipt of an Employee Earnout Allocation Schedule or (y) the next regularly scheduled payroll date following receipt of an Employee Allocation Schedule, Buyers shall pay or cause to be paid such Employee Earnout Amount to the employees set forth in such Employee Earnout Allocation Schedule in cash via payroll (subject to applicable withholding) in accordance with such Employee Earnout Allocation Schedule; provided, that, notwithstanding the foregoing, if the Employee Earnout Allocation Schedule includes any vesting conditions with respect to the payment of any portion of such Employee Earnout Amount, Buyers shall pay such portion of the Employee Earnout Allocation Schedule subject to vesting no later than the later of (x) five (5) Business Days following the satisfaction of the applicable vesting condition or (y) the next regularly scheduled payroll date following the satisfaction of the applicable vesting condition, it being acknowledged and agreed that at least 90% of the aggregate Employee Earnout Amounts shall be subject to three (3) year vesting and the Buyers shall provide the Seller Representative with an updated Employee Allocation Schedule for any amounts that are forfeited as a result of such vesting.
(o)    Notwithstanding anything in this Agreement to the contrary, but subject to Section 2.11(m), each Final Earnout Amount (less an amount equal to the Non-Disputed Earnout Amount with respect to such Final Earnout Amount, if any, previously paid pursuant to Section 2.11(d)) or Non-Disputed Earnout Amount shall be paid as follows:
(i)    First, to each Seller other than an OHA Partner or its Affiliates, an amount equal to such Seller’s Earnout Percentage multiplied by the applicable Final Earnout Amount or Non-Disputed Earnout Amount, and
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(ii)    Thereafter, to each Seller that is an OHA Partner or an Affiliate thereof, pro rata in accordance with his, her or its respective Earnout Percentage, the balance of such Final Earnout Amount or Non-Disputed Earnout Amount, in each case reduced by the Employee Earnout Amount.

Section 2.12    Purchase Price Allocation. The Parties agree that the Estimated Consideration and the Final Earnout Amount shall be allocated among the Purchased Interests in accordance with Exhibit H. Each payment made after the Closing that is treated for tax purposes as an adjustment to the purchase price under the terms of this Agreement shall be allocated to the item to which such payment relates. Except as otherwise required pursuant to a final determination by a Taxing Authority, each Buyer, each Seller and each Company Group Entity shall file all Tax Returns in a manner that is consistent with the allocations provided for in this Section 2.12 and refrain from taking any action inconsistent therewith.
Section 2.13    Incremental Restructuring Payment.
(a)    The amount of the Incremental Restructuring Contingent Payments to each Electing Holdco Seller shall equal the amount that is sufficient to offset fully on an “after-Tax” basis, the excess of (i) the aggregate individual income and any state and local corporate income and unincorporated business Tax cost to such Electing Holdco Seller of structuring the Transactions (including the Tax cost with respect to payments pursuant to Section 2.11) as a taxable “asset” sale for income tax purposes, as compared to (ii) the aggregate individual income Tax cost such Electing Holdco Seller would have incurred had such Electing Holdco Seller sold the Purchased Holdco Interests (with no Tax election under Section 338(h)(10) of the Code); provided, however, that the aggregate Incremental Restructuring Contingent Payments shall be reduced by the Incremental Restructuring Closing Payment to such Electing Holdco Seller.
(b)    The amount of the Incremental Restructuring Contingent Payment to each Merged Holdco Seller shall equal the amount that is sufficient to offset fully on an “after-Tax” basis, the excess of (i) the aggregate individual income and any state and local corporate income and unincorporated business Tax cost to such Merged Holdco Sellers of structuring the Transactions (including the Tax cost with respect to payments pursuant to Section 2.11) as a distribution of certain assets by such Merged Holdco to such Merged Holdco Seller followed by a taxable “asset” sale by such Merged Holdco Seller prior to the Mergers, as compared to (ii) the aggregate individual income Tax cost such Merged Holdco Seller would have incurred had the Mergers occurred without any distribution of assets by such Merged Holdco (with no Tax election under Section 338(h)(10) of the Code and with all Consideration payable to such Merged Holdco Seller paid pursuant to the Mergers) ); provided, however, that the aggregate Incremental Restructuring Contingent Payments shall be reduced by the Incremental Restructuring Closing Payment to such Merged Holdco Seller.
(c)    For the purpose of determining the Incremental Restructuring Contingent Payments, “after-Tax” basis means that the Incremental Restructuring Contingent Payments will take into account the additional Taxes payable as a result of the receipt of the Incremental Restructuring Closing Payments and Incremental Restructuring Contingent Payments (taking into account all available credits and deductions attributable to the payment of such additional income and New York unincorporated business Taxes), as purchase price for Tax purposes, provided, that “after-tax basis” shall not take into account any tax position that is not supportable on at least a more likely than not basis.
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(d)    Each Incremental Restructuring Contingent Payment shall be calculated using the actual federal, state and local Tax liability of the applicable Electing Holdco Seller and Merged Holdco Seller, on a “with and without” basis as reflected on the actual Tax Returns (in the case of the “with” calculation) filed or pro forma Tax Return (in the case of the “without” calculation) prepared by such Electing Holdco Seller or Merged Holdco Seller, as applicable.
(e)    Within thirty (30) days of the filing of the applicable income Tax Return by a Merged Holdco Seller or Electing Holdco Seller, as applicable, that reports the Transactions pursuant to this Agreement (including receipt of amounts described in Section 2.11), the Seller Representative (on behalf of the applicable Merged Holdco Seller or Electing Holdco Seller) shall deliver (or cause to be delivered) a true, correct and complete copy of such income Tax Return and a schedule setting forth in reasonable detail the calculation of the Incremental Restructuring Payments. Buyers, on the one hand, and the Seller Representative, on the other hand, shall each provide the other with reasonable access to the supporting documentation necessary to the calculation of each Incremental Restructuring Contingent Payment. If the Buyer disagrees with Seller Representative’s calculation of the Incremental Restructuring Contingent Payments and the Seller Representative and Buyers are unable to resolve such disagreement within thirty (30) days, then the Parties shall refer such dispute to the Accounting Expert, in accordance with the procedures set forth in Section 2.4, applied mutatis mutandis. No later than five (5) Business Days after the applicable Incremental Restructuring Contingent Payment is finally determined, Buyers shall pay to such Electing Holdco Seller or Merged Holdco Seller, as applicable, the amount of such party’s Incremental Restructuring Contingent Payment as determined pursuant to this Section 2.13(e) by wire transfer of immediately available funds, to such bank account(s) as shall be designated by the Seller Representative in writing to Buyers.
(f)    The aggregate of (i) the Incremental Restructuring Contingent Payments and (ii) the Incremental Restructuring Closing Payment shall not exceed the Incremental Restructuring Payment Cap. Notwithstanding anything in this Section 2.13 to the contrary, to the extent that the aggregate amount of Incremental Restructuring Contingent Payments is limited in a particular taxable year because Incremental Restructuring Payment Cap would be exceeded, then the amount of such payment for such taxable year that is payable pursuant to Section 2.13(e) shall be allocated among all Electing Holdco Sellers and Merged Holdco Sellers in proportion to the respective portion of the aggregate of Incremental Restructuring Contingent Payments and the Incremental Restructuring Closing Payment that would have been payable to each such Seller in such taxable year under this Agreement if the Incremental Restructuring Payment Cap did not apply.
Section 2.14    Tax Withholding. Each Buyer, its Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold Taxes (including any Taxes required to be deducted and withheld under Section 1445 and/or 1446(f) of the Code, to the extent (a) a duly completed and properly executed Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 is not provided by an applicable Seller pursuant to Section 2.3(g)(iii) or (b) the certificate described in Section 2.3(g)(iii)(y) is not delivered by WSI)) on payments made by it pursuant to this Agreement in accordance with applicable Law and shall timely remit such Taxes to the applicable Governmental Authority. Other than with respect to any compensatory payment or with respect to a Seller that has not provided a duly completed and properly executed Internal Revenue Service Form W-9, Buyers shall use commercially reasonable efforts to notify the Person with respect to which such withholding obligation applies (but in no event less than five (5) Business Days prior to withholding such amounts), and
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Buyers shall use commercially reasonable efforts to cooperate with such Person to enable such Person to provide any applicable certificates or other documentation or to obtain any available reduction of or relief from such deduction or withholding. To the extent that any amounts are so deducted, withheld and paid over to the proper Governmental Authority, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.
Section 2.15    No Clawback. The Parties acknowledge and agree that, for the avoidance of doubt, Buyer 1’s Policy for Recoupment of Incentive Compensation and any other clawback policy in existence as of the date hereof or hereinafter adopted by the Buyer Board shall not apply to any consideration payable or deliverable pursuant to this Agreement or the Letter Agreement, including any consideration payable or deliverable (a) pursuant to Article II or (b) pursuant to the items set forth on Annex I to the Letter Agreement in respect of the earnout (with respect to Sellers), deferred carry or transaction proceeds pool.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLERS
Except as set forth in the Seller Disclosure Schedule (it being agreed that any matter disclosed in the Seller Disclosure Schedule with respect to any section of this Article III shall be deemed to have been disclosed for purposes of each other Section or subsection of this Article III to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter), in the cases of Sections 3.1 through 3.3 and Section 3.4(i) through Section 3.6, each Seller hereby represents and warrants (on a several basis solely with respect to such Seller), to each Buyer and Merger Sub as follows, and in the case of Section 3.4, each Holdco Seller hereby represents and warrants (on a several basis solely with respect to the Holdco owned by such Holdco Seller) to Buyer 1 and the applicable Merger Sub as follows:
Section 3.1    Organization. If such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. If such Seller is not a natural person, such Seller has the requisite power and authority to carry on its business and to own all of its properties and assets as currently conducted and owned. If such Seller is not a natural person, such Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or operated by it makes such qualification necessary.
Section 3.2    Authority; Validity of Agreements; No Violations.
(a)    If such Seller is not a natural person, such Seller has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to perform its obligations hereunder and thereunder. If such Seller is a natural person, such Seller has the legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to perform its obligations hereunder and thereunder. Assuming the truth and accuracy of the representations and warranties set forth in Section 4.3 and Section 5.2(a), this Agreement and each Ancillary Agreement to which such Seller is a party constitute, or upon execution will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the
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enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).
(b)    Neither the execution, delivery or performance of this Agreement or any applicable Ancillary Agreement by such Seller, nor the consummation by such Seller of the Transactions, or compliance by it with any of the terms or provisions hereof or thereof or performance of its obligations hereunder or thereunder will, with or without the giving of notice, lapse of time or both: (i) violate any Law applicable to such Seller or any Permit held by such Seller; (ii) if such Seller is not a natural person, violate or result in a breach of any of its Organizational Documents; (iii) require any Consent to be made or obtained by it that has not been obtained prior to the Closing; (iv) other than as set forth on Schedule 3.2(b) of the Seller Disclosure Schedule, result in a violation or breach by it of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which it is a party, or by which it or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance upon its properties or assets, except in the case of clauses (i), (iii), (iv) or (v) as would not be material and adverse to the ability of such Seller to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party, or to consummate the Transactions.
Section 3.3    Title. Following the Pre-Closing Restructuring, such Seller is the record and beneficial owner of the Purchased Interests set forth opposite its name on Annex A-1, Annex A-2 or Annex A-4, as applicable, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedule, as of immediately prior to the Closing, neither such Seller nor any of its Affiliates owns any equity interests, economic interests or voting interests, or any interests or securities convertible into or exchangeable or exercisable for such interests, in the Company Group Entities, except for the Purchased Interests. Such Seller has the power and authority to sell, transfer, assign and deliver the Purchased Interests set forth opposite its name on Annex A-1, Annex A-2 or Annex A-4, as applicable, and such delivery will convey to Buyer 2 at the Closing good and valid title to such Purchased Interests, free and clear of any and all Encumbrances other than Specified Permitted Encumbrances.
Section 3.4    Holdco Matters.
(a)    Organization. Such Holdco is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization. Such Holdco has the requisite power and authority to carry on its business and to own all of its properties and assets, as currently conducted and owned. Such Holdco is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or operated by it makes such qualification necessary. Such Holdco Seller has provided to Buyers true and correct copies of all of the Organizational Documents of such Holdco as in effect as of the date hereof, and a list of each such Organizational Document is set forth on Schedule 3.4(a) of the Seller Disclosure Schedule. Each Organizational Document of such Holdco is in full force and effect and there has been no material violation thereof by such Holdco. No order has been made, petition presented or resolution passed for the winding up of such Holdco and no meeting has been convened for the purpose of winding up such Holdco.
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(b)    Authority; Validity of Agreements; No Violations. Such Holdco has full power and authority to execute and deliver this Agreement. Assuming the truth and accuracy of the representations and warranties set forth in Section 4.3 and Section 5.2(a), this Agreement constitutes a valid and legally binding obligation of such Holdco, enforceable against such Holdco in accordance with its terms, except as limited by the Bankruptcy and Equity Exception. Subject to the receipt of a Written Consent (if applicable), neither the execution, delivery or performance prior to and at the Closing of this Agreement by such Holdco, nor the consummation by such Holdco of the Transactions contemplated by this Agreement prior to and at the Closing, or compliance by it with any of the terms or provisions hereof or performance of its obligations hereunder prior to and at the Closing will, with or without the giving of notice, the lapse of time or both: (i) violate any Law applicable to such Holdco or any Permit held by such Holdco; (ii) violate or result in a breach of any of its Organizational Documents; (iii) require any Consent to be made or obtained by it; (iv) result in a violation or breach by it of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which it is a party, or by which it or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance upon its properties or assets, except in the case of clauses (i), (iii), (iv) and (v), as would not be material to such Holdco. Subject to the receipt of a Written Consent (if applicable), such Holdco is not required to obtain any Consent in connection with the execution and delivery by it of this Agreement, nor, as of immediately prior to the Closing, the performance of this Agreement or the performance of its obligations hereunder.
(c)    Capitalization. The Acquired Holdco Interests held by such Holdco Seller constitute all issued and outstanding equity interests of such Holdco. Except for the Acquired Holdco Interests of such Holdco, there are no other issued or outstanding equity interests, economic interests or voting interests in such Holdco, nor are there any debt or other interests outstanding that are convertible into or exchangeable or exercisable for any such equity, economic or voting interests. All of the Acquired Holdco Interests of such Holdco have been duly authorized and validly issued, are fully paid and non-assessable, have been offered, sold and delivered by such Holdco in compliance in all material respects with applicable securities and other applicable Laws and Contracts to which it is a party or by which it is bound, and have not been issued in violation of any Equity Rights. As of immediately prior to the Closing, such Holdco (other than WSI) shall have no Subsidiaries nor shall it own any equity, economic or voting interests in any other Person other than Holdco Owned Interests. There are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, stock appreciation, restricted stock, phantom equity, profits interests or other equity or equity-based rights or similar rights commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating such Holdco or any of its Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity, economic or voting interests in such Holdco or any securities or obligations convertible or exchangeable into or exercisable for, any such interests, (ii) giving any Person a right to subscribe for or acquire any equity, economic or voting interests in such Holdco or (iii) obligating such Holdco or any of its Affiliates to issue, grant, adopt or enter into any Equity Right. No Person other than such Holdco Seller has an ownership interest or the right to participate in the revenues, profits, goodwill or other assets of such Holdco, and, to the Knowledge of such Holdco Seller, no Person other than such Holdco Seller has ever alleged or made any claim that they do have any such right.
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(d)    Ownership of Holdco Owned Interests. As of immediately prior to the Closing, such Holdco shall be the record and beneficial owner of the Equity Interests set forth opposite such Holdco’s name on Schedule 3.4(d) of the Seller Disclosure Schedule (the “Holdco Owned Interests”), in each case free and clear of any and all Encumbrances other than Specified Permitted Encumbrances. Such Holdco shall have, as of immediately prior to the Closing, good and valid title to such Holdco Owned Interests, in each case free and clear of any and all Encumbrances other than Specified Permitted Encumbrances.
(e)    Business. Such Holdco has never incurred, and does not have, any Liabilities of any kind, except for (i) contractual obligations pursuant to the express provisions of the Existing GenPar LPA, the Existing LPA or other Organizational Document governing the Holdco Owned Interests, (ii) contractual obligations pursuant to the express provisions of the Contracts set forth on Schedule 3.4(e) of the Seller Disclosure Schedule, (iii) liabilities in connection with, pursuant to or in accordance with this Agreement (including the Pre-Closing Restructuring) and (iv) Tax liabilities incurred in the ordinary course of business. Such Holdco has not engaged in any business other than purchasing, owning and investing, directly or indirectly, in Holdco Owned Interests and activities incidental thereto, and such Holdco has no assets other than Holdco Owned Interests, immaterial incidents of ownership relating thereto and the Contracts described in this Section 3.4(e).
(f)    Financial Statements. Schedule 3.4(f) of the Seller Disclosure Schedule sets forth (i) true and complete copies of the unaudited balance sheet of such Holdco for the period ending December 31, 2020, and (ii) the unaudited income statement of such Holdco for the period ending December 31, 2020 (collectively, the “Holdco Financial Statements”). Assuming the truth, accuracy and completeness of the Schedule K-1s that such Holdco has received from the General Partner, each statement of assets, liabilities and members’ equity included in the applicable Holdco Financial Statements presents fairly in all material respects the financial position, assets, liabilities and members’ equity of such Holdco as of the dates and for the periods therein indicated, and the statements of operations included in the applicable Holdco Financial Statements present fairly in all material respects the results of the operations of such Holdco for the periods therein indicated.
(g)    Compliance with Law. Such Holdco has at all times been in compliance in all material respects with all applicable Laws and such Holdco has not been threatened in writing to be charged with or given notice of any material violation of any applicable Law by any Governmental Authority. No representation or warranty is given under this Section 3.4(g) with respect to Taxes, which matters are covered exclusively under Section 3.4(e)(iii) and Section 3.4(i).
(h)    Legal Proceedings. There is no Proceeding pending or, to the Knowledge of such Holdco Seller, threatened in writing against such Holdco.
(i)    Taxes.
(i)    Such Holdco (i) has duly and timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed by, or with respect to, it, and all such Tax Returns were prepared in compliance with applicable Law and in a manner consistent with the Schedules K-1 and any other Tax information, if any, it has received from the General Partner, and are true, correct and complete in all material respects and (ii) other than to the extent arising out of the matters set forth on Schedule 1.1-A of the Seller Disclosure Schedule (A) has timely paid (or has
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had paid on its behalf) in full all income and other material Taxes due and payable by it (whether or not reflected on any Tax Return) including in respect of income and gains of the General Partner allocated to it on such Schedule K-1s and (B) has not realized for Tax purposes any income or gains other than through the General Partner (or, in the case of WSI, indirectly through the Partnership) and reported on Schedules K-1 provided to it by the General Partner (except with respect to WSI, which has not realized for Tax purposes any income or gains other than indirectly through the Partnership). To the Knowledge of such Holdco Seller, the Tax information provided to it (or to such Holdco) on the Schedules K-1 and any other Tax information it has received from the General Partner or the Partnership is true, correct and complete in all material respects.
(ii)    There are no material Encumbrances for Taxes upon the assets or properties of such Holdco, except for Permitted Encumbrances. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of such Holdco.
(iii)    No jurisdiction in which such Holdco does not pay a particular Tax or file a particular Tax Return has made a written claim or written assertion that such Holdco is or may be subject to a particular Tax or required to file a particular Tax Return in such jurisdiction. There are no federal, state, local or foreign audits or other Proceedings, that have formally commenced or are presently pending with regard to any Taxes or Tax Returns of or including such Holdco, and such Holdco has not received written notification that such an audit or other Proceeding is threatened with respect to any Taxes owed by, or any Tax Return filed by or with respect to such Holdco. Such Holdco has not received from any Taxing Authority any notice of deficiency or proposed adjustment in writing for any Tax proposed, asserted, or assessed by any Taxing Authority against such Holdco which has not been paid in full.
(iv)    Such Holdco is not a party to or bound by, and does not have any obligation under, any Tax Sharing Agreement.
(v)    Such Holdco (or any predecessor of such Holdco) (with respect to WSI, other than a group the common parent of which was WSI) has not been a member of a federal, state, local or foreign consolidated, combined, unitary or similar group and such Holdco has no liability for the Taxes of another Person (with respect to WSI, other than its Subsidiary, WSI OHA (H) LLC) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Laws, as a result of transfer, successor or similar liability, by operation of Law, by Contract or assumption or otherwise.
(vi)    Such Holdco has complied in all material respects with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all material amounts required to be withheld and paid over under all applicable Laws and (ii) all material Tax information reporting, collection and retention provisions of applicable Laws.
(vii)    Except as set forth on Schedule 3.4(i)(viii) of the Seller Disclosure Schedule, such Holdco has not (a) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar or comparable provision of state, local or foreign law) or (b) requested or received any Tax ruling, technical advice memorandum or similar document, transfer pricing agreement, or similar agreement or signed an agreement with any Taxing Authority.
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(viii)    Such Holdco is, and, unless otherwise noted in Schedule 3.4(i)(viii) of the Seller Disclosure Schedule, has been at all times since the date of its formation, classified for U.S. federal income tax purposes as set forth opposite such Holdco’s name on Schedule 3.4(i)(viii) of the Seller Disclosure Schedule.
(ix)    Such Holdco will not be required to include in any taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) or (D) prepaid amount received on or prior to the Closing Date.
(x)    Such Holdco has no deferred payment obligation pursuant to Section 965 of the Code.
(xi)    Such Holdco has not deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by such Holdco in respect of calendar year 2020 but for the application of the CARES Act, and such Holdco has not applied for or incurred any U.S. Small Business Administration Paycheck Protection Program loan.
(xii)    All related party transactions involving such Holdco have been conducted at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.
(xiii)    Such Holdco (other than WSI) has provided or made available to Buyers true, correct and complete copies of (a) the Tax Returns of such Holdco (including any amendments thereto) filed on or prior to the date of this Agreement for each taxable year beginning on or after January 1, 2019 and (b) all examination reports and statements of deficiencies, if an, relating to the audit of such Tax Returns by any Taxing Authority, for each taxable year beginning on or after January 1, 2018.
(xiv)    Such Holdco has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(xv)    In the case of a Corporate Holdco, such Corporate Holdco has been a validly electing S corporation (an “S Corporation”) within the meaning of Sections 1361 and 1362 of the Code (and under any analogous state or local Tax law) at all times during its existence and such Corporate Holdco will be an S Corporation up to and including the Closing Date. Such Corporate Holdco (i) is not liable for any Tax under Section 1374 of the Code (or under any analogous state or local Tax law) and (ii)
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has not, since its formation, acquired assets from another corporation in a transaction in which the Tax basis was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
(xvi)    In the case of WSI, WSI has elected to be treated as a corporation for U.S. federal (and, to the extent relevant, state and local) Income Tax law purposes at all times during its existence and will be treated as a corporation up to and including the Closing Date.
(xvii)    Each of the Corporate Holdcos and the applicable Holdco Sellers have not taken any action and, to the Knowledge of the applicable Person, are not aware of the existence of any fact or circumstance that would reasonably be expected to prevent or impede the applicable Merger from qualifying for the Intended Merger Tax Treatment.
(xviii)    Each of the Corporate Holdcos has complied with applicable escheat and unclaimed property Laws in all material respects.
(xix)    Other than the representations contained in Section 3.4(i)(iv), Section 3.4(i)(viii), Section 3.4(i)(xv) and Section 3.4(i)(xx), no representation or warranty contained in this Section 3.4(i) shall apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date.
(xx)    As of December 31, 2020, WSI reported a net operating loss carry forward for U.S. federal income tax purposes of nineteen million, three hundred forty-two thousand, three hundred thirty-three dollars ($19,342,333) (the “WSI NOL”). Prior to the sale and transfer of the Purchased Holdco Interests contemplated by this Agreement, none of the net operating losses of WSI as determined for U.S. federal (and applicable state and local) income tax purposes were subject to limitations pursuant to Section 382 of the Code (or any corresponding or similar provisions of state or local Law).
Section 3.5    Legal Proceedings. There is no Proceeding pending or, to such Seller’s knowledge, threatened in writing against such Seller or any Affiliate of such Seller that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to perform its obligations hereunder or under any Ancillary Agreement.
Section 3.6    Brokers and Finders. Except as set forth on Schedule 3.6 of the Seller Disclosure Schedule, no agent, broker, Person, financial advisor or other intermediary acting on behalf of such Seller or such Holdco is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.
Section 3.7    Purchased Co-Investment Interests.
(a)    Schedule 3.7(a) of the Seller Disclosure Schedule sets forth complete and accurate information, with respect to each Purchased Co-Investment Interest, regarding (i) the name of the applicable Co-Investment Entity that has issued such interest, (ii) the amount of such Co-Investment Seller’s capital commitment to such Co-Investment Entity, and (iii) the amount of such Co-Investment Seller’s unfunded capital commitment to such Co-Investment Entity as of June 30, 2021. Such Co-Investment Seller has contributed to the capital of each of the Co-Investment Entities, following such Co-Investment Seller’s receipt of a notice by or on behalf of such Co-
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Investment Entity that such Co-Investment Seller is required to contribute capital to such Co-Investment Entity, all amounts which it was required to contribute pursuant to the terms of the Organizational Documents of such Co-Investment Entity and, except for such Co-Investment Seller’s unfunded capital commitment to such Co-Investment Entity, as of the date hereof, to the knowledge of such Co-Investment Seller, such Co-Investment Seller has no currently outstanding obligation to make any further capital contributions or other payments or contributions to any of the Co-Investment Entities;
(b)    Assuming the valid and binding obligations of the other parties thereto, the Organizational Documents of each Co-Investment Entity to which such Co-Investment Seller is a party and has executed and delivered to such Co-Investment Entity are valid and binding against such Co-Investment Seller and are in full force and effect as to such Co-Investment Seller, except as may be limited by the Bankruptcy and Equity Exception. Except for the Organizational Documents, this Agreement and the Ancillary Agreements, such Co-Investment Seller is not party to any other Contract with respect to any of the Purchased Co-Investment Interests. Such Co-Investment Seller has not received written notice that it is, nor to the knowledge of such Co-Investment Seller, is such Co-Investment Seller currently in default under any such Organizational Documents of the Co-Investment Entities that are applicable to such Co-Investment Seller; and
(c)    Such Co-Investment Seller has not received written notice that it has, nor to the knowledge of such Co-Investment Seller does it have, any outstanding obligation to return any distributions or portions thereof previously received by them from a Co-Investment Entity.
Section 3.8    Investor Representations. Each Seller with a Stock Percentage greater than 0% is acquiring Buyer Stock under this Agreement for the purpose of investment for its own account, not as a nominee or agent, and not with a view to or for the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Each Seller with a Stock Percentage greater than 0% acknowledges that the sale of such Buyer Stock hereunder has not been registered under the Securities Act or any state securities Laws, and that none of the shares of Buyer Stock may be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of except pursuant to registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Each Seller with a Stock Percentage greater than 0% represents that it is an Accreditor Investor.
Section 3.9    Exclusivity of Representations. Buyers and Merger Subs acknowledge and agree that the representations and warranties made by Sellers in this Article III are the exclusive representations and warranties made by Sellers. Each Seller hereby disclaims any other express or implied representations or warranties, whether written or oral.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY GROUP ENTITIES
Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Article IV shall be deemed to have been disclosed for purposes of each other Section or subsection of this Article IV to the extent the applicability of such matter so referenced is
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reasonably apparent on the face of such included matter), each of the Companies hereby, jointly and severally, represent and warrant to Buyers and Merger Subs as follows:
Section 4.1    Organization, Etc.
(a)     Each Company Group Entity and each Co-Investment Entity is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized, except where the failure to be in good standing (or the equivalent thereof) would not reasonably be expected to be material to the Company Group Entities and Co-Investment Entities, taken as a whole. Each Company Group Entity and each Co-Investment Entity has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated, except where the failure to have such power or authority would not reasonably be expected to be material to the Company Group Entities and Co-Investment Entities, taken as a whole. Each Company Group Entity and each Co-Investment Entity is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or registered would not reasonably be expected to be material to the Company Group Entities and Co-Investment Entities, taken as a whole. The Companies have provided to Buyers true and correct copies of all of the Organizational Documents (excluding any certificates of formation or other formation documents that do not contain the existing material and operative terms governing the relationships among such entities and their equityholders) of each of the Company Group Entities and Co-Investment Entities. Each Organizational Document of each Company Group Entity and each Co-Investment Entity is in full force and effect and there has been no material violation thereof by any Company Group Entity or any Co-Investment Entity, as applicable.
(b)    (i) No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of any Company Group Entity’s or any Co-Investment Entity’s (ii) none of any Company Group Entity or any Co-Investment Entity has made or proposed any arrangement or composition with its creditors or any class of creditors, (iii) none of the Company Group Entities or Co-Investment Entities is insolvent, or unable to pay its or his debts within the meaning of the insolvency legislation applicable to any Company Group Entity or any Co-Investment Entity, and none of the Company Group Entities or Co-Investment Entities nor any equityholder thereof has stopped paying its debts as they fall due, (iv) no execution or other process has been levied against any Company Group Entity or any Co-Investment Entity or action taken to repossess goods in the possession of any Company Group Entity or any Co-Investment Entity, and (v) no unsatisfied judgment is outstanding against any Company Group Entity or any Co-Investment Entity.
Section 4.2    Capital Structure.
(a)    Section 4.2(a) sets forth as of the date hereof a true and correct list of the Company Group Entities, the CLO Entities and the Co-Investment Entities listing for each of them its name, type of Entity, jurisdiction of organization, the issued and outstanding ownership interests of each such Entity (the “Group Interests”) and each record and beneficial owner of any Group Interest, together with the amount and/or percentage of such Entity owned by each such Person (including a schedule of all Persons entitled to share in any carried interest or performance fees or other revenues of any kind); provided, that with respect to the CLO Entities, the Group Interests shall only include those ownership interests of each CLO Entity owned by the Company Group
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Entities. There are no other issued or outstanding equity or equity-based interests, economic interests or voting interests in any Company Group Entity or any Co-Investment Entity other than the Group Interests nor are there any debt or other interests outstanding that are convertible into or exchangeable or exercisable for any such equity, economic or voting interests. All of the issued and outstanding Group Interests have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any Equity Rights, have been offered, sold and delivered by the relevant Company Group Entity, CLO Entity or Co-Investment Entity, as applicable, in compliance in all material respects with applicable securities and other applicable Laws and Contracts.
(b)    Holdco Owned Interests represent, both before and after giving effect to the Closing, but in any event following the Pre-Closing Restructuring, the Percentage Interests in the General Partner or the Partnership, as applicable, as set forth on Schedule 3.4(d). Following the Pre-Closing Restructuring, the General Partner’s sole material assets are Class B Interests of the Partnership, representing a 40.7183184% Percentage Interest in the Partnership, and the General Partner conducts no business other than acting as the general partner of the Partnership and such activities as are incidental thereto. The Business is conducted entirely through the Company Group Entities and no part of the Business is conducted by the General Partner outside of the Company Group Entities. Without limiting the generality of the foregoing, none of the General Partner nor any OHA Partner has the right to receive any fee or revenue streams, or other economic rights or interests derived therefrom, from the Business except through their direct or indirect ownership of the Companies.
(c)    Except as set forth on Schedule 4.2(c), the Partnership has the right to receive, directly or indirectly, 100% of the management fees, performance fees and similar revenue streams paid by or in respect of each of the Company Funds. Each Purchased SPV Interest represents the right to receive the percentage set forth on Schedule 4.2(a) hereto of the carried interest and similar revenue streams from the applicable Company Fund(s) and of all returns on the capital invested directly or indirectly by such SPV in the applicable Company Fund(s).
(d)    Except as set forth on Schedule 4.2(d) and except as set forth in the Organizational Documents of the Company Group Entities and Co-Investment Entities, as applicable, that in each case have been provided to Buyers, there are no Equity Rights (i) obligating or any Company Group Entity or Co-Investment Entity or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Group Interests or any securities or obligations convertible or exchangeable into or exercisable for, any Group Interests, (ii) giving any Person a right to subscribe for or acquire any Group Interests or (iii) obligating any Company Group Entity or Co-Investment Entity or any of their respective Affiliates to issue, grant, adopt or enter into any Equity Right. Neither the Company Group Entities nor Co-Investment Entities nor any of their respective Affiliates (excluding the Company Funds in the ordinary course of business and in accordance with its investment strategy) has outstanding Indebtedness that entitles or conveys to any Person the right, to vote, or that is convertible into or exercisable for Group Interests. Except as set forth on Schedule 4.2(d), no Person other than the owners of the Group Interests has an ownership interest or the right to participate in the revenues, profits, goodwill or other assets of the Company Group Entities or Co-Investment Entities and, to the Knowledge of the Companies, no Person, other than the owners of the Group Interests, in the past three (3) years has alleged or made any claim that they do have any such right.
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Section 4.3    Authority; Validity of Agreements. Each of the Companies and the Co-Investment Entities have the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Companies and the Co-Investment Entities of this Agreement and each of the Ancillary Agreements to which they are a party, and the consummation by the Companies and the Co-Investment Entities of the Transactions, have been duly and validly authorized and approved by all necessary corporate or other action of the Companies or the Co-Investment Entities, as applicable, including any necessary approval or consent of their respective shareholders, members, partners or other equity owners. This Agreement and each Ancillary Agreement executed and delivered by the Companies or the Co-Investment Entities have been duly and validly executed and delivered by the Companies or the Co-Investment Entities, as applicable, and (assuming due authorization, execution and delivery by the other Parties hereto) this Agreement and each Ancillary Agreement constitutes a valid and binding obligation of the Companies and the Co-Investment Entities enforceable against each of them in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.
Section 4.4    Consents and Approvals. Except as set forth on Schedule 4.4, none of any Company Group Entity, Co-Investment Entity or Company Fund is required to obtain any Consent of or provide any notice to any Governmental Authority in connection with the execution and delivery by the Companies or the Co-Investment Entities of this Agreement and each Ancillary Agreement, the performance of this Agreement and each Ancillary Agreement by the Companies and the Co-Investment Entities or the performance of their respective obligations hereunder or thereunder.
Section 4.5    No Conflicts. Except as set forth on Schedule 4.5(a) or any required Client Consent in connection with the Transactions, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Companies and the Co-Investment Entities, and the consummation of the Transactions, will not (a) conflict with, result in a material breach of, result in a termination of, contravene or constitute a material default under, or be an event that with the giving of notice or passage of time or both will become a material default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance or loss of any material rights of any Company Group Entity, any Co-Investment Entity or Company Fund pursuant to any of the terms, conditions or provisions of or under (i) any applicable Law or Permit, (ii) the Organizational Documents of any Company Group Entity, any Co-Investment Entity or any Company Fund or (iii) any Material Contract, material Plan or any other material instrument binding upon a Company Group Entity, a Co-Investment Entity or a Company Fund, or to which the property of a Company Group Entity, a Co-Investment Entity or Company Fund or any portion of the Business is subject (including material Fund Documentation); or (b) result in a “key person” or “for cause” event (or similar concept) under any Fund Documentation, including, but not limited to, the ability of the limited partners of such Company Fund to vote on the removal of the general partner of such Company Fund, the termination or suspension of the obligation of each partner to make capital contributions or the termination of such Company Fund as a result of such event. Schedule 4.5(b) sets forth a list of all Company Funds and the required Client Consent for such Company Funds.
Section 4.6    Financial Statements and Records.
(a)    The Companies have provided Buyers with true and complete copies of the Companies Financial Statements. Each combined statement of financial
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position included in the combined Companies Financial Statements of the Companies, including therein the Partnership and its Subsidiaries presents fairly in all material respects the combined financial position of the Companies as of the date thereof, and the other combined financial statements included in such Companies Financial Statements present fairly in all material respects the combined results of the operations and comprehensive income, changes in capital (deficit) and cash flows of the Companies for the periods therein set forth  The Companies Financial Statements have been prepared and presented in accordance with GAAP consistently applied during the periods involved (except as noted therein and, in the case of unaudited Companies Financial Statements, for the absence of footnotes and year-end adjustments and accruals normal in nature and amount).
(b)    Each of the Company Group Entities and Company Funds maintains internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, including policies and procedures applicable to each Company Group Entity and Company Fund that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with applicable Law, and that receipts and expenditures of the Company Group Entities are being made only in accordance with authorizations of management and directors of the Company Group Entities and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group Entities.
(c)    To the Knowledge of the Companies, the books and records of the Company Group Entities and each Company Fund have been fully, properly and accurately maintained in all material respects, in compliance with all applicable Laws, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
(d)    Except as set forth on Schedule 4.6(d), no Company Group Entity has engaged in any “off balance sheet” or similar financing of a type which would not be required to be shown or reflected in the Companies Financial Statements.
Section 4.7    Absence of Undisclosed Liabilities. No Company Group Entity has or is subject to any claims, liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) (collectively, “Liabilities”), except (a) as and to the extent specifically disclosed and reserved against in the Most Recent Balance Sheets or footnotes thereto, (b) executory contractual obligations that (i) were incurred after the date of the Most Recent Balance Sheets in the ordinary course of business consistent in nature and amount with past practice of the relevant Company Group Entity and (ii) do not arise from any breach or violation of, or default under, such contracts, (c) would not reasonably be expected to be, individually or in the aggregate, material to the Company Group Entities, the Company Funds, the Business, or the results of operations or financial results of the Business or (d) as set forth on Schedule 4.7.
Section 4.8    Absence of Certain Changes. Since June 30, 2021 through the date of this Agreement, (A) each Company Group Entity and Company Fund has conducted its business in the ordinary course consistent with past practices of such Company Group Entity or such Company Fund, respectively, (B) there has not occurred any change, effect, event, occurrence, development or state of facts that has, or would reasonably be expected to (i) except as set forth on Schedule 4.8, have a material adverse effect on the
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business, condition (financial or otherwise), assets, properties, management or results of operations of the Company Group Entities or any Company Fund or (ii) materially impair or delay any Company’s ability to promptly perform its obligations hereunder or under any Ancillary Agreement and (C) except as set forth on Schedule 4.8, neither the Company Group Entities nor the Company Funds have:
(a)    formed any new Company Fund or formed any Subsidiary of any Company Group Entity;
(b)    amended the Organizational Documents of the Company Group Entities or the Company Funds;
(c)    entered into any Side Letters;
(d)    purchased or redeemed or otherwise acquired any Group Interests or other equity interests of any of them, except in the case of a Company Fund, in the ordinary course of business consistent in nature and amount with past practice;
(e)    made any distribution or declared, paid or set aside any dividend with respect to (excluding in each case, (i) prior to the date hereof, ordinary course distributions and (ii) following the date hereof but prior to 12:01 a.m. ET on the Closing Date, any distribution of cash or cash equivalents), or split, adjusted, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any of its equity interests or any options, warrants, securities or other rights exercisable therefor or convertible thereinto (other than redemptions of interests in the Company Funds made in the ordinary course of business consistent in nature and amount with past practice);
(f)    pledged, granted, issued, delivered, sold or otherwise disposed of any equity or equity-based interests, capital stock, notes, bonds, or other securities in any other Company Group Entity, or grant of any options, warrants, equity appreciation, restricted stock, restricted stock units, phantom units or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in any other Company Group Entity;
(g)    acquired any business or Person, by merger or consolidation, purchase of assets or equity interests or otherwise, except in the case of a Company Fund, in the ordinary course of business consistent in nature and amount with past practice;
(h)    entered into any, joint venture, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement (other than joint ventures that only the Company Funds (and not any Company Group Entity) are party to);
(i)    paid, discharged, settled, waived or satisfied any material claims, Proceedings, Liabilities or obligations except in the ordinary course of business consistent in nature and amount with past practice;
(j)    sold, transferred, assigned, conveyed, leased, licensed mortgaged, pledged or otherwise subjected to any Encumbrance any of its material properties, assets or liabilities, tangible or intangible, other than in the ordinary course of business consistent in nature and amount with past practices;
(k)    incurred, assumed or guaranteed (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness or amended
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the terms relating to any Indebtedness (in either case other than (i) Indebtedness incurred (A) by any Company Fund in the ordinary course of business and in accordance with its investment strategy or (B) under the Credit Agreement) or (ii) Indebtedness of the type described in clauses (j) or (k) of the definition thereof that is incurred in the ordinary course of business or that is not material to the Company Group Entities, taken as a whole;
(l)    made any payment in respect of, or became obligated to make any payment under, any “claw-back” or similar obligation in respect of a Company Fund;
(m)    changed any accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP to be implemented during such period;
(n)    (i) hired, terminated (other than for cause), or sent or received notice of the termination of, the employment or engagement of any OHA Partner, or any member, director, officer, employee or other individual service provider of any Company Group Entity with an annual base salary or annual fees of $500,000 or more, (ii) established, adopted, entered into, amended or terminated any Plan (other than, following the date hereof, in the ordinary course of business) or collective bargaining agreement or (iii) loan or advance any money or any other property to any present or former member, director, officer, employee or individual service provider of any Company Group Entity;
(o)    (i) planned, announced, implemented, or effected any reduction in force, termination, layoff, furlough, early retirement, or other similar program concerning ten (10) or greater employees, partners, or other personnel of any Company Group Entity, including any such event that would require advance notice or trigger any obligations under the Worker Adjustment and Retraining Notification Act or any similar Law, (ii) materially increased the total number of employees, consultants, partners, self-employed contractors, agency workers, or other personnel that are employed or engaged by the Company Group Entities, or (iii) recognized, made any commitment to, or incurred any Liability to any labor union, labor organization, or similar Person;
(p)    made or incurred any capital expenditure or other financial commitment (other than any financial commitment made or incurred by any Company Fund in the ordinary course of business consistent in nature and amount with past practice and in accordance with its investment strategy) requiring payments in any fiscal year in excess of $500,000 individually or $5,000,000 in the aggregate;
(q)    made any material tax election, other than in the ordinary course of business consistent with past practice, changed or revoked any material Tax election or settled and/or compromised any Tax item with respect to a material amount of Taxes; changed any material method of Tax accounting; prepared any material Tax Returns in a manner that is inconsistent with its past practice with respect to the treatment of items on such Tax Returns; filed a material amended Tax Return or a claim for refund of a material amount of Taxes with respect to its income, operations or property; or consented to any extension or waiver of the statute of limitations period with respect to a material amount of Taxes;
(r)    conducted its billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;
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(s)    accelerated the payment of any management fees, performance fees, incentive fees, transaction fees, accounts receivable or other similar fees of revenue streams including in a manner such that such fees or revenue streams that would have been paid in the ordinary course following the Closing are instead paid prior to the Closing or delayed the payment of any fees, note, account payable or other Indebtedness beyond its due date or the date when such payment would have been paid in the ordinary course of business;
(t)    made, assumed, guaranteed, endorsed or effected any loan or advance or other extension of credit, to any other Person (other than loans, advances or extensions of credit made or effected between the Company Group Entities or by any Company Fund in accordance with its investment strategy) or incurred, assumed, amended, modified or guaranteed any debt, or issued or sold any debt securities (or rights to acquire debt securities), except unsecured current obligations and liabilities incurred in the ordinary course of business;
(u)    failed to use commercially reasonable efforts to replace, extend or renew, any material insurance policy of the Company Group Entities or any Company Fund;
(v)    sold or otherwise disposed of any of any material assets shown or reflected on the balance sheets of the Company Group Entities, except in the ordinary course of business and except for any assets having an aggregate value of less than $1,000,000;
(w)    entered into or adopted any plan of merger, consolidation, reorganization, liquidation, restructuring, recapitalization or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)    breached any Material Contract, or taken any action (or omitted to take any action) which, with the delivery of notice, the passage of time or both, would result in a breach of any Material Contract, in each case, in any material respect;
(y)    taken any action or omitted to take any action that would result in a “key person” or “for cause” event (or similar concept) under any Fund Documentation;
(z)    incurred any deferred rent; or
(aa)    entered into any Contract or letter of intent with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.
Section 4.9    Assets. Except as would not be material to the Company Group Entities, taken as a whole, the Company Group Entities own and have (and immediately after giving effect to the consummation of the Transactions, the Company Group Entities will have) good, valid and marketable title to, or in the case of leased property have (and immediately after giving effect to the Transactions, the Company Group Entities will have) good and valid leasehold interests in, all of the properties and assets (real, personal or mixed, tangible or intangible) necessary for the conduct of, or otherwise material to the Business, in each case free and clear of any Encumbrance, other than the Permitted Encumbrances.
Section 4.10    Real Property.
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(a)    No Company Group Entity or Company Fund owns nor has ever owned any real property or any interest therein and no Company Fund leases any real property (other than in each case direct or indirect investments in real property made or effected by any Company Fund in accordance with its investment strategy).
(b)    Schedule 4.10 identifies all of the real property (each, a “Leased Real Property”) leased, licensed or subleased by the Company Group Entities (including all amendments, modifications, guaranties and other agreements with respect thereto, the “Leases”). The Companies have made available or delivered to Buyers true and correct copies of all Leases. The Leases constitute all of the real property leased, subleased, licensed or otherwise used in connection with the operation of the Business as presently conducted. There exists no default or any condition, or any state of facts or event which with the passage of time or giving of notice would constitute a default, in the performance of its obligations under any of the Leases by any Company Group Entity or, to the Knowledge of the Companies, by any other party to any of the Leases. No Company Group Entity has received any written notice from the other party to any of the Leases claiming that any Company Group Entity is in breach of its obligations under the respective Leases. Each of the Leases is the legal, valid and binding obligation of the Company Group Entities and each other party to such Lease and each of the Leases is enforceable against a Company Group Entity and, to the Knowledge of the Companies, each other party to such Lease except as may be limited by the Bankruptcy and Equity Exception. Each Company Group Entity is in sole possession of the Leased Real Property and has not assigned, transferred, sublet, mortgaged or otherwise conveyed or encumbered all or any portion of its respective interest in any of the Leases or the Leased Real Property. As of the date hereof, accrued and unpaid costs incurred in connection with construction, alteration or other leasehold improvement work with respect to any Leased Real Property do not exceed $250,000 in the aggregate. With respect to each parcel of Leased Real Property: (i) no Company Group Entity has received any written notice of (x) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (y) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (z) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated; (ii) neither the whole nor any portion of any Leased Real Property has been damaged or destroyed by fire or other casualty; and (iii) to the Knowledge of the Companies, each parcel of Leased Real Property is adequately served by proper utilities and other building services necessary for its current use and all of the buildings and structures located thereon are structurally sound with no defects that are not being addressed in the ordinary course and are in good operating condition in all respects, ordinary wear and tear excepted.
Section 4.11    Material Contracts.
(a)    Section 4.11(a) contains a true and correct list of all Material Contracts in existence on the date of this Agreement (excluding Client Contracts, Distribution Agreements and other Fund Documentation) (other than Contracts described in clause (o) of the definition of “Material Contract”). The Companies have made available or delivered to Buyers true and correct copies of all written Material Contracts, including any amendments thereto, and accurate and complete descriptions of all material terms of all oral Material Contracts.
(b)    Each Material Contract is valid and binding on the applicable Company Group Entity and/or the applicable Company Fund, as applicable, and in full force and effect, and is enforceable against the applicable Company Group Entity or
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Company Fund and to the Knowledge of the Companies, each other party thereto in accordance with its terms except as may be limited by the Bankruptcy and Equity Exception. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of the applicable Company Group Entity and/or the applicable Company Fund or, to the Knowledge of the Companies, any other party thereto under any Material Contract. Each Material Contract has been performed in all material respects by the applicable Company Group Entity and/or the applicable Company Fund in accordance with its terms in all material respects.
Section 4.12    Legal Proceedings. Schedule 4.12 contains a complete and correct list of all Proceedings and material Client complaints against or involving any Company Group Entity or Co-Investment Entity or current or former officer, director, partner, employee, agent or Affiliate thereof (including any OHA Partner) in connection with their status as such, any Company Fund or the Business pending or, to the Knowledge of the Companies, threatened within the past three (3) years, excluding any litigation that the Company Funds may be engaged in from time to time solely in the ordinary course of business in connection with such Company Funds’ investment strategies.
Section 4.13    Affiliate Transactions.
(a)    Except as set forth on Schedule 4.13(a), there is not any agreement or arrangement between any Company Group Entity, any Co-Investment Entity or Company Fund, on the one hand, and any Related Party (each (other than as described in clauses (a)-(d) below), a “Related Party Agreement”), on the other hand, other than (a) those contained in this Agreement or the Ancillary Agreements, (b) those set forth in the Organizational Documents of the Company Group Entities or the Co-Investment Entities (copies of which have been provided to Buyers), (c) compensation, benefits and travel advances paid or made to employees of the Company Group Entities (or independent contractors of the Company Group Entities ) in the ordinary course of business consistent with past practice and (d) agreements between any Company Group Entity, any Co-Investment Entity or Company Fund, on the one hand, and any OHA Partner, on the other hand, setting forth the terms of departure or admission of any OHA Partner. Except as set forth on Schedule 4.13(a), to the Knowledge of the Companies, no Related Party (i) owns, directly or indirectly, any interest in any property (real, personal, or mixed and whether tangible or intangible) or asset used in or held for use in connection with or pertaining to the Business, (ii) serves as a trustee, officer, director or employee of any Person that is an investment of a Client (other than a Company Fund or an investment of a Company Fund) or a supplier, lessor, lessee or competitor of any Company Group Entity, Co-Investment Entity or Company Fund or (iii) receives any payment, compensation, equity-participation, revenue share, commission, fee or other similar economic benefit (other than compensation from or distributions by the Companies) from or in relation to any Client (other than from an investment of a Company Fund or Co-Investment Entity) or any services provided by any Company Group Entity.
(b)    Without limiting the generality of Section 4.13(a) and except as set forth on Schedule 4.13(b), there is not any agreement or arrangement between any Company Group Entity, any Co-Investment Entity, any Company Fund or any OHA Partner, or any of their respective Affiliates, on the one hand, and Sellers or any of their Affiliates, on the other hand, in each case in respect of or relating to the ownership of any equity or other economic interests in any of the Company Group Entities or Co-Investment Entities other than (i) as set forth in the Organizational Documents of the Partnership, the SPVs and Co-Investment Entities true and correct copies of which have
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been provided to Buyers, (ii) as set forth in the Existing Relationship Agreement, a true and correct copy of which has been provided to Buyers or (iii) those contained in this Agreement or the Ancillary Agreements.
Section 4.14    Compliance with Law; Government Regulation.
(a)    Each Company Group Entity, each Co-Investment Entity and each Company Fund has at all times in the three (3) years preceding the date of this Agreement complied with and is in compliance with all applicable Laws, except where the failure to comply would not reasonably be expected to be material to the Company Group Entities, Co-Investment Entities and the Company Funds, taken as a whole. Within the three (3) years preceding the date hereof, none of the Company Group Entities, Co-Investment Entities nor Company Funds has at any time received any oral or written notice asserting any material violation by any of them of any applicable Law.
(b)    Each Company Group Entity, each Co-Investment Entity and each Company Fund holds, and is in compliance with all requirements under, all licenses, registrations, consents, franchises, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorizations (collectively, “Permits”) that are required in order to permit the General Partner or such Company Group Entity, Co-Investment Entity or Company Fund, as applicable, to own or lease its properties and assets and to conduct the Business as presently conducted under and pursuant to all applicable Laws, except where the failure to hold or comply would not reasonably be expected to be material to the Company Group Entities and the Company Funds, taken as a whole. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Companies, no such suspension, cancellation, modification or revocation or Proceeding is reasonably likely or threatened. Each Company Group Entity, Co-Investment Entity and Company Fund and each employee, officer, director, partner, member, or any “associated person” (as defined in the Advisers Act) of any Company Group Entity, any Co-Investment Entity or any Company Fund (including the OHA Partners) who is required to be registered, licensed, or qualified under applicable Law, is duly registered, licensed, or qualified as such, and such registration, license, or qualification is in full force and effect, except where the failure to so register or obtain a license or qualification would not be material.
(c)    The Company Group Entities who are required to be registered as investment advisers under the Advisers Act, or, the laws of any state or other jurisdiction, are so registered. None of the Company Group Entities that is not registered as an investment adviser under the Advisers Act or the applicable Laws of any state or other jurisdiction is required to be registered as an investment adviser under the Advisers Act or the applicable Laws of any state or other jurisdiction. The Company Group Entities have timely filed all material forms, reports, registration statements, schedules and other documents (including the Form ADV and Form PF), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority and have paid all fees and assessments due and payable in connection therewith, except where the failure to file would not reasonably be expected to be material to the Company Group Entities, taken as a whole. Each Company Group Entity, Co-Investment Entity, and Company Fund is not required to register as an “investment company” under the Investment Company Act.
(d)    Except as otherwise set forth on Schedule 4.14(c), neither the General Partner nor any Company Group Entity is or has been (i) a bank, trust company, broker-dealer, commodity broker-dealer, municipal advisor, commodity pool operator,
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commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, broker-dealer, municipal advisor, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. No Company Group Entity has received notice (oral or written) of, and to the Knowledge of the Companies, there is no pending Proceeding concerning any failure by any Company Group Entity to obtain any bank, trust company, broker-dealer, municipal advisor, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, or insurance broker or transfer agent registration, license or qualification.
(e)    Except as otherwise set forth on Schedule 4.14(e), none of the Company Group Entities or any “associated person” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or “associated person” (as defined in the Advisers Act) of an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Companies, threatened by any Governmental Authority which would result in the ineligibility of any Company Group Entity or any “associated person” to serve in any such capacities.
(f)    Neither any Company Group Entity, Co-Investment Entity or Company Fund nor any employee, officer, director, partner, member, or “associated person” (as defined in the Advisers Act) of any of them (including the OHA Partners), is or at any time within the past three (3) years has been (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Authority, and, to the Knowledge of the Companies, none of them is threatened with the imposition or receipt of any of the foregoing.
(g)    Except as set forth on Schedule 4.14(g), no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained in the past three (3) years, nor are any requests pending therefor, to the Knowledge of the Companies, with respect to the General Partner or any Company Group Entity, Co-Investment Entity or any Company Fund, or any officer, director, partner or employee of any of them (including the OHA Partners), in connection with the Business.
(h)    Each Company Group Entity, each Co-Investment Entity and each Company Fund that is required by applicable Law to have codes of ethics, insider trading policies, personal trading policies and other compliance policies and procedures pursuant the Advisers Act or other applicable Law has established and implemented codes of ethics, insider trading policies, personal trading policies and other compliance policies and procedures as may be required pursuant the Advisers Act or other applicable Law (or has such policies that are applicable to such Company Group Entity, Co-Investment Entity and Company Fund). In the past three (3) years, there have been no violations of the code of ethics, insider trading policies, personal trading policies and other material policies and procedures of any Company Group Entity, except for such violations as would not, and would not reasonably be expected to, be material to the Company Group Entities, taken as a whole.
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(i)    Any brokerage policies (if any) employed by the Company Group Entities are, and for the past three (3) years have been, in conformity in all material respects with the description set forth in the Form ADV of the Partnership, and the only products or services obtained by the Company Group Entities through the use of brokerage commissions have been “brokerage and research” services within the meaning of § 28(e) of the Securities Exchange Act of 1934 and the SEC and SEC staff interpretations thereunder, other than exceptions that would not, and would not reasonably be expected to, be material to the General Partner or the Company Group Entities, taken as a whole.
(j)    Each Company Group Entity, each Co-Investment Entity and each Company Fund has in the past three (3) years complied with all Privacy Commitments, except as would not, and would not reasonably be expected to, be material to the Company Group Entities, taken as a whole.
(k)    Each Company Group Entity, each Co-Investment Entity and each Company Fund has established and maintains commercially reasonable compliance policies, procedures and controls and has implemented commercially reasonable technical, physical, and organizational measures designed to protect Company Data to which any Company Group Entity, each Co-Investment Entity or any Company Fund has access or otherwise Processes, including against Data Security Breaches. Such measures address, to the extent applicable and commercially reasonable, risk assessment, access rights and controls, data loss prevention, vendor management and incident response.
(l)    Each Company Group Entity, each Co-Investment Entity and each Company Fund will, immediately following the Closing Date, continue, in all material respects, to be permitted to Process Personal Information on terms substantially identical to those in effect as of the date of this Agreement.
(m)    In the past three (3) years, no Company Group Entity, Co-Investment Entity or Company Fund has experienced a Data Security Breach.
(n)    No Company Group Entity, Co-Investment Entity or Company Fund has received any order, notification, allegation or claim alleging that it is in material violation of or has not complied in any material respect with any Privacy Commitment. No Company Group Entity, Co-Investment Entity or Company Fund is currently and in each case has not been during the past three (3) years advised or notified in writing that it is under investigation or subject to any complaint, audit, proceeding, enforcement action, inquiry or claim, initiated by any (i) governmental body, (ii) state, federal or foreign self-regulating body, or (iii) any Person, alleging that the Processing of Personal Information by any Company Group Entity, Co-Investment Entity or Company Fund is in violation of any Privacy Commitment. To the Knowledge of the Companies, no Person has claimed or threatened to claim any material amount of compensation (or an offer for compensation) from any Company Group Entity, Co-Investment Entity or Company Fund under or in connection with any actual or alleged violation of any Privacy Commitment.
(o)    Except as otherwise set forth on Schedule 4.14(o), none of Company Group Entities is a member of any exchange or clearing house or settlement system.
(p)    To the Knowledge of the Companies, no employee, officer, director, partner or member of any Company Group Entity (including the OHA Partners) has committed or purported to commit any Company Group Entity to any Contract that is
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not in accordance with the authority given to such director, officer, agent or employee by the relevant Company Group Entity, as applicable, and, to the Knowledge of the Companies, no employee, officer, director, partner or member of any Company Group Entity (including the OHA Partners) or any other Person has committed any fraud upon any Company Group Entity or has misappropriated any of its property or assets or falsified any of its records.
(q)    Each Company Group Entity, each Co-Investment Entity and each Company Fund has sufficient regulatory capital to satisfy the applicable Laws.
(r)    Each Company Group Entity complies in all material respects with its obligation to provide best execution to the Clients. No Company Group Entity has entered into a transaction on behalf of a Client relating to the shares, interests or units of a Company Fund with the objective of profiting from inefficiency in the pricing of such shares, interests or units (known as “market timing” trades); or facilitated or agreed to the issue of shares or units in a Company Fund otherwise than in accordance with the procedures set out in the relevant Fund Documentation.
(s)    In the past three (3) years, all transactions executed for Clients have been duly and promptly allocated in accordance with applicable Laws and relevant internal procedures in all respects, except where the failure to allocate would not reasonably be expected to be material to the Company Group Entities, the Co-Investment Entities and the Company Funds, taken as a whole. Each Company Group Entity, Co-Investment Entity and Company Fund has adopted and operates, or is subject to, systems and controls designed to manage and control conflicts of interest and risks faced by it in its undertaking of its business in accordance with applicable Laws and has disclosed to its external auditors any significant deficiency in the design or operation of such systems and controls, any breach of such systems or controls and any fraud or breach of applicable Law that involves management or other employees who have a significant role in the Company Group Entity’s internal controls. There has not been any material pricing error or shortfall caused by a Company Group Entity or, to the Knowledge of the Companies, any other Person in respect of a Client.
(t)    All of the Company Group Entities, the Co-Investment Entities and the Company Funds have for the past three (3) years complied with all applicable anti-money laundering and sanctions laws and regulations (“AML/Sanctions”), including by maintaining adequate “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, including where required by applicable Law. Prior to the acceptance of any subscription agreement from any investor in any Co-Investment Entity or Company Fund, a Company Group Entity has confirmed that such investor is not identified on the U.S. Department of Treasury Office of Foreign Asset Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on the SDN List. In the past three (3) years, none of the Company Group Entities, Co-Investment Entities or any of the Company Funds has been subject to any enforcement or supervisory action, or, to the Knowledge of the Companies, any investigation or inquiry, by any Governmental Authority regarding actual or potential violations of AML/Sanctions Laws and, to the Knowledge of the Companies, no such investigation, inquiry, enforcement or supervisory action is pending or threatened.
(u)    In the past three (3) years, none of the Company Group Entities, Co-Investment Entities or Company Funds and, to the Knowledge of the Companies,
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none of the directors, officers, agents, employees, partners, members or other persons acting on behalf of any of them (including the OHA Partners) have been party (i) to the use of any of the assets of the General Partner or any Company Group Entity for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; (ii) to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; (iii) to the making of any false or fictitious entries in the books or records of any Company Group Entity, Co-Investment Entity or Company Fund; (iv) to the making of any unlawful or undisclosed payment; or (v) to the Knowledge of the Companies, subject to any investigation, inquiry, enforcement or supervisory action by any Governmental Authority regarding actual or potential violations of anti-bribery laws or regulations and no such investigation, inquiry, enforcement or supervisory action is pending, or to the Knowledge of the Companies, threatened.
(v)    None of the Company Group Entities, the Co-Investment Entities or the Company Funds any of their respective Affiliates or, to the Knowledge of the Companies, any of the employees, officers, directors, partners or members (including the OHA Partners): (i) within the past ten (10) years or as otherwise set forth on the Form ADV of the Partnership, has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the business of the Company Group Entities as currently conducted, (iii) within the past three (3) years, was the subject of any investigation by any Governmental Authority, or (iv) has ever been denied any Permit materially affecting such Person’s ability to conduct any activity conducted as part of the Business.
(w)    In the past three (3) years, none of the Company Group Entities, Co-Investment Entities or Company Funds or, to the Knowledge of the Companies, any employee, officer, director, partner or member of any Company Group Entity, any Co-Investment Entity or any Company Fund (including the OHA Partners) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”). There is not now any employment by the General Partner or any of the Company Group Entities, Co-Investment Entities or Company Funds of, or any beneficial ownership in any Company Group Entity, Co-Investment Entity or Company Fund by, any governmental or political official in any country in the world, in each case, that would result in a violation of the FCPA. In the past three (3) years, none of the Company Group Entities, Co-Investment Entities or Company Funds, and to the Knowledge of the Companies, no employee, officer, director, partner or member or Affiliate of any of them (including the OHA Partners), has made, offered to make or promised to make any payments of money or other thing of value to any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest, in each case, that would result in a violation of the FCPA. None of the Company Group Entities, the Co-Investment Entities or the Company Funds, and to the Knowledge of the Companies, no employee, officer, director, partner or member or Affiliate of any of them (including the OHA Partners), is aware of any action, directly or indirectly, that has resulted in or could result in a violation by such persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly, directly or indirectly, in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other offer, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.
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(x)    In the past three (3) years, none of the Company Group Entities, Co-Investment Entities or Company Funds, or any “covered associate” of any of them has made a contribution to an official of a government entity (as such terms are defined in Rule 206(4)-5 of the Advisers Act) that would result in a ban on the receipt of compensation under, or otherwise result in a material violation of, Rule 206(4)-5 of the Advisers Act.
(y)    None of the Company Group Entities, Co-Investment Entities or Company Funds, nor to the Knowledge of the Companies, any Person for whose acts or omissions any of them is vicariously liable, has: (i) induced a Person to enter into an agreement or arrangement with any Company Group Entity, Co-Investment Entity or Company Fund by means of an unlawful payment, contribution, gift or other inducement, (ii) offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee, or (iii) directly or indirectly made an unlawful contribution to a political activity. None of the Company Group Entities, Co-Investment Entities or Company Funds or any “principal” (as defined in CFTC Rule 3.1(a) in CFR 3.1(a)) of any Company Group Entity, Co-Investment Entity or Company Fund is ineligible pursuant to Section 8a(2) or (3) of the CFTC to serve as a registered commodity pool operator or commodity trading adviser or “associated person” (as defined in CFTC Rule 1.3(aa) in CFR 1.3(aa)) of a registrant, nor is there any proceeding or investigation pending or, to the Knowledge of the Companies, threatened by any Governmental Authority which would result in the ineligibility of any Company Group Entity, Co-Investment Entity, Company Fund, principal or associate person to serve in any such capacities.
(z)    Each Company Group Entity, Co-Investment Entity and Company Fund has filed all registrations, reports, prospectuses, proxy statements, financial statements, marketing literature, statements, notices and other filings and information required to be filed by it with any Governmental Authority, including all amendments or supplements to any of the above (the “Filings”), and such Filings are in compliance in all material respects with the requirements of applicable Law, except where the failure to file would not reasonably be expected to be material to the Company Group Entities, the Co-Investment Entities and the Company Funds, taken as a whole. The Companies have made available complete and correct copies of (i) all material Filings made in the past three (3) years, (ii) all audit or inspection reports received by any Company Group Entity, any Co-Investment Entity or any Company Fund from any Governmental Authority and all written responses thereto in the past three (3) years (other than routine audits and inspections in the ordinary course of business), (iii) all non-routine inspection reports provided to any Company Group Entity, Co-Investment Entity or any Company Fund by any Governmental Authority in the past three (3) years and (iv) all material correspondence relating to any investigation provided to or by any Company Group Entity, any Co-Investment Entity or any Company Fund by any Governmental Authority in the past three (3) years.
Section 4.15    Company Funds.
(a)    Schedule 4.15(a)(i) sets forth a correct and complete list of each Company Fund as of the date of this Agreement, together with the jurisdiction of formation of each Company Fund (excluding any special purpose vehicles and SMAs (and the Companies have provided to Buyers the investment management agreement or similar agreement relating to each such SMA with redacted client identifying information)). Except as set forth on Schedule 4.15(a)(ii) or with respect to any personal investment vehicle, neither any Company Group Entities nor any owner or employee thereof (including any OHA Partner) acts as the investment adviser, investment manager,
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investment sub-adviser, general partner, managing member, manager, or in any capacity similar to any of the foregoing, with respect to any Person (including any investment fund or other investment vehicle or separate account) other than the Company Funds so listed on Schedule 4.15(a)(i) and the other Clients. No Company Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other similar advisory role to such Company Fund other than a Company Group Entity other than administrative management conducted by third parties in connection with the Alternative Investment Fund Managers Directive 2011/61/EU. Each Company Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to conduct its business as currently conducted, except where the failure to be so organized, existing and in good standing (or the equivalent thereof) or to have such power or authority would not reasonably be expected to be material to the Company Funds, taken as a whole. Each Company Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so qualified, licensed or registered would not reasonably be expected to be material to the Company Funds, taken as a whole. The Company Group Entities are entitled to receive all of the performance or incentive fees, performance allocations, management fees or other similar fees payable in respect of each of the Company Funds, in each case, subject to and in accordance with the terms of the applicable Organizational Documents and Fund Documentation. No Company Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act. Since the date of its inception, each Company Fund has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof and Schedule 4.15(a)(i) indicates the applicable exemption being relied upon for each Company Fund and, for any Company Fund relying on Section 3(c)(1) thereof, the number of “beneficial owners” (as determined under the Investment Company Act).
(b)    The Companies have made available to Buyers all material Fund Documentation in effect as of the date hereof (excluding with respect to special purpose vehicles). No Company Group Entity nor, to the Knowledge of the Companies, any investor of any Company Fund is or has been in non-compliance with any Fund Documentation, except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole.
(c)    Each Company Fund has entered into a written Client Contract whereby one or more Company Group Entities serves as investment adviser to such Company Fund. Each such Client Contract is in full force and effect. Each Company Fund currently is operated in compliance with its respective investment objectives, policies and restrictions, as set forth in the applicable Organizational Document or Fund Documentation for such Company Fund, except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole. Since their initial offering, the limited partner interests or other ownership interests of each Company Fund have been offered for sale pursuant to, and in compliance with, an exemption under the securities laws of each jurisdiction in which they have been sold or offered for sale. All of the outstanding units or other ownership interests of each Company Fund (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such limited partner interests or other ownership interests have been issued in violation of any applicable Law or Contract, except where such violation would not reasonably be expected to be material to the Company Funds, taken as a whole. The private placement memorandum or other offering document (as applicable and if any) of each Company Fund and each quarterly and annual report (as applicable and if any) to the investors in each Company Fund has at all times since the original
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offering of units or other ownership interests in such Company Fund (as applicable) complied in all material respects with all applicable Laws. Each Company Fund is and has been since its inception, operated in compliance with all applicable Law in all material respects.
(d)    Each Company Fund is in compliance with the (i) requirements of the private placement exemption in Section 4(a)(2) of the Securities Act, including Regulation S or Regulation D, as applicable, (ii) the requirements of Rule 506 under the Securities Act, as applicable, and (iii) all applicable state Laws and regulations in connection with its offering of securities, except where such non-compliance would not reasonably be expected to be material to the Company Funds, taken as a whole. In each case, except as would not, and would not reasonably be expected to, (x) be material to the Company Funds or (y) be material to the Company Group Entities, taken as a whole, (i) none of the private placement memoranda (or other applicable offering document), as amended or supplemented to date, of any of the Company Funds currently being offered fails to comply with applicable Laws, (ii) each of the Company Funds is in compliance with all applicable state laws and regulations in connection with its offers and sales of securities and (iii) each of the Company Funds has made all filings required to be made with each jurisdiction in which it has offered and sold securities.
(e)    The audited balance sheets of each Company Fund (to the extent such audited balance sheets exist), as of the last day of the most recent three (3) fiscal years (or, if applicable, such lesser number for which available) of such Company Fund, and the related income statements and statements of cash flows for the years then ended of each Company Fund, as of the last day of its most recent quarter (if subsequent to the last day of its most recent fiscal year) have been prepared in accordance with GAAP or IFRS, as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position and financial results of each Company Fund as of the dates thereof and for the periods then ended (subject to normal year-end adjustments in the case of any unaudited financial statements). The Companies have previously provided to Buyers true and correct copies of such balance sheets and related financial statements. No Company Fund is subject to any Liabilities except (i) as and to the extent specifically disclosed in the audited balance sheet of such Company Fund as of the last day of its most recent fiscal year, (ii) executory contractual obligations that (A) were incurred after the date of such applicable audited balance sheet in the ordinary course of business consistent in nature and amount with past practice of the relevant Company Fund and (B) do not arise from any breach or violation of, or default under, such contracts, or (iii) are not individually or in the aggregate material to the Business.
(f)    Other than any “clawback” obligations described in the guaranty agreements set forth on Schedule 4.15(f), none of the Company Group Entities is liable in connection with, on behalf of or for any obligation of any Client.
(g)    Except as set forth on Schedule 4.15(g), (i) no portion of the assets of any Client is subject to (or with respect to any Company Fund that has, at any time from the date of organization of such Company Fund, been subject to) Title I of ERISA or Section 4975 of the Code and (ii) no Client is (a) a separately managed account constituting the assets of one or more governmental plans of the same State or municipality or any church plan, in any such case, that any Company Group Entity knows or should know in light of its fiduciary responsibilities is subject to any state, local or other law, regulation, policy, procedure, judgment or order that is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”), or is otherwise subject to any state, local or other law, regulation, policy, procedure, judgment or order that is similar to
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Section 404(a)(1)(A) of ERISA (“Similar Exclusive Benefit Law”) or (b) a Fund or other entity constituting an investment vehicle, at least 90 percent of which such Fund’s or entity’s investments are from one or more governmental plans of the same State or municipality and which plan or plans are subject to Similar Law or Similar Exclusive Benefit Law.
(h)    Except as set forth in Schedule 4.15(h), no Company Group Entity is a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code or other entity the assets of which are subject to Title I of ERISA or Section 4975 of the Code (other than with respect to the Plans).
(i)    Each Company Group Entity providing investment management services to a Client whose assets are deemed to include “plan assets” of “benefit plan investors” within the meaning of Section 3(42) of ERISA (an “ERISA Client”) has been a “qualified professional asset manager” (within the meaning of Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 84-14) . PTCE 84-14 has not been unavailable to any Company Group Entity providing investment management services to any ERISA Client in the past six years and is not unavailable with respect to transactions involving the assets of any such Client and directed by the relevant Company Group Entity (i) by virtue of Section I(e) of PTCE 84-14 or (ii) by virtue of any event with respect to any Company Group Entity or any affiliate thereof with respect to Section I(g) of PTCE 84-14.
(j)    No Company Group Entity has been unable to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.
(k)    No Company Group Entity nor any of their Affiliates offering investment management services or otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA) to an ERISA Client has engaged in any transaction that such Company Group Entity knows or should know would give rise to any nonexempt prohibited transaction under ERISA or Section 4975 of the Code or any breach of fiduciary duty under ERISA.
(l)    (i) Each Company Fund formed for the purpose of providing investment management or investment advisory services solely to one or more affiliated “governmental plans” (within the meaning of Section 3(32) of ERISA) subject to Similar Law or Similar Exclusive Benefit Law has been operated in accordance with its terms and (ii) no Company Group Entity has, to the Knowledge of the Companies (in light of its fiduciary responsibilities with respect to the assets of any Company Fund described in the foregoing clause (i)), engaged in any transaction that would reasonably be expected to result in a violation of any law, regulation, policy, judgment or order applicable to such Client by reason of such Client being or constituting the assets of any such governmental plan or plans.
(m)    No Company Group Entity (A) maintains any “group trust” within the meaning of IRS Revenue Ruling 81-100, as clarified and modified by IRS Revenue Ruling 2004-67, collective investment trusts or similar accounts (in either case satisfying the conditions of Section 3(c)(11) of the Investment Company Act of 1940, as amended) whose assets are deemed to include “plan assets” of “benefit plan investors” within the meaning of Section 3(42) of ERISA, (B) sponsors any master or prototype plans or individual retirement accounts, or (C) has or has requested (whether or not granted) any prohibited transaction exemptions from the U.S. Department of Labor. No Company Group Entity nor any affiliate has formally requested any regulatory or sub-regulatory
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guidance from the Department of Labor, Treasury Department, Internal Revenue Service, or Office of the Comptroller of Currency in connection with services provided to any Client or Company Fund.
(n)    To the Knowledge of the Companies, there are no actions, suits, claims or disputes pending, or, threatened, anticipated or expected to be asserted against or with respect to any Company Group Entity or any of their Affiliates concerning its conduct of business with respect to any Client or Company Fund that is an ERISA Client or that is subject to Similar Law or Similar Exclusive Benefit Law. To the Knowledge of the Companies, no Company Group Entity nor any of their Affiliates has been the direct or indirect subject of a non-audit or examination by any governmental agency in connection with the conduct of its business in respect of any Client or Company Fund concerning any ERISA Client or any Client that is subject to Similar Law or Similar Exclusive Benefit Law.
(o)    To the Knowledge of the Companies, with respect to the assets of any ERISA Client as to which any Company Group Entity provides investment management or other fiduciary services, no such assets are invested in, or otherwise utilize any product or service sponsored or maintained by Buyer or any affiliate (i.e., one or more of Buyer and its affiliates’ mutual funds, collective investment trusts, cash sweep or other investment management or advisory services).
(p)    The Companies have provided to Buyers in writing a list of each investor in any Company Fund as of the date hereof that has provided any written notice of its intention to withdraw or redeem any material amounts from any Company Fund (including any managed account), or to otherwise terminate or not renew any material investment advisory, investment management or similar agreement with any Company Group Entity, together with the aggregate amount subject to the redemption, withdrawal, termination or non-renewal (as applicable) and the date (or expected date) of the applicable redemption withdrawal, termination or non-renewal.
(q)    Except as set forth in Schedule 4.15(q), no Client Contract or other Fund Documentation contains any “key person” or similar provisions other than as would not be material to the Company Group Entities, taken as a whole.
Section 4.16    Co-Investment Entities.
(a)    Since June 30, 2021 through the date of this Agreement, no Co-Investment Entity has incurred, and no Co-Investment Entity has, any Liabilities of any kind that would reasonably be expected to be, individually or in the aggregate, material to the Co-Investment Entities, except for (i) contractual obligations pursuant to the Fund Documentation of the Company Funds in which such Co-Investment Entity holds an investment, (ii) contractual obligations pursuant to the express provisions of the express provisions of the Contracts set forth on Schedule 4.16(a) of the Company Disclosure Schedule, and (iii) tax liabilities and expenses in the ordinary course of business. No Co-Investment Entity has engaged in any business other than purchasing, owning and investing in the Company Fund(s) in which it currently holds an interest and activities incidental thereto, and no Co-Investment Entity has any assets other than such interests, immaterial incidents of ownership relating thereto and the Contracts described in clause (ii) above.
(b)    The Companies have provided or made available to Buyers, true, correct and complete copies of the unaudited financial statements of the Co-Investment Entities for the years ending December 31, 2019 and December 31, 2020, including the
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balance sheets as of such dates and the related statements of income (loss), changes in members’ capital and cash flows for the years then ended, and the unaudited financial statements of each Co-Investment Entity for the six-month period ending June 30, 2021, including the balance sheets as of such dates and the related statements of income (loss), changes in members’ capital and cash flows for the six-month period then ended (collectively, the “Co-Investment Entity Financial Statements”). Each balance sheet included in the Co-Investment Entity Financial Statements presents fairly in all material respects the financial position of the applicable Co-Investment Entity as of the date thereof, and the other financial statements included in such Co-Investment Entity Financial Statements present fairly in all material respects the comprehensive income, changes in members’ capital and cash flows of the applicable Co-Investment Entity for the periods therein set forth. The Co-Investment Entity Financial Statements have been prepared and presented in accordance with GAAP consistently applied during the periods (except as noted therein and, in the case of unaudited Co-Investment Entity Financial Statements, for the absence of footnotes and recurring year-end adjustments and accruals normal in nature and amount).
Section 4.17    Clients. Schedule 4.17 of the Company Disclosure Schedule sets forth a true and correct summary of all Side Letters, reflecting all amendments, modifications and supplements thereto. Each of the Side Letters is a valid and binding obligation of the applicable Company Fund and, to the Knowledge of the Companies, the other party or parties thereto, except as enforcement may be limited by the Bankruptcy and Equity Exception. No Company Fund or to the Knowledge of the Companies, any other party thereto: (i) has terminated, canceled or substantially modified, or threatened to terminate, cancel or substantially modify, any Side Letter or (ii) is in default under any Side Letter.
Section 4.18    Taxes.
(a)    Each of the Company Group Entities, Co-Investment Entities and Company Funds has (i) duly and timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed by, or with respect to, it, and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid (or has had paid on its behalf) in full all income and other material Taxes due and payable by it (whether or not reflected on any Tax Return).
(b)    Except as set forth on Schedule 4.18(b) of the Company Disclosure Schedule, there are no material Encumbrances for Taxes upon the assets or properties of any Company Group Entity or of any Company Fund, except for Permitted Encumbrances. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of any Company Group Entity or of any Company Fund.
(c)    No jurisdiction in which any Company Group Entity or any Company Fund does not pay a particular Tax or file a particular Tax Return has made a written claim or written assertion that any Company Group Entity or any Company Fund is or may be subject to a particular Tax or required to file a particular Tax Return in such jurisdiction. Except as set forth on Schedule 4.18(c) of the Company Disclosure Schedule, there are no federal, state, local or foreign audits or other Proceedings, that have formally commenced or are presently pending with regard to any material Taxes or Tax Returns of or including any Company Group Entity or any Company Fund and such Company Group Entity or Company Fund has not received written notification that such an audit or other Proceeding is threatened with respect to any Taxes owed by, or any Tax Return filed by or with respect to such Company Group Entity or Company Fund. No
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Company Group Entity or Company Fund has received from any Taxing Authority any notice of deficiency or proposed adjustment in writing for any Tax proposed, asserted, or assessed by any Taxing Authority against any Company Group Entity or Company Fund which has not been paid in full.
(d)    No Company Group Entity or Company Fund is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, other than a Tax Sharing Agreement the parties to which include only the Company Group Entities or the Company Funds.
(e)    No Company Group Entity or Company Fund (or any predecessor of any of the foregoing) has been a member of a federal, state, local or foreign consolidated, combined, unitary or similar group and no Company Group Entity or Company Fund has liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Laws, as a result of transfer, successor or similar liability, by operation of Law, by Contract or assumption or otherwise.
(f)    Each Company Group Entity and each Company Fund has complied in all material respects with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all material amounts required to be withheld and paid over under all applicable Laws and (ii) all material Tax information reporting, collection and retention provisions of applicable Laws.
(g)    Except as set forth on Schedule 4.18(h) of the Company Disclosure Schedule, no Company Group Entity or Company Fund has (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar or comparable provision of state, local or foreign law), or (ii) requested or received any Tax ruling, technical advice memorandum or similar document, transfer pricing agreement, or similar agreement or signed an agreement with any Taxing Authority.
(h)    Since its formation (or such other date as set forth on Schedule 4.18(i) of the Company Disclosure Schedule), each of the Company Group Entities and Co-Investment Entities has been classified for U.S. federal income tax purposes as set forth on Schedule 4.18(i) of the Company Disclosure Schedule. None of the Company Group Entities and Company Funds that is treated as a partnership for U.S. federal income tax purposes is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code.
(i)    No Company Group Entity or Company Fund will be required to include in any taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any
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corresponding or similar provision of state, local or non-U.S. income Tax law) or (D) prepaid amount received on or prior to the Closing Date.
(j)    No Company Group Entity or Company Fund has a deferred payment obligation pursuant to Section 965 of the Code.
(k)    No Company Group Entity or Company Fund has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by such Company Group Entity or Company Fund in respect of calendar year 2020 but for the application of the CARES Act, and no Company Group Entity or Company Fund has applied for or incurred any U.S. Small Business Administration Paycheck Protection Program loan.
(l)    All related party transactions involving each Company Group Entity and each Company Fund have been conducted at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.
(m)    Each Company Group Entity has provided or made available to Buyers true, correct and complete copies of (a) the Tax Returns of such Company Group Entity (including any amendments thereto) filed on or prior to the date of this Agreement for each taxable year beginning on or after January 1, 2018 and (b) all examination reports and statements of deficiencies, if an, relating to the audit of such Tax Returns by any Taxing Authority, for each taxable year beginning on or after January 1, 2018.
(n)    No Company Group Entity or Company Fund has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(o)    Each Company Group Entity and each Company Fund has complied with applicable escheat and unclaimed property Laws in all material respects.
(p)    Other than the representations contained in Section 4.18(d) and Section 4.18(i), no representation or warranty contained in this Section 4.18 shall apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date.
Section 4.19    Benefit Plans; Employees.
(a)    Each material Plan is disclosed on Schedule 4.19(a). For purposes of this Agreement, “Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, consulting, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, retirement plan, defined benefit pension, retiree medical or welfare program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be maintained or contributed to by either a Company Group Entity or by any trade or business, whether or not incorporated, that together with any Company Group Entity would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit
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of any current or former member, employee or director of either a Company Group Entity or any ERISA Affiliate, or any of their respective dependents or beneficiaries, or with respect to which any a Company Group Entity has or could have any material liability (including joint, several or contingent liability), in each case, whether written or unwritten, qualified or nonqualified, funded or unfunded but excluding any statutory or government mandated plans (the “Plans”). With respect to each Plan, the Companies have provided to Buyers complete copies of, to the extent applicable (i) the Plan document (or if no written plan exists, a written summary of the material terms of such Plan), (ii) the summary plan description and summary of any material modifications; (iii) the most recent determination or opinion letter issued by the IRS; (iv) the three annual reports most recently filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto) and (v) all material correspondence, and all non-routine filings made, with any Governmental Authority within the twelve (12) months preceding the date hereof.
(b)    Except as disclosed on Schedule 4.19(b), at no time have either any Company Group Entity or any ERISA Affiliate (i) maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) incurred any liability or had a lien imposed under Title IV of ERISA or Section 412 of the Code.
(c)    Except as disclosed on Schedule 4.19(c), no Plan is a (i) “multiemployer plan,” as defined in Section 3(37) of ERISA, (ii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code.
(d)    Except as would result in material liability to the Company Group Entities taken as a whole, no Company Group Entity has engaged in a transaction or has taken or failed to take any action with respect to a Plan in connection with which the Company Group Entity could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.
(e)    Except as disclosed on Schedule 4.19(e), no Company Group Entity is a “Benefit Plan Investor” as defined in Section 3(42) of ERISA.
(f)    Except as would result in material liability to the Company Group Entities taken as a whole, each of the Plans has been adopted, operated and administered in compliance with its terms and in compliance with applicable Laws, including ERISA and the Code.
(g)    Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and to the Knowledge of the Companies, there are no circumstances that could reasonably be expected to adversely affect such qualification under Section 401(a) of the Code.
(h)    Except as would result in material liability to the Company Group Entities taken as a whole or as disclosed on Schedule 4.19(h), no Plan provides death, life insurance or medical or welfare benefits (whether or not insured) with respect to current or former member, officer, director, employee or other individual service provider, or any beneficiary thereof, of any Company Group Entity or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Laws or
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(ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA).
(i)    Except as disclosed on Schedule 4.19(i), the consummation of the Transactions will not, either alone or in combination with any other event or the passage of time, (i) entitle any member, current or former employee, officer, director, independent contractor or consultant of any Company Group Entity to transaction or special bonus payments, severance pay or any other similar bonus or termination payment under any Plan or otherwise, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such member, employee, officer, director, independent contractor or consultant under any Plan or (iii) restrict the ability of any Company Group Entity to amend or terminate any Plan.
(j)    Except as disclosed on Schedule 4.19(j), no amount that will be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions by any member, employee, director or other individual service provider of any Company Group Entity under any Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or 409A of the Code.
(k)    Except as would result in material liability to the Company Group Entities taken as a whole, there are no pending, threatened or, to the Knowledge of the Companies, anticipated material claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than non-material routine claims for benefits).
(l)    To the Knowledge of the Companies, except as would result in material liability to the Company Group Entities taken as a whole, no Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, nor to the Knowledge of the Companies, is any such audit or investigation pending or threatened.
(m)    Except as would result in material liability to the Company Group Entities taken as a whole, none of the performance fees or management fees to which any Company Group Entity is entitled have been deferred under a nonqualified deferred compensation plan of a nonqualified entity within the meaning of Section 457A of the Code.
(n)    Except as would result in material liability to the Company Group Entities taken as a whole, all payments required by each Plan or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the applicable Company Group Entity in accordance with the provisions of each of the Plans, applicable Law and GAAP.
(o)    Except as would not reasonably be expected to be material to any Company Group Entity, taken as a whole, (i) each Plan that is a health plan is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”); (ii) the operation of each Plan that is a health plan has not, with respect to periods prior to the Closing Date, resulted in the incurrence of any penalty to the Company pursuant to the 2010 Health Care Law; (iii) there is not, with respect to periods prior to the Closing Date,
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any liability or excise tax under Section 4980H(a) of the Code; and (iv) for periods prior to the Closing Date, it is not anticipated that any Company Group Entity will incur a penalty or excise tax under 4980H(b) of the Code or that any Company Group Entity has a reporting obligation or will incur a excise tax under 4980D of the Code. The Company Group Entities, or their designees, shall prepare, file and distribute all Forms 1094-C and 1095-C for any time periods before the date of Closing and, at Closing, the Company Group Entities shall transfer to Buyer all prior year and current year data required for reporting under Code Sections 6055 and 6056, as applicable, to the extent such transfer is permitted by Law.
(p)    Except as set forth on Schedule 4.19(p), no Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any member, current or former employee, officer, director, independent contractor or consultant of any Company Group Entity, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any member, current or former employee, officer, director, independent contractor or consultant of any Company Group Entity, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.
Section 4.20    Intellectual Property and Information Technology.
(a)    Each Company Group Entity and Company Fund exclusively owns or otherwise has the valid right to use all Intellectual Property Rights necessary for or used in the conduct of the Business as currently conducted, including with respect to the conduct and operation of the business of each Company Fund. Schedule 4.20(a) sets forth a true and correct list of all (i) registered and applied-for Intellectual Property Rights, (ii) material unregistered trademarks, and (iii) material software, in each case included in the Company IPR, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration and the status of application and/or registration.
(b)    Each item of Company IPR required to be identified in Schedule 4.20(a)(i): (i) is registered and/or recorded in the name of a Company Group Entity or Company Fund, is in full force, has been duly applied for and registered in accordance with applicable Law, and is valid and enforceable; and (ii) has not been and is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding.
(c)    Except as set forth in Schedule 4.20(c)(i), a Company Group Entity or Company Fund exclusively own all right, title and interest in and to (i) all Company IPR, including the investment track records, of such Company Group Entity and (ii) all Intellectual Property Rights developed by employees or consultants for such Company Group Entity or Company Fund, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances and IP Contracts in Schedule 4.20(c)(ii).With respect to Company IPR, including investment track records, that is not solely owned by the Company Group Entity or Company Fund, Schedule 4.20(c)(i) identifies all other owners and the nature of such ownership interest. The Company Group Entities and Company Funds have valid and enforceable rights to use the “Oak Hill Advisors” name and OAK HILL trademark as that name and that trademark are currently being used by the Company Group Entities or Company Funds, subject to the terms of any IP Contract governing the use thereof.
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(d)    No Company IPR are or have been the subject of, any lawsuit, or other judicial, administrative or arbitral proceeding (“IPR Proceeding”) or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation that bars or limits the use of Company IPR or relating to its use of Intellectual Property Rights, including any IPR Proceeding involving any claim that any Company Group Entity or Company Fund infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party.
(e)    The conduct of the Business as currently conducted (including the current use of the “Oak Hill Advisors” name and of the OAK HILL trademark) does not materially infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, and has not done so in the last three (3) years. There is no action pending or threatened in writing against any Company Group Entity or Company Fund (including any claim that any Company Group Entity or Company Fund must license or refrain from using any Intellectual Property or IT Asset of any other Person) making such a claim. To the Knowledge of the Companies, no third party has in the last three (3) years or is infringing on, misappropriating or otherwise violating any Company IPR.
(f)    In the last three (3) years, the Company Group Entities and Company Funds have not received any written communication stating, alleging or otherwise suggesting the possibility that any Company IPR or any IP Contracts are invalid or unenforceable, or challenging the Company Group Entities’ or Company Fund’s ownership of or right to use any such rights, including any written cease and desist, invitation to license or other communication alleging, expressly or implicitly, that any Company Group Entity or Company Fund requires any license with respect to, or is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any third party. In the last three (3) years, the Company Group Entities and Company Funds have not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company IPR or Exclusively Licensed IPR nor have the Company Group Entities or Company Funds acquiesced in any such potential action or claim.
(g)    The Company Group Entities and the Company Funds take reasonable measures to protect and maintain all Company IPR, including the confidentiality of all trade secrets and confidential information used or held for use by the Company Group Entities and Company Funds (including any confidential information owned by any Person to whom the Company Group Entities or Company Funds have confidentiality obligations). No such trade secrets or confidential information have been disclosed by any Company Group Entity or Company Fund, except pursuant to appropriate non-disclosure and/or license agreements.
(h)    The IT Assets used or held for use by the Company Group Entities and Company Funds (the “Business IT Assets”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business. The Business IT Assets are either owned by, licensed to or leased to, the Company Group Entities and Company Funds. The Business IT Assets are free from material bugs and other defects, have not materially malfunctioned or failed within the past three (3) years (subject to temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company Group Entities or Company Funds and which have been corrected) and do not contain any viruses, Trojan horses, malware or similar devices. The Company Group Entities and Company Funds have implemented commercially reasonable backup, security and disaster recovery
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measures and technology consistent with industry practices, and, to the Knowledge of the Companies, no Person has obtained unauthorized access to any Business IT Assets.
(i)    During the last three (3) years, no person has gained unauthorized access to any Business IT Assets (excluding any external hack or similar attack that did not affect the Business IT Assets for a prolonged period or pose any material threat to the operations of the Business IT Assets). The Company Group Entities and Company Funds have taken commercially reasonable precautions (including by way of outsourcing to third parties) necessary to protect the security, operation and integrity of the Business IT Assets.
(j)    No software included in Company IPR (“Company Software”) or tangible embodiments thereof have been placed in escrow. No Company Software was developed in whole or in part using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms in a manner that subjects the Company Software to any copyleft license or that requires or purports to require the Company to grant any license with respect to Intellectual Property Rights included in Company Software.
Section 4.21    Insurance. Schedule 4.21 sets forth all of the material insurance policies and other self-insurance programs, bonds, fidelity bonds and similar arrangements maintained by the Company Group Entities (the “Insurance Policies”). All of the Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice or the lapse of time, would entitle any insurer to terminate or cancel any such policies. To the Knowledge of the Companies, there has been no threatened material premium increase with respect to any such Insurance Policies. There are no material pending insurance claims for the Company Group Entities, the Co-Investment Entities or the Company Funds.
Section 4.22    Brokers and Finders. Except as set forth on Schedule 4.22, no agent, broker, Person, financial advisor or other intermediary acting on behalf of any Company Group Entity, any Co-Investment Entity or Company Fund is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.
Section 4.23    Labor and Employment.
(a)    Except as set forth on Schedule 4.23(a), (i) none of the employees of any of the Company Group Entities are represented by any labor union, labor organization, or similar Person; (ii) no Company Group Entity is party to any collective bargaining agreement or other Contract with any labor union, labor organization, or similar Person; (iii) to the Knowledge of the Companies, no union organization campaign is or has been in progress or threatened with respect to any employee or group of employees of the Company Group Entities; (iv) no labor dispute, walk out, strike, lockout, hand billing, slowdown, union election petition, demand for recognition, unfair labor practice, picketing, or work stoppage involving the employees of the Company Group Entities has occurred, is in progress or, to the Knowledge of the Companies, has been threatened in the past three (3) years; and (v) there is no unfair labor practice charge or complaint, grievance, or labor arbitration pending or threatened against any of the Company Group Entities before the National Labor Relations Board or any Governmental Authority or arbitrator. All of the employees and other individual service
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providers who perform services for the Business are employed or engaged by a Company Group Entity.
(b)    Except as would not reasonably be expected to be material to the Company Group Entities taken as a whole, each Company Group Entity is and has been in the past three (3) years in compliance, with all applicable Laws relating to labor, employment, and employment practices, including provisions thereof relating to wages, hours, overtime, pay statements, meal and rest breaks, terms and conditions of employment, equal employment opportunity, collective bargaining, worker classification (including classification of individuals as employees or independent contractors, and classification of employees as exempt or nonexempt), health and safety, reimbursements, record-keeping, paid time off, plant closings and mass layoffs, immigration, employment discrimination, sexual or other harassment, training (including harassment training), disability rights or benefits, retaliation, pay equity, employee privacy, drug testing, background checks, hirings, terminations, workers’ compensation, leaves of absence (including the Family and Medical Leave Act, paid sick and safe leave, and leave relating to COVID-19), COVID-19 Measures, employee benefits, unemployment insurance, and the payment of social security and other Taxes. Except as would result in material liability to the Company Group Entities taken as a whole, each employee and partner of each Company Group Entity has the right to work for the Company Group Entities and no employee or partner is, or has been in the past three (3) years, employed or engaged by any Company Group Entity in violation of any immigration or similar requirements under applicable Laws. Except as would result in material liability to the Company Group Entities taken as a whole, the Company Group Entities have properly completed and retained a Form I-9 for each employee and partner of the Company Group Entities. Except as would result in material liability to the Company Group Entities taken as a whole, each individual who is or has been, in the past three (3) years, employed by any Company Group Entity is and has been accurately classified as overtime exempt or overtime nonexempt under all applicable Laws. Each individual who is rendering or has, in the past three (3) years, rendered services to a Company Group Entity is and has been accurately classified as an employee, independent contractor, or otherwise under all applicable Laws.
(c)    Except as otherwise disclosed on Schedule 4.23(c), in the past three (3) years, no allegations of sexual or other harassment have been made to any Company Group Entity or Company Fund (or, to the knowledge of the Companies, any other Person) against any OHA Partner, or any other senior employee, director, officer, member, manager, or partner of any Company Group Entity, that has resulted or would be reasonably likely to result in material liability to any Company Group Entity or material damage to the reputation or business relationships of any Company Group Entity, and no Company Group Entity has entered into any settlement, consent decree, or other Contract resolving such allegations.
(d)    Except (i) for any employees who are subject to an employment agreement or other Contract or form thereof that has been provided to Buyers, or (ii) as required by any generally applicable Laws (and not pursuant to any Contract between any Company Group Entity and such employee) with respect to any employees outside of the United States, the employment or engagement of each employee and partner of each Company Group Entity is terminable on 30 days’ notice or less without material severance. No employee with an annual base salary in excess of $500,000 or partner has submitted his or her resignation or, to the Knowledge of the Companies, intends to resign within the twelve (12) months following the Closing Date. Except as would not reasonably be expected to be material to the Company Group Entities taken as a whole, all amounts that are or have been due or owing for all salary, wages, bonuses,
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commissions, paid time off, compensation, reimbursements, and benefits under the Plans, applicable Law, Contracts, policies, or otherwise have been fully and timely paid.
(e)    Schedule 4.23(d) contains a list of each employee or partner of any Company Group Entity who was terminated, furloughed, or laid off for any reason other than for cause, or whose hours were reduced by more than fifty percent (50%), during the ninety (90) days preceding the date hereof, and for each such individual, sets forth: (i) his or her employer or engaging entity; (ii) the date of such termination, furlough, layoff, or reduction in hours; and (iii) the location to which the individual was assigned. Schedule 4.23(f) shall be updated to reflect all such terminations, furloughs, layoffs, or reductions in hours as of the Closing Date. In the past three (3) years, no Company Group Entity has ordered or implemented a plant closing, mass layoff, or similar event within the meaning of the Worker Adjustment and Retraining Notification Act or any similar Law with respect to which any material liability remains unsatisfied, and no plant closings, mass layoffs, or similar events are planned.
Section 4.24    Exclusivity of Representations. Buyers and Merger Subs acknowledge and agree that the representations and warranties made by the Companies in this Article IV are the exclusive representations and warranties made by the Companies. The Companies hereby disclaim any other express or implied representations or warranties, whether written or oral.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS AND MERGER SUBS
Buyers and Merger Subs, jointly and severally, hereby represents and warrants to Sellers and the Companies as follows:
Section 5.1    Organization. Each Buyer and Merger Sub is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, organized or incorporated. Each Buyer and Merger Sub has the requisite power and authority to carry on its business and to own all of its properties and assets as currently conducted and owned, except where the failure to have such power or authority would not reasonably be expected to be material to such Buyer. Each Buyer and Merger Sub is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or operated by it makes such qualification necessary, except where the failure to have such qualification would not reasonably be expected to be material to the Buyers and Merger Subs.
Section 5.2    Authority; Validity of Agreements; No Violations.
(a)    Each Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Buyer or Merger Sub is a party, and to perform such Buyer’s obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which such Buyer or Merger Sub is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited liability or similar action on the part of each Buyer and Merger Sub and no other corporate, limited liability or similar proceedings on the part of such Buyer or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or any Ancillary Agreement to which such Buyer or Merger Sub is or will be a party, and the consummation of the Transactions by such Buyer or Merger Sub. This Agreement
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and each Ancillary Agreement to which such Buyer or Merger Sub is a party constitute, or upon execution will constitute, a valid and legally binding obligation of such Buyer or Merger Sub, enforceable against such Buyer or Merger Sub in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception.
(b)    None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by such Buyer or Merger Sub, nor the consummation by such Buyer or Merger Sub of the Transactions, or compliance by such Buyer or Merger Sub with any of the terms or provisions hereof and thereof or performance of its obligations hereunder and thereunder will, with or without the giving of notice, lapse of time or both: (i) violate any Law applicable to such Buyer or Merger Sub or any other Permit of such Buyer or Merger Sub; (ii) violate or result in a breach of any of such Buyer’s or Merger Sub’s Organizational Documents; (iii) require any Consent to be made or obtained by such Buyer or Merger Sub; (iv) result in a violation or breach by such Buyer or Merger Sub of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which such Buyer is a party, or by which such Buyer or Merger Sub or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance upon such Buyer’s or Merger Sub’s properties or assets, except in the case of clauses (i), (iii) (iv) and (v), as would not be material to the ability of such Buyer or Merger Sub to perform its obligations under this Agreement or the Ancillary Agreements, or to consummate the Transactions.
Section 5.3    Compliance with Law. Each Buyer, Merger Sub and their respective Affiliates are subject to and comply with adequate “know your customer” and money laundering reporting procedures, and procedures for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, including where required by applicable Law. In the past three (3) years, no such Buyer, Merger Sub or their respective Affiliates have been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator and no such enforcement or supervisory action is pending, or to the Knowledge of the Buyers, threatened.
Section 5.4    Purchase for Own Account. Each Buyer and Merger Sub is acquiring its applicable Purchased Interests for the purpose of investment for its own account, not as a nominee or agent, and not with a view to or for the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Each Buyer and Merger Sub acknowledges that the sale of the Purchased Interests hereunder has not been registered under the Securities Act or any state securities Laws, and that none of the Purchased Interests may be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of except pursuant to registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Each Buyer and Merger Sub represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
Section 5.5    Investment Experience. Each Buyer and Merger Sub understands that the purchase of its Purchased Interests involves substantial risk. Each Buyer and Merger Sub acknowledges that it can bear the economic risk of its investment in the applicable Purchased Interests and has such knowledge and experience in financial or
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business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Interests.
Section 5.6    Legal Proceedings. There is no Proceeding pending or, to the Knowledge of Buyers, threatened, against any Buyer, Merger Sub or any of their respective Affiliates which seeks to prevent, restrict or prohibit the Transactions or that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of any Buyer or Merger Sub to perform its obligations hereunder or under any Ancillary Agreement or to consummate the Transactions or that would, or would be reasonably likely to, cause a Buyer Material Adverse Effect.
Section 5.7    Brokers and Finders. Except for Evercore Group L.L.C., no agent, broker, Person, financial advisor or other intermediary acting on behalf of any Buyer or Merger Sub is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions.
Section 5.8    Issuance of Buyer Stock. The issuance and delivery of Buyer Stock at the Closing in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Buyer 1 and, when issued as contemplated hereby, such Buyer Stock shall be (i) duly authorized, duly and validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Buyer 1’s Organizational Documents or any Contract to which Buyer 1 or any of its Subsidiaries is a party or otherwise bound and (ii) duly listed on NASDAQ, subject to official notice of issuance. Such Buyer Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances, other than restrictions on transfer created by applicable securities Laws or set forth in the Lock-Up Agreements and will not have been issued in violation of applicable Laws, applicable NASDAQ rules or regulations.
Section 5.9    SEC Filings, Buyer Stock and Buyer Financials.
(a)    Buyer 1 has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer 1 with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and all Buyer SEC Documents (the “Reporting Documents”). Each Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act and the Securities Act, as applicable to such Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed the Buyer SEC Documents, there are no shares of Buyer Stock or any other equity security of Buyer 1 issuable upon conversion or exchange of any issued and outstanding security of Buyer 1 nor are there any rights, options outstanding or other Contracts to acquire shares of Buyer Stock or any other equity security of Buyer 1 (including any stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which Buyer 1 is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Buyer 1) nor stock appreciation, phantom stock, profit participation or Contracts relating to the equity securities of Buyer 1 nor is Buyer 1 contractually obligated to purchase, redeem or
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otherwise acquire any of its outstanding shares. No stockholder of Buyer 1 or any other Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock of Buyer 1. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Buyer 1.
(b)    As of October 25, 2021, Buyer 1 had 224,751,344 shares of Buyer Stock outstanding and 0 shares of preferred stock, par value $0.20 per share (“Buyer Preferred Stock”), outstanding and 750,000,000 shares of Buyer Stock authorized and 150,000,000 shares of Buyer Preferred Stock authorized. All outstanding equity of Buyer 1 is duly authorized, validly issued and fully paid.
(c)    Exhibit 21 of Buyer 1’s annual report on Form 10-K for the fiscal year ended December 31, 2020 sets forth a true, correct and complete list of the Buyer 1’s material Subsidiaries (the “Buyer Subsidiaries”), listing for each such Buyer Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization. All of the outstanding equity securities of each Buyer Subsidiary are validly issued, fully paid, nonassessable (as applicable) and free of preemptive rights and are owned by Buyer or another Buyer Subsidiary, whether directly or indirectly, free and clear of all Encumbrances other than Permitted Encumbrances. There are no options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or Contracts relating to the equity securities of any Buyer Subsidiary or obligating Buyer 1 or any Buyer Subsidiary to issue or sell any equity securities of, or any other interest in, any Buyer Subsidiary. There are no voting trusts, stockholder agreements, member agreements, proxies or other agreements in effect with respect to the voting or transfer of any equity securities of or any other interests in any Buyer Subsidiary. There are no Contracts to which any Buyer Subsidiary is a party which require any such Buyer Subsidiary to repurchase, redeem or otherwise acquire any equity securities or to make any investment in any other Person.
(d)    The financial statements and notes contained or incorporated by reference in Buyer 1’s (i) annual reports on Form 10-K for the past three fiscal years and Buyer 1’s quarterly reports on Form 10-Q for each fiscal quarter during such periods that Buyer 1 filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer 1 referred to in clause (i) above, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer 1 with the SEC since the beginning of the first fiscal year referred to in clause (i) above, whether or not available through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR), (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity and cash flows of Buyer 1 at the respective dates of and for the periods referred to in such financial statements, all in accordance with (A) GAAP applied on a consistent basis throughout the periods involved and (B) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). Except as set forth in the Buyer Financials, none of Buyer 1 and the Buyer Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K.
Section 5.10    Taxes.
(a)    Buyer 1 and each of the Buyer Subsidiaries (i) duly and timely filed with the appropriate Taxing Authority all income and other material Tax Returns required to be filed by, or with respect to, it, and all such Tax Returns are true, correct and complete in all material respects and (ii) to the Knowledge of Buyers has timely paid
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(or has had paid on its behalf) in full all income and other material Taxes due and payable by it (whether or not reflected on any Tax Return).
(b)    There are no material Encumbrances for Taxes upon the assets or properties of Buyer 1 or any of the Buyer Subsidiaries, except for Permitted Encumbrances. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of Buyer 1 or any of the Buyer Subsidiaries.
(c)    No jurisdiction in which Buyer 1 or the Buyer Subsidiaries does not pay a particular Tax or file a particular Tax Return has made a written claim or written assertion that Buyer 1 or the Buyer Subsidiaries are or may be subject to a particular Tax or required to file a particular Tax Return in such jurisdiction. There are no federal, state, local or foreign audits or other Proceedings, that have formally commenced or are presently pending with regard to any material Taxes or Tax Returns of or including Buyer 1 or the Buyer Subsidiaries and Buyer 1 or such Buyer Subsidiary has not received written notification that such an audit or other Proceeding is threatened with respect to any Taxes owed by, or any Tax Return filed by or with respect to Buyer 1 or such Buyer Subsidiary. Neither Buyer 1 nor any of the Buyer Subsidiaries has received from any Taxing Authority any notice of deficiency or proposed adjustment in writing for any Tax proposed, asserted, or assessed by any Taxing Authority against Buyer 1 or the Buyer Subsidiaries which has not been paid in full.
(d)     Neither Buyer 1 nor any Buyer Subsidiary is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, other than a Tax Sharing Agreement the parties to which include only Neither Buyer 1 and the Buyer Subsidiaries.
(e)    Neither Buyer 1 nor the Buyer Subsidiaries has been a member of a federal, state, local or foreign consolidated, combined, unitary or similar group (other than a group the parent of which is Buyer 1 or the Buyer Subsidiaries) and neither Buyer 1 nor the Buyer Subsidiaries has liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Laws, as a result of transfer, successor or similar liability, by operation of Law, by Contract or assumption or otherwise (other than liability for the Taxes of Buyer 1 or the Buyer Subsidiaries).
(f)    Buyer 1 and Buyer Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all material amounts required to be withheld and paid over under all applicable Laws and (ii) all material Tax information reporting, collection and retention provisions of applicable Laws.
(g)    Neither Buyer 1 nor any Buyer Subsidiary has (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar or comparable provision of state, local or foreign law), or (ii) requested or received any Tax ruling, technical advice memorandum or similar document, transfer pricing agreement, or similar agreement or signed an agreement with any Taxing Authority.
(h)    Neither Buyer 1 nor any Buyer Subsidiary will be required to include in any taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from
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taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) or (D) prepaid amount received on or prior to the Closing Date.
(i)    Neither Buyer 1 nor any Buyer Subsidiary has a deferred payment obligation pursuant to Section 965 of the Code.
(j)    Neither Buyer 1 nor any Buyer Subsidiary has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by such Company Group Entity or Company Fund in respect of calendar year 2020 but for the application of the CARES Act, and neither Buyer 1 nor any Buyer Subsidiary has applied for or incurred any U.S. Small Business Administration Paycheck Protection Program loan.
(k)    All related party transactions involving Buyer or any Buyer Subsidiary have been conducted at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.
(l)     Neither Buyer 1 nor any Buyer Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(m)    Buyer 1 and any Buyer Subsidiary has complied with applicable escheat and unclaimed property Laws in all material respects.
(n)    Buyer 1, Buyer 2 and the Buyer Subsidiaries have not taken any action and, to the Knowledge of the Buyers, are not aware of the existence of any fact or circumstance that would reasonably be expected to prevent or impede any Merger from qualifying for the Intended Merger Tax Treatment.
(o)    No representation or warranty contained in this Section 5.10 shall apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date.
Section 5.11    Compliance with Law.
(a)    Buyer 1 and each of the Buyer Subsidiaries has at all times in the three (3) years preceding the date of this Agreement complied with and is in compliance with all applicable Laws, except where the failure to comply would not reasonably be expected to be material to Buyer 1 and the Buyer Subsidiaries, taken as a whole. Within the three (3) years preceding the date hereof, none of Buyer 1 nor any Buyer Subsidiaries has at any time received any oral or written notice asserting any material violation by any of them of any applicable Law.
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(b)    In the past three (3) years, none of Buyer 1 nor any Buyer Subsidiaries or, to the Knowledge of the Buyers, any employee, officer, director, partner or member of Buyer 1 or Buyer Subsidiary has taken any action which would cause it to be in violation of the FCPA. There is not now any employment by Buyer 1 or any of Buyer Subsidiaries of, or any beneficial ownership in Buyer 1 or any Buyer Subsidiary by, any governmental or political official in any country in the world, in each case, that would result in a violation of the FCPA. In the past three (3) years, none of Buyer 1 or the Buyer Subsidiaries, and to the Knowledge of the Buyers, no employee, officer, director, partner or member or Affiliate of any of them, has made, offered to make or promised to make any payments of money or other thing of value to any entities in which any governmental or political official in any country in the world has or had a direct or indirect interest, in each case, that would result in a violation of the FCPA. None of Buyer 1 or any Buyer Subsidiary, and to the Knowledge of the Buyers, no employee, officer, director, partner or member or Affiliate of any of them, is aware of any action, directly or indirectly, that has resulted in or could result in a violation by such persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly, directly or indirectly, in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other offer, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.
Section 5.12    No Buyer Material Adverse Effect. Since June 30, 2021 to the date hereof, there has not occurred a Buyer Material Adverse Effect.
Section 5.13    Sufficiency of Funds. Each Buyer has or has access to immediately available funds that are, as of the date hereof and the Closing, and will be as of the date that any additional payments are required to be made by such Buyer hereunder (including pursuant to Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 2.10 or Section 2.11 and Article X) sufficient to consummate the Transactions, including the payment by such Buyer of all obligations pursuant to Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 2.10 or Section 2.11 and Article X.
Section 5.14    Buyer’s Reliance. Each Buyer and Merger Sub acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Holdcos and the Company Group Entities that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of the Holdcos and the Company Group Entities to discuss the business of the Holdcos and the Company Group Entities. Each Buyer and Merger Sub acknowledges that none of Sellers, the Company Group Entities, the Co-Investment Entities or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Purchased Interests or the Purchased Co-Investment Interests, Holdcos, the Company Group Entities furnished or made available to each Buyer, Merger Sub or their respective representatives, except as expressly set forth in Articles III or IV of this Agreement or in the Ancillary Agreements, and neither Sellers, the Company Group Entities, the Co-Investment Entities nor any other Person (including any officer, director, member or partner of any Seller) shall have or be subject to any liability to any Buyer, Merger Sub or any other Person, resulting from any Buyer’s or Merger Sub’s use of any information, documents or material made available to such Buyer or Merger Sub in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Transactions. Each Buyer and Merger Sub
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acknowledges that as of the Closing such Buyer or Merger Sub shall acquire the Purchased Interests without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles III or IV of this Agreement. Each Buyer and Merger Sub acknowledges that, except for the representations and warranties contained in Articles III or IV of this Agreement none of the Company Group Entities, Holdcos, any Seller, any Co-Investment Entity or any other Person has made, and such Buyer or Merger Sub has not relied on any other express or implied representation or warranty by or on behalf of the Company Group Entities, Holdcos, any Co-Investment Entity or any Seller. Each Buyer and Merger Sub acknowledges that none of the Company Group Entities, Holdcos, any Seller, any Co-Investment Entity or any other Person, directly or indirectly, has made, and such Buyer or Merger Sub has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements) of any Holdco, any Company Group Entity or any Co-Investment Entity, and such Buyer or Merger Sub will make no claim against any Seller, any Co-Investment Entity or any Company Group Entity with respect thereto.
Section 5.15    Exclusivity of Representations. The Sellers and the Companies acknowledge and agree that the representations and warranties made by Buyers and Merger Subs in this Agreement are the exclusive representations and warranties made by Buyers and Merger Subs. Buyers and Merger Subs hereby disclaim any other express or implied representations or warranties, whether written or oral.
ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business of the Companies.
(a)    Except (i) as contemplated by this Agreement, (ii) pursuant to any applicable Law (including COVID-19 Measures), (iii) for any COVID-19 Action, (iv) as necessary or advisable in connection with any changes in applicable Laws, (v) for any Transaction Expenses or (vi) as otherwise set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Companies shall, and shall cause the Company Group Entities to, conduct their respective business and operations in the ordinary course and, without the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), shall not undertake any actions that would have been required to be disclosed against Section 4.8 had such action been taken prior to the date of this Agreement.
(b)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), the Companies will reasonably cooperate with Buyers to provide information and/or reasonably take any steps that are necessary to ensure compliance with ERISA Title I, Section 4975 of the Code and/or any substantially similar applicable Law at the Effective Time.
(c)    Notwithstanding anything to the contrary contained herein, (A) nothing contained in this Agreement will give Buyers, directly or indirectly, rights to
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control or direct the business or operations of the Company Group Entities, the Co-Investment Entities or the Company Funds prior to the Closing, (B) nothing contained in this Agreement shall operate to prevent or restrict any act or omission by the Companies, the Co-Investment Entities or the Company Funds the taking of which is required by applicable Law and (C) the Company Group Entities, the Co-Investment Entities and the Company Funds may without the prior written consent of Buyers, take COVID-19 Actions; provided that, in any event, the Companies will keep Buyers reasonably informed as to the COVID-19 Actions taken or proposed to be taken (and, to the extent reasonably practicable, provide Buyers with reasonable advance notice and a reasonable opportunity to review and comment on such proposed COVID-19 Actions, and the Companies will consider in good faith any such comments by Buyers). Prior to the Closing, the Company Group Entities, the Co-Investment Entities and the Company Funds will exercise, consistent with the terms and conditions of this Agreement, control of their business and operations.
(d)    Notwithstanding anything to the contrary in this Agreement, if the notice contemplated by Section 6.20 is submitted to the SFC, the Sellers shall cause Oak Hill Hong Kong to cease conducting all regulated activities in Hong Kong from the date set forth in such notice in accordance with the terms of Section 6.20.
Section 6.2    Conduct of Business of the Buyers. The Buyers hereby covenant that, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), except as expressly provided in this Agreement or as consented to in writing or email by the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyers shall not:
(a)    amend or restate the Organizational Documents of the Buyers in a manner that would have a disproportionate adverse effect on the Sellers as compared to other holders of Buyer Stock;
(b)    declare or pay any dividend or other distribution with respect to Buyer Stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Buyer Stock, except for (i) regular quarterly cash dividends by the Buyers with customary record and payment dates on shares of Buyer Stock, and (ii) repurchases of shares of Buyer Stock at then prevailing market prices pursuant to the Buyers’ share repurchase program as in effect from time to time, unless, in each case, equitable adjustments are made to the number of shares constituting the Consideration to the extent necessary to provide to the Sellers the same economic effect as contemplated by this Agreement prior to such event; or
(c)    enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, in each case, of the Buyers, unless equitable adjustments are made to the number of shares constituting the Consideration to the extent necessary to provide to the Sellers the same economic effect as contemplated by this Agreement prior to such event.
Section 6.3    Access to Information; Confidentiality.
(a)    During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article IX (Termination), the Companies shall give Buyers and their respective authorized representatives reasonable access, exclusively for purposes related to the transactions
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contemplated hereby, during normal business hours to the books, records, offices and other facilities and properties of the Company Group Entities and each the Co-Investment Entities as Buyers, or their authorized representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company Group Entities, the Co-Investment Entities, the Company Funds and their respective Affiliates and Buyers shall not conduct any invasive sampling or testing of building materials or the environment with respect to any real property. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX (Termination), Buyers shall not, and shall cause their Affiliates and representatives to not, contact or communicate with any of the directors, officers, employees, shareholders, consultants, independent contractors, customers, suppliers, distributors, licensees, licensors, clients, service providers or other business relations of the Company Group Entities, the Co-Investment Entities, the Company Funds or any of their Affiliates without the prior written consent of the Companies; provided that, notwithstanding the foregoing, during such period, Buyers and their Affiliates may contact and communicate with the executive officers of the Company Group Entities as set forth on Schedule 6.3(a). Notwithstanding anything to the contrary in this Agreement, neither the Company Group Entities, the Co-Investment Entities, the Company Funds nor any of their respective Affiliates shall be required to disclose any information to Buyers or their respective authorized representatives, if doing so would (i) violate any Contract or Law to which any of the Company Group Entities, the Co-Investment Entities, the Company Funds or any of their respective Affiliates is a party or to which the Company Group Entities, the Co-Investment Entities, the Company Funds or any of their respective Affiliates are subject or (ii) waive or otherwise compromise any attorney-client or other privilege.
(b)    Any information provided to or obtained by Buyers or their authorized representatives pursuant to paragraph (a) above shall be “Confidential Information” (herein referred to as “Evaluation Material”) as defined in the Non-Disclosure Agreement, and shall be held by Buyers in accordance with and be subject to the terms of the Non-Disclosure Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Non-Disclosure Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, Buyers shall comply with the terms and provisions of the Non-Disclosure Agreement, including returning or destroying all Evaluation Material and the non-soliciting of employees of the Companies and their Subsidiaries. The Non-Disclosure Agreement shall terminate on the Closing Date.
Section 6.4    Announcement. The initial press release concerning this Agreement and the Transactions shall be a joint press release to be agreed upon by the Buyers, on the one hand, and the Seller Representative, on the other hand. Following such initial press release, except as a Party reasonably believes is necessary to comply with applicable Law or applicable National Securities Exchange rules, each of the Parties hereby agree, and agree to cause their respective Affiliates and such Party’s and its Affiliates’ respective officers, directors, employees, agents and advisors (including accountants, lenders, counsel and investment bankers), not to issue any press release or other similar public announcement or communication divulging the existence of this Agreement or the Transactions without the prior written consent of Buyers, on the one hand, and Seller Representative, on the other hand, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 6.5    Filings and Authorizations; Consummation.
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(a)    Each of the Parties shall, if required by applicable Law, within ten (10) Business Days following the date hereof other than provided below, file or supply (and not withdraw), or cause to be filed or supplied (and not withdrawn) in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act, except that with respect to GRA’s and WHB’s receipts of Buyer Stock, the Parties shall submit their respective filings under the HSR Act within twenty (20) Business Days following the date hereof. Buyers acknowledge and agree that they shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the HSR Act and any other filings and submissions under applicable Law; provided, that Sellers shall bear the cost of the filings made under the HSR Act with respect to GRA’s and WHB’s receipts of Buyer Stock as a Transaction Expenses.
(b)    Each party hereto shall use its reasonable best efforts to determine within seven (7) Business Days following the date of this Agreement whether any filings and submissions under Law, other than notifications and information required to be filed or supplied pursuant to the HSR Act, are required in connection with the consummation of the Transactions and, to the extent the Buyers and the Seller Representative reasonably agree that such additional filings are required, Section 7.4 of the Company Disclosure Schedule shall be deemed to be automatically updated to include such additional filings. Each of the Parties, as promptly as practicable (but in any event within twenty (20) Business Days following the date hereof), shall make, or cause to be made, all other filings and submissions under Law, including Antitrust Laws, applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its reasonable best efforts (which shall not require a Party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in Section 6.5(a) and Section 6.5(a) above. The Parties shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.
(c)    Notwithstanding anything to the contrary in this Agreement, if any legal action is instituted by a Governmental Authority challenging or potentially challenging any of the transactions contemplated by this Agreement as violating, potentially violating or alleging any violation of any Antitrust Law, Buyers shall, and shall cause their Affiliates to, take any and all such action to defend, contest or otherwise resist any action or Order challenging the transactions contemplated hereby; provided, however, that, without limiting Section 6.5(b), Buyers are not required to file an appeal to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or to have such decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement; provided, further, that nothing in this Agreement or the Ancillary Agreements shall require Buyers or their Affiliates to offer, negotiate, commit to or effect any sale, divestiture, license or other disposition or arrangement to hold separate any of the equity securities, assets, rights, products or businesses of (i) Buyers or any of their Affiliates (excluding the Company Group Entities) if such action would reasonably be expected to have a more than de minimis negative impact on the Buyers and their Affiliates (excluding the Company Group Entities), taken as a whole, or (ii) the
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Company Group Entities if such action would reasonably be expected to have a Material Adverse Effect on the Company Group Entities, taken as a whole. Notwithstanding anything to the contrary herein, nothing in this Section 6.5 shall require the Company Group Entities or any of their respective Affiliates to agree to any condition, take any measure or action or enter into any agreement that is not contingent on the Closing or that would be effective prior to the Closing.
(d)    Each Party shall promptly inform the other Parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Buyers will not make or enter into any communications, understandings, undertakings or agreements (oral or written) with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement without the prior written consent of the Companies (not to be unreasonably withheld, conditioned or delayed), and will give the Companies the opportunity to review and comment on any documentation with respect thereto and to attend and participate at any meetings with respect thereto.
(e)    Buyers shall not, and shall not permit any of their Affiliates to take any action with the intention to, or that could reasonably be expected to (including, by way of acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to a commercial or strategic relationship with any Person) (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or Order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii)  delay the consummation of the transactions contemplated hereby.
(f)    In the event that, prior to the Closing, Buyers receive, a letter from either the U.S. Department of Justice (“DOJ”) or Federal Trade Commission (“FTC”) stating that (i) regardless of the expiration of the waiting period, the DOJ’s or FTC’s investigation of the Transactions remains open and ongoing and (ii) if the parties to this Agreement close the Transactions before such investigation is complete, the parties do so at their own risk (an “DOJ/FTC Letter”), then Buyers may, at their option, by written notice to the Seller Representative prior to the commencement of the Closing, delay the Closing pursuant to Section 2.2 (Closing). During the Delay Period, the Buyers shall keep the Seller Representative apprised of the status of such investigation that is the subject of such DOJ/FTC Letter and afford the Seller Representative the opportunity to consult on all matters relating to such investigation.   In the event that no legal action is brought by the DOJ or FTC during the Delay Period, then the condition set forth in Section 7.4 shall be deemed satisfied as of the expiration of the Delay Period, or such earlier date as agreed by Buyers and the Seller Representative.  For the avoidance of doubt, in the event of the filing of any legal action during the Delay Period, and in all cases during the Delay Period, the terms and obligations of this Section 6.5 shall remain in effect.
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Section 6.6    Officer and Director Indemnification and Insurance.
(a)    During the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, Buyers will (and Buyers will cause the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates to) cause the certificates of incorporation, operating agreements, bylaws and other similar organizational documents of the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates as of the date of this Agreement, except as not permitted by the mandatory requirements of applicable Law. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would be adverse to the Indemnified Parties except as required by the mandatory requirements of applicable Law. During the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, Buyers will cause the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates to indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with, and the Organizational Documents of, the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates in effect on the date of this Agreement, each of their respective current or former directors, managers, officers or employees (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Proceeding to the extent that such Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Party’s capacity as a director, manager, officer, employee, agent, trustee or other supervisory capacity of the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Closing or (ii) any of the transactions contemplated by this Agreement, as well as any actions taken by the Companies, Sellers or Buyers with respect thereto, except that if, at any time prior to the sixth (6th) anniversary of the Closing, any Indemnified Party delivers to Buyers a written notice asserting a claim for indemnification pursuant to this Section 6.6(a) (Officer and Director Indemnification and Insurance), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Closing until such claim is fully and finally resolved.
(b)    On the Closing Date, the Companies shall pay for a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates.
(c)    The covenants contained in this Section 6.6 (Officer and Director Indemnification and Insurance) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an
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Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. In the event that Buyers or the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyers shall use commercially reasonable efforts to cause the definitive transaction documents to provide that the successors or assigns of Buyers or the Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.6 (Officer and Director Indemnification and Insurance).
Section 6.7    Waiver of Conflicts Regarding Representation.
(a)    Recognizing that Paul, Weiss, J.P. Morgan Securities LLC, M. Klein and Company and the internal legal counsel of the Sellers or their Affiliates acting solely in a legal capacity (collectively, the “Transaction Advisors”) have acted as legal counsel and/or advisors to the Sellers, the Seller Representative and their respective Affiliates (collectively, the “Seller Parties”), and may be deemed to have acted as legal counsel and/or advisors to the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates prior to the Closing, and that the Transaction Advisors intend to act as legal counsel and/or advisors to the Seller Parties after the Closing, (i) the Companies hereby waive, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with the Transaction Advisors representing the Seller Parties after the Closing, and (ii) in the event that a dispute arises between or among Buyers or any of their Affiliates (including, after the Closing, the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates) and any Seller Party (including, prior to the Closing, the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates), each of the Parties (x) agree that the Transaction Advisors may represent such Seller Party in such dispute even though the interests of such Seller Party may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates), and (y) even though Transaction Advisors may have represented the Company Group Entities, the Co-Investment Entities, the Company Funds or their Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for the Seller Parties, Buyers and, after the Closing, the Companies, waive, on behalf of themselves and each of their respective Affiliates, any conflict of interest in connection with such representation by Transaction Advisors.
(b)    Buyers and, after the Closing, the Companies, further agree that, as to all communications among Transaction Advisors, the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates, and all attorney work product that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong solely to the Seller Parties and shall solely be controlled by the Seller Parties and shall not pass to or be claimed by Buyers or, after the Closing, the Company Group Entities, the Co-Investment Entities, the Company Funds or any of their Affiliates, it being the intention of the parties hereto that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Seller Parties.
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(c)    The Parties agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 6.7 (Waiver of Conflicts Regarding Representation). Each Buyer acknowledges and agrees, on behalf of itself and, after the Closing, the Company Group Entities, the Co-Investment Entities, the Company Funds and their Affiliates, that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Transaction Advisors. This Section 6.7 (Waiver of Conflicts Regarding Representation) is for the benefit of the Transaction Advisors (including its partners and employees), which are intended third-party beneficiaries of this Section 6.7 (Waiver of Conflicts Regarding Representation).
Section 6.8    Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties agrees to pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, including the fees and expenses of counsel to such Party; provided that all Transaction Expenses shall be paid in accordance with Section 2.3(f)(i).
Section 6.9    NASDAQ. The Buyers shall as promptly as reasonably practicable prepare and file with the NASDAQ an additional listing application with respect to the Shares and shall obtain, prior to the Closing Date, approval of the listing of the Shares, subject only to official notice to the NASDAQ of issuance.
Section 6.10    Further Assurances. Each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements. Prior to the earlier of the Closing and the termination of this Agreement in accordance with Article IX, the Parties will cooperate to give effect to the Pre-Closing Restructuring, including with respect to any modifications thereto mutually and reasonably agreed between the Buyers and the Seller Representative. Following the Closing, upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Ancillary Agreements. To the extent that action or lack of action on the part of an Affiliate of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement or any Ancillary Agreement, then each such obligation shall be deemed to include an undertaking on the part of such Party to cause such Affiliate to take, or prevent such Affiliate from taking, such necessary action.
Section 6.11    Restrictive Legend.
(a)    The certificates representing the Shares to be issued and delivered hereunder to any OHA Senior Partner and their Affiliates shall bear the following legend (it being agreed that if the Shares are not in certificated form, other appropriate restrictions shall be implemented to give effect to the following):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION
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STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL CONTRACTUAL RESTRICTIONS ON TRANSFER.”
Upon either the transfer of the Shares pursuant to a registration statement or upon Sellers’ satisfaction of the relevant holding period under Rule 144 of the Securities Act, and at Sellers’ request, the Sellers and the Buyers shall use reasonable best efforts to cooperate with each other to exchange the Sellers’ certificates for such relevant Shares for new certificates not bearing a legend restricting transfer under the Securities Act, and shall provide such certificates, documents and/or legal opinions as Buyers and the Buyers’ registrar and transfer agent may reasonably request in connection therewith.
Section 6.12    R&W Policy. Prior to the date hereof, Buyers have delivered to the Seller Representative a true and complete copy of the R&W Policy, to be issued at Closing in the name of and for the benefit of Buyers, on substantially the terms set forth on Exhibit F hereto. Buyers shall bear the premium, underwriting fee, Taxes and the underwriter’s outside counsel fees incurred in connection with obtaining the R&W Policy. Each Buyer is current in all premiums or other payments due under the R&W Policy, will promptly pay all premiums required for the full term of the R&W Policy, and has otherwise complied (and will comply) in all material respects with all of its obligations under the R&W Policy. There shall be no subrogation against the Sellers or their Affiliates or representatives for any claims made by Buyers under the R&W Policy, and Buyers shall cause the R&W Policy to comply with the foregoing. Without the Seller Representative’s prior written consent, Buyers shall not amend the subrogation and third-party beneficiary provisions of the R&W Policy in a manner that is contrary to this Section 6.12.
Section 6.13    Tax Matters.
(a)    Purchased Partnership Entities Closing of the Books. Partnership Closing of the Books. Subject to Section 6.13(a)(iv), Surviving Company, Buyer 2, the General Partner and the Minority Sellers shall give effect to the transfer of the Purchased Partnership Minority Interests as of the Closing Date and shall cause the Partnership to allocate pursuant to Section 706 of the Code between Surviving Company, Buyer 2, WSI and the General Partner, on the one hand, and the Minority Sellers, the General Partner, and WSI OHA (H) LLC, on the other, based on a closing of the books as of the Closing Date all items of income, gain, loss, deduction and credit attributable to the applicable Purchased Partnership Minority Interests for the taxable year of the Partnership in which the Closing Date occurs; provided, however, to the greatest extent possible, the Parties shall cause the Partnership to allocate tax items between the General Partner and the Minority Sellers on the one hand, and Buyer 2, on the other hand, in a manner consistent with the economic sharing of Incentive Allocation set forth in Section 2.10.
(i)    General Partner Closing of the Books. Subject to Section 6.13(a)(iv), Buyer 1, Buyer 2 and the General Partner Sellers shall give effect to the transfer of the Purchased General Partner Interests as of the Closing Date and shall cause
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the General Partner to allocate pursuant to Section 706 of the Code between Buyer 1 and Buyer 2, on the one hand, and the General Partner Sellers, on the other, based on a closing of the books as of the Closing Date all items of income, gain, loss, deduction and credit attributable to the applicable Purchased General Partner Interests for the taxable year of the General Partner in which the Closing Date occurs.
(ii)    SPV Closing of the Books. Subject to Section 6.13(a)(iv), Buyer 2 and the SPV Sellers shall give effect to the transfer of the Purchased SPV Interests as of the Closing Date and shall cause each SPV to allocate pursuant to Section 706 of the Code between SPV Sellers and Buyer 2 based on a closing of the books as of the Closing Date all items of income, gain, loss, deduction and credit attributable to the applicable Purchased SPV Interests for the taxable year of such SPV in which the Closing Date occurs; provided, however, to the greatest extent possible, the Parties shall cause the SPVs to allocate tax items between SPV Sellers (as applicable), on the one hand, and Buyer 2, on the other hand, in a manner consistent with the economic sharing of Incentive Allocation set forth in Section 2.10.
(iii)    Co-Investment Entity Closing of the Books. Subject to Section 6.13(a)(iv), Buyer 2, each applicable Co-Investment Seller shall give effect to the transfer of the Purchased Co-Investment Interests as of the Closing Date and shall cause each Co-Investment Entity to allocate pursuant to Section 706 of the Code between Co-Investment Sellers and Buyer 2 based on a closing of the books as of the Closing Date all items of income, gain, loss, deduction and credit attributable to the applicable Purchased Co-Investment Interests for the taxable year of such Co-Investment Entity in which the Closing Date occurs.
(iv)    In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of Taxes attributable to the applicable Pre-Closing Tax Period shall be made by assuming that (1) the amount of any Taxes based on or measured by income or receipts, sales or use, employment, or withholding allocated to the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date and (2) (A) exemptions, allowances or deductions that are calculated on an annual basis and (B) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, in each case, shall be prorated on the basis of the number of days in the portion of such Straddle Period ending on the Closing Date compared to the number of days in the portion of such Straddle Period beginning on the day following the Closing Date.
(b)    Corporate Holdco Taxable Years. The parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of each Merged Holdco and Sold Holdco for all Tax purposes, and Buyer 1 shall cause such Sold Holdco to join Buyer 1’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-1(h)) effective on the day after the Closing Date.
(c)    Transfer Taxes. Each applicable Seller, on the one hand, and Buyers, on the other hand, shall each pay fifty percent (50%) of all Transfer Taxes in connection with the transfers by such Seller to Buyers of the Acquired Holdco Interests, Purchased SPV Interests and Purchased Co-Investment Interests, Purchased General Partner Interests and the Purchased Partnership Minority Interests, as the case may be, including any recording charges, and such Seller and Buyers shall jointly file all Tax Returns, required change of ownership and similar statements in connection therewith.
(d)    Tax Returns.
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(i)    Except as required by applicable Law or a final determination of a Governmental Authority, Buyer 1 and Buyer 2 shall not, and shall not permit any of its Affiliates to, amend any income Tax Return of any Holdco or Purchased Partnership Entity or waive or extend any statute of limitations for the assessment or collection of any income Tax of any Holdco or Purchased Partnership Entity, in each case, with respect to any Pre-Closing Tax Period of each Holdco and Purchased Partnership Entity, in each case without the prior written consent of the applicable Seller(s), with such consent not to be unreasonably withheld, conditioned or delayed. Except as required by a final determination of a Governmental Authority, Buyer 1 and Buyer 2 shall not, and shall not permit any of its Affiliates to, make any material income Tax election, initiate any voluntary disclosure with respect to Income Taxes or voluntarily approach a Governmental Authority with respect to Taxes, in each case, with respect to any income Tax Return of any Holdco or Purchased Partnership Entity for any Pre-Closing Tax Period of any Holdco or Purchased Partnership Entity, in each case without the prior written consent of each applicable Seller, with such consent not to be unreasonably withheld, conditioned or delayed. Buyer 1 and Buyer 2 shall not permit any Holdco or Purchased Partnership Entity, in each case, to the extent not wholly owned by any Buyer, to take any action outside the ordinary course of business on the Closing Date after the Closing that is not contemplated by this Agreement.
(ii)    Each Holdco Seller shall prepare or cause to be prepared all Income Tax Returns of its respective Holdco for any Pre-Closing Tax Period. The General Partner and the Partnership shall cooperate with Buyer 1 and Holdco Sellers in calculating the Income Taxes of each Holdco for the Pre-Closing Tax Period ending on the Closing Date, including through preparing and delivering to Buyer 1 and each Holdco Seller, as promptly as practicable after the Closing Date, a statement reflecting a pro forma closing of the books on the Closing Date with respect to each Holdco’s direct or indirect interest in the Partnership and each other applicable pass-through entity, if any, in which each Holdco holds a direct or indirect beneficial interest.
(iii)    The Seller Representative shall prepare (or cause to be prepared) all Income Tax Returns of the Purchased Partnership Entities for any Pre-Closing Tax Period or any Straddle Period in a manner consistent with the past practice of such entities, except as required by applicable Law; provided, the Buyer 2 shall prepare (or cause to be prepared) the calculation of the asset tax basis “step up” for U.S. federal and applicable state and local tax purposes (a “Step-Up Calculation”). The Seller Representative shall deliver to Buyer 1 or Buyer 2, as applicable, any such Tax Return for its review and comment at least thirty (30) days prior to the date on which such Tax Return is required to be filed. If Buyer 1 or Buyer 2, as applicable, disputes any item on such Tax Return, it shall notify the Seller Representative of such disputed item (or items) and the basis for its objection. Buyer 1 or Buyer 2, as applicable, shall deliver to Seller Representative, the Step-Up Calculation for its review and comment at least twenty (20) days prior to the date on which the Tax Return on which the Step-Up Calculation is reported is required to be filed. If Seller Representative disputes any item on such Step-Calculation, it shall notify the Buyer 1 or Buyer 2, as applicable, of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Pre-Closing Tax Return, Straddle Period Tax Return or Step-Up Calculation, as applicable is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Accounting Expert. The fees, costs and expenses of the arbitrator incurred pursuant to this Section 6.13(d)(iii) shall be borne pro rata as between the Seller Representative and Buyer 1 or Buyer 2, as applicable, in the manner set forth in Section 2.4(e) (i.e., in proportion to the final allocation made by the Accounting Expert of the disputed items weighted in relation to the claims made by the Seller Representative and Buyer 1 or
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Buyer 2, as applicable, such that the prevailing party pays the lesser proportion of such fees, costs and expenses).
(iv)    Any and all items that are more likely than not to be allowed as a deduction in a Pre-Closing Tax Period related to (x) any Transaction Expenses, (y) expenses with respect to Closing Indebtedness being paid in connection with the Closing, and (z) all other expenses relating to the transactions contemplated by this Agreement that are the economic responsibility of Sellers and that are deductible for Tax purposes, including any deductible fees and expenses of legal counsel or accountants, in each case, solely to the extent such expenses were paid in cash prior to Closing and would have been Transaction Expenses if they had been paid after the Closing (such deductions described in clauses (x), (y) and (z), the “Transaction Tax Deductions”) shall be claimed in a Pre-Closing Tax Period, except as otherwise required by applicable Law. Such Transaction Tax Deductions shall be determined (and all Tax Returns shall be filed), to the extent applicable, applying the safe harbor contained in IRS Revenue Procedure 2011-29 for any success based fees.
(e)    Tax Contests.
(i)    If, following the Closing Date, Buyer 1 or any Holdco receives from any Taxing Authority written notice of any Tax Contest that relates to a Pre-Closing Tax Period and with respect to which any Holdco Seller would reasonably be expected to have any liability, Buyer 1 shall provide a copy of such notice to such Holdco Seller.
(ii)    Each applicable Holdco Seller shall, at its expense, have the right to elect to control, manage, contest, settle, and otherwise be responsible for, including contesting or settling, any Tax Contest to the extent that such Tax Contest relates to Income Taxes of the applicable Holdco for a Pre-Closing Tax Period other than Tax Contests with respect to any Straddle Period. Buyer 1 and such Holdco shall have the right to participate in all aspects of any such Tax Contest and each such Holdco Seller shall not settle such Tax Contest without the consent of Buyer 1, which consent will not be unreasonably withheld, conditioned or delayed. Each Holdco Seller shall keep Buyer 1 and each Holdco informed of the progress of such Tax Contest and shall provide copies of all written communications with any Taxing Authority related to such Tax Contest.
(iii)    If, following the Closing Date, Buyer 1, Buyer 2 or any Purchased Partnership Entity receives from any Taxing Authority written notice of any Tax Contest that relates to a Pre-Closing Tax Period and with respect to which any Seller would reasonably be expected to have any liability, Buyer 1 shall provide a copy of such notice to the Seller Representative. The failure to make timely delivery of a copy of such notice shall not affect any Seller’s indemnification obligations for Taxes hereunder, except to the extent such Seller is actually prejudiced by failure to give such notice.
(iv)    The Seller Representative shall at its expense, control, manage, contest, settle, and otherwise be responsible for, any Tax Contest relating to Tax Returns relating to Income Taxes of any Purchased Partnership Entity (any such Tax Contest, a “Pass-Through Tax Contest”) for a Pre-Closing Tax Period (other than any Pass-Through Tax Contests with respect to a Straddle Period). If such Pass-Through Tax Contest would reasonably be expected to have the effect of increasing Taxes of any post-Closing direct or indirect equityholders of the Purchased Partnership Entity, Buyer 1 or Buyer 2, as applicable, shall have the right to participate in all aspects of such Tax Contest and the Seller Representative shall not settle such Tax Contest without the consent of Buyer 1 or Buyer 2, as applicable, which consent will not be unreasonably
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withheld, conditioned or delayed. The Seller Representative shall keep Buyer 1 or Buyer 2, as applicable, informed of the progress of such Tax Contest and shall provide copies of all written communications with any Taxing Authority related to such Tax Contest. The Seller Representative shall be required to make a “push out” election under Section 6226 of the Code (or any similar provision of state and local Tax law) with respect to any Pass-Through Tax Contest for a Pre-Closing Tax Period (or the portion of the Straddle Period). If the Seller Representative declines (or fails) to assume control of the conduct of any Pass-Through Tax Contest within a reasonable period after being provided with written notice of such Pass-Through Tax Contest by Buyer 1 or Buyer 2, Buyer 1 or Buyer 2, as applicable, shall have the right to assume control of such Pass-Through Tax Contest, but Buyer 1 or Buyer 2, as applicable, shall not settle or compromise any such Pass-Through Tax Contest without the Seller Representative’s prior written consent (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to have the effect of increasing Taxes of any pre-Closing direct or indirect equityholders of such Purchased Partnership Entity; provided that each Buyer shall be permitted to cause any Purchased Partnership Entity to timely make or cause to be timely made the election provided for in Section 6226 of the Code, and the Seller Representative and Sellers shall cooperate with Buyers and any such Purchased Partnership Entity (as applicable) in making any such election.
(v)    Buyer 1 or Buyer 2, as applicable, shall, at its expense, control, manage, contest, settle, and otherwise be responsible for, including contesting or settling, any Tax Contest that neither a Holdco Seller nor the Seller Representative controls pursuant to Section 6.13(e)(ii) or Section 6.13(e)(iv). The Seller Representative (or with respect to WSI or WSI OHA (H) LLC, Wafra Holdco Seller) may participate in all aspects of such Tax Contest to the extent it relates to a Pre-Closing Tax Period or Straddle Period and Buyer 1 or Buyer 2, as applicable, shall not settle such Tax Contest to the extent it relates to a Pre-Closing Tax Period or a Straddle Period without the consent of the Seller Representative or Wafra Holdco Seller, as applicable, which consent will not be unreasonably withheld, conditioned or delayed. Buyer 1 and Buyer 2, as applicable, shall keep the Seller Representative or Wafra Holdco Seller, as applicable, informed of the progress of such Tax Contest and shall provide copies of all written communications with any Taxing Authority related to such Tax Contest, in each case, to the extent related to a Pre-Closing Tax Period.
(vi)    The parties hereto acknowledge that the insurer(s) under the R&W Policy may have certain rights under the R&W Policy in respect of the defense, settlement and/or compromise of a Tax Contest. In the event of any conflict between the provisions of the R&W Policy and the provisions of this Section 6.13(e) in each case as they apply to the defense, settlement and/or compromise of a Tax Contest, the provisions of the R&W Policy shall govern.
(f)    Tax Cooperation. The Seller Representative, Wafra Holdco Seller and each of Buyer 1 and Buyer 2 shall cooperate fully, as and to the extent reasonably requested by the other (and at such requesting party’s expense), in connection with (i) the filing of Tax Returns pursuant to Section 6.13(d), and (ii) any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(g)    Tax Elections. Buyer 1, Buyer 2 and their Affiliates shall not make and shall cause the Holdcos not to make an election pursuant to Sections 338 or 336(e) of
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the Code with respect to the transactions contemplated by this Agreement with respect to any of the Holdcos.
(h)    Section 754 Elections. To the extent a valid election under Section 754 of the Code (and any corresponding provisions of state and local law) is not in effect for any Company Group Entity or Co-Investment Entity that is treated as a partnership for U.S. federal income tax purposes, each Buyer or its Affiliates shall have the right to cause such Company Group Entity or Co-Investment Entity to make such election(s) in the prescribed time and manner required for such election(s) to be effective for the taxable year that includes the Closing Date.
(i)    Intended Merger Tax Treatment. None of Buyer 1, Buyer 2, the Subsidiaries of Buyer 1, the Subsidiaries of Buyer 2, Holdco Sellers nor the Corporate Holdcos shall take any action, or fail to take any action, which action or failure to act could reasonably be expected to prevent or impede (whether as a direct or indirect consequence), or would reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Merger Tax Treatment.
(j)    WSI. Buyer 1 represents and warrants that it has no current plan or intention or binding obligation to effect a transaction treated for U.S. federal income tax purposes as a liquidation of WSI or a merger of WSI into Buyer 1 or another entity, or to allow WSI to transfer substantially all of its assets. Buyer 1 will cause no such actions to be taken (or for a binding agreement to be entered into that contemplates any such actions) prior to the two-year anniversary of the Closing Date without the prior written consent of Wafra Holdco Seller.
(k)    UK Business Entities.
(i)    Buyer 2, in its sole discretion, shall determine whether to make a protective election (including pursuant to a ruling request under Treasury Regulation Section 301.9100-3 (or any comparable provision or requirement under state, local or non-U.S. laws)) to treat each of OHA (UK) LLP and Oak Hill Advisors (Europe), LLP as a partnership for U.S. federal (and applicable state and local) income tax purposes (the “UK Partnership Election”). Each former equity owner of OHA (UK) LLP and Oak Hill Advisors (Europe), LLP shall (A) reasonably cooperate with and provide the necessary information to Buyer 2 to permit the UK Partnership Election to be made and (B) take all actions necessary and appropriate as may be required to effect and preserve timely the UK Partnership Election in accordance with the provisions Treasury Regulations Section 301.9100-3 (or any comparable provision or requirement under state, local or non-U.S. laws). If Buyer 2 makes the UK Partnership Election, none of the Partnership, its equityholders or Buyer 2 will take, or cause or permit to be taken, any position on any Tax Return that would be inconsistent with, prejudice or otherwise adversely affect the UK Partnership Election without the prior written consent of the other parties, not to be unreasonably withheld, delayed or conditioned.
(ii)    Buyer 2, in its sole discretion, shall determine whether to make an election under Section 338(g) of the Code (and any election comparable to Section 338(g) of the Code under state, local or non-U.S. laws) with respect to the acquisition of the UK Business Entities (collectively, the “338 Election”). In the event that Buyer 2 makes the 338 Election, the parties agree that the Consideration (and any other amounts treated as consideration for purposes of the 338 Election) allocated to the UK Business Entities shall be allocated among the assets of Oak Hill Advisors (U.K. Services) Limited in accordance with Treasury Regulations Sections 1.338-6 and 1.338-7.
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Section 6.14    Payoff Letters. On or prior to the Closing Date, the Companies shall have delivered to Buyers payoff letters from the lenders under the Credit Agreement which authorize the release of all Encumbrances securing such Credit Agreement upon payment in full (the “Payoff Letters”).
Section 6.15    Certain Filings. Following reasonable consultation with Buyers, the Companies shall make appropriate filings with Governmental Authorities with respect to its investment advisory status as soon as practicable following the date of this Agreement with all jurisdictions in which any Company Group Entity has a place of business and in each other jurisdiction where it is necessary for any Company Group Entity to make such filings in order to conduct its businesses after the Closing; provided, however, that Buyer shall review and approve in writing each such filing prior to its submission by any Company to the applicable Governmental Authority.
Section 6.16    Release. Each of Sellers, on behalf of themselves and their Affiliates (other than Holdcos) and their respective officers, directors, employees, investors, partners, equityholders, agents, representatives, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Holdcos, the Companies and the other Company Group Entities, the Co-Investment Entities, their Affiliates and their respective officers, directors, employees (including the OHA Partners), investors, partners, equityholders, agents, representatives, successors and assigns (the “Company Released Parties”) from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, arising from any actions or omissions or other conduct occurring on or prior to the Closing Date (“Seller Released Claims”), including, without limitation, any Seller Released Claims (i) relating to or arising out of Sellers’ ownership of Purchased Interests, (ii) arising out of, or relating to, the organization, management or operation of the businesses of Holdcos, any Company Group Entity, any Co-Investment Entity, any Company Fund or any of their Affiliates, (iii) relating to this Agreement, the Ancillary Agreements and the Transactions, (iv) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith or (v) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Company Released Parties, including Company Confidential Information (clauses (i) through (v) collectively, the “Seller Released Claims”); provided, that nothing contained in this Section 6.16 shall extend to, and Seller Released Claims shall not include, any claims, charges, complaints, causes of action, damages, agreements or liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, against the Company Released Parties in connection with (w) the Fraud of any such Company Released Party, (x) the respective representations, warranties, obligations, covenants, agreements and liabilities of any Company Released Party under this Agreement or any Ancillary Agreement to the extent such respective representations, warranties, obligations, covenants, agreements and liabilities expressly by their terms survive the Closing, (y) any rights to base salary, vacation, benefits and expense reimbursement or (z) any rights to indemnification, advancement of expenses or similar rights that any Seller Releasing Party may be entitled to under any of the Organizational Documents of any Company Group Entity, any Co-Investment Entity, any Company Fund or any of their Affiliates. Effective as of the Closing, each of the Buyers, Holdcos, the Companies and the Co-Investment Entities on behalf of themselves and their Affiliates and their respective officers, directors, employees, investors, partners, equityholders, agents, representatives, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever
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discharges the Seller Releasing Parties from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, arising from any actions or omissions or other conduct occurring on or prior to the Closing Date (the “Buyer Released Claims”), including, without limitation, any Buyer Released Claims (i) relating to or arising out of Sellers’ ownership of Purchased Interests, (ii) arising out of, or relating to, the organization, management or operation of the businesses of Holdcos, any Company Group Entity, any Co-Investment Entity, any Company Fund or any of their Affiliates, (iii) relating to this Agreement, the Ancillary Agreements and the Transactions, (iv) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith or (v) relating to any information (whether written or oral), documents or materials furnished by or on behalf of Sellers or Holdcos or the Company Group Entities, including Company Confidential Information (clauses (i) through (iii) collectively, the “Buyer Released Claims”); provided, that nothing contained in this Section 6.16 shall extend to, and Buyer Released Claims shall not include, any claims, charges, complaints, causes of action, damages, agreements or liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, against the Seller Releasing Parties in connection with the Fraud of any such Seller Releasing Party or the respective representations, warranties, obligations, covenants, agreements and liabilities of any Seller under this Agreement or any Ancillary Agreement to the extent such respective representations, warranties, obligations, covenants, agreements and liabilities expressly by their terms survive the Closing and to which a Buyer Releasing Party is entitled to indemnification pursuant to Article X (but subject to the provisions and limitations set forth therein).
Section 6.17    Confidentiality. Subject to the other provisions of this Section 6.17, no Party shall, and each Party shall not permit its Affiliates or its or their respective officers, directors, employees, advisors, agents or representatives to, disclose the existence, terms or provisions of this Agreement or any of the Ancillary Agreements without the prior written consent of Buyers and the Seller Representative. Other than the Buyers and the Seller Representative and their respective advisers, no Party or other Person shall be entitled to receive a copy of the Annexes to this Agreement without the prior written consent of the Buyers and the Seller Representative and any Party or Person to whom such Annexes are provided shall keep such Annexes strictly confidential. From and after the Closing, each Seller shall, and shall cause its Affiliates and its and their respective officers, directors, employees, advisors, agents and representatives to, treat and hold as confidential and not use (other than use in the good faith performance by such Seller of his or her duties on behalf of any Company Group Entities while employed or engaged by any Company Group Entities) any information concerning the Buyers, Company Group Entities or the Business other than disclosure or use of (a) information that is independently developed by any such Persons other than through the applicable Sellers’ ownership of the Purchased Interests, (b) information that is, was or becomes generally available to the public other than as a result of disclosure by any such Persons in breach of this Section 6.17 or (c) information that is or becomes available to any such Persons on a non-confidential basis from a source other than the Company Group Entities which source is permitted to disclose such information without any known restrictions on disclosure or use (the “Company Confidential Information”). Notwithstanding the foregoing, each Party may disclose the terms of this Agreement or the Ancillary Agreements or Company Confidential Information (x) to the extent required by Law or legal process, provided that such Party shall, (A) to the extent permitted by applicable Law, and other than as part of any routine request of any Governmental Authority not specifically directed at the Company Group Entities, first provide the other Parties with
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notice of any such anticipated disclosure such that any of them may seek (with the cooperation of the first Party) a protective order or other remedy limiting such disclosure at their sole cost and expense, (B) disclose only that Company Confidential Information that a Party reasonably believes is necessary or appropriate to comply with applicable Law or applicable National Securities Exchange rules, and (C) exercise commercially reasonable efforts to ensure that any such disclosed Company Confidential Information will be afforded confidential treatment, (y) in connection with the enforcement by any Party of any term or provision of this Agreement or any Ancillary Agreement and exercise of their rights related thereto (in which case such Party shall (A) disclose only that Company Confidential Information that is necessary to enforce this Agreement or any Ancillary Agreement or exercise such Party’s rights related thereto, and (B) exercise commercially reasonable efforts to ensure that any such disclosed Company Confidential Information will be afforded confidential treatment) and (z) to such Party’s Affiliates, officers, directors, employees, advisors, agents and representatives. From and after the Closing, each Buyer shall, and shall cause its Affiliates and its and their respective officers, directors, employees, advisors, agents and representatives to, treat and hold as confidential any information concerning Sellers that such Buyer has received or obtained in connection with the Transactions, including any and all information, documents and other materials provided to Buyers hereunder concerning Sellers.
Section 6.18    Client Consents. As promptly as practicable after the date hereof, the Companies shall (i) send a notice (by written letter in form and substance reasonably satisfactory to the Buyers) to each Company Fund, each limited partner or other investor in a Company Fund and, if applicable, the members of each Advisory Board, Board of Directors or other applicable representative of a Company Fund, announcing the entry by the Companies into this Agreement and the Transactions and (ii) use commercially reasonable efforts to obtain each applicable Client Consent. Any client notice described in the immediately preceding sentence that is delivered by email shall be delivered (i) in compliance with applicable Law and the terms of any applicable Fund Documentation or Client Contract, and (ii) shall include the letter described in the immediately preceding sentence as an attachment and/or as part of the email. The Buyers shall have a reasonable opportunity to review and comment upon all disclosure, notice or consent materials to be provided by any Company to any Company Fund, limited partner or other investor in any Company Fund or Advisory Board member, Board of Directors or other applicable representative in connection with the Transactions. The Companies shall, promptly upon their receipt, provide the Buyers with copies of any and all written correspondence (other than any informal inquiries or similar communications) between such parties and the Company Funds, limited partner or other investors in any Company Fund or Advisory Board members, Board of Directors or other applicable representative or representatives or counsel of any of the foregoing relating to the Transactions which may impact the obtaining of Client Consents, and shall otherwise keep the Buyers reasonably informed in a timely manner of any material developments involving the obtaining of Client Consents. Other than as set forth in the letter referred to in the first sentence of this Section 6.18, no Company Group Entity shall amend or revise any Client Contract or Fund Documentation or reduce or waive any fee or reimburse expenses payable under any Client Contract or Fund Documentation or offer or promise to any Company Fund or any limited partner or other investor in any Fund any reduced fee or other amendment in connection with obtaining any consent or otherwise in connection with the Transactions, in each case without the prior written consent of the Buyers, nor shall any Company Group Entity be required to take any of the foregoing actions in this sentence in order to satisfy its obligations under this Section 6.18.
Section 6.19    Additional Buyer 1 Director. Buyers shall take all such actions necessary to, no later than promptly following the Effective Time, (a) increase by one the
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number of directors on the board of directors of Buyer 1 (the “Buyer Board”) and (b) subject to its standard corporate governance practices and the completion of its standard director evaluation process, fill such vacancy on the Buyer Board with GRA.
Section 6.20    Oak Hill Advisors Hong Kongo    . If the Parties reasonably agree, based on the advice of counsel, that they do not anticipate receiving approval of the SFC to the Transaction at least ten (10) Business Days prior to the anticipated Closing Date, (a) on or before the seventh (7th) Business Day prior to the Closing, Oak Hill Hong Kong shall submit a notice of cessation of business (a “Cessation of Business Notice”) to the SFC notifying them of its intention to cease conducting all regulated activities no earlier than the earliest date permitted by applicable Law, but in any event no later than Closing, and shall concurrently deliver written evidence of such notice to the Buyers and (b) prior to the Closing, the Sellers shall cause 100% of the equity interests of Oak Hill Hong Kong to be distributed to one or more Sellers such that Oak Hill Hong Kong is no longer a direct or indirect Subsidiary of the Partnership and will not be acquired, directly or indirectly, by Buyers pursuant to this Agreement.

Section 6.21    Restrictive Covenantso    . As a material inducement to Buyers’ entering into this Agreement, each OHA Senior Partner hereby agrees to the provisions of this Section 6.21:
(a)    During the five (5) year period after the date of this Agreement (the “Restricted Period”), each OHA Senior Partner (each, a “Restricted Person”) agrees that such Restricted Person shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Person, in whatever form, engaged in competition with the Company Group Entities as their respective businesses are conducted as of the Closing Date, in any locale of any country in which the Company Group Entities conduct business as of the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.21 shall prohibit any Restricted Person from (x) being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with Company Group Entities, so long as such Restricted Person has no active participation in the business of such corporation or (y) engaging in the activities permitted pursuant to Section 1(b) of such Restricted Person’s Employment Agreement.
(b)    During the Restricted Period, each Restricted Person agrees that such Restricted Person shall not, except in the furtherance of such Restricted Person’s duties under his Employment Agreement or the Letter Agreement (or any agreement implementing the terms thereof), directly or indirectly, individually or on behalf of any other Person, solicit, aid or induce any customer of Company Group Entities as of the Closing Date to purchase goods or services then sold by Company Group Entities from another Person or assist or aid any other persons or entity in identifying or soliciting any such customer.
(c)    During the Restricted Period, each Restricted Person agrees that the such Restricted Person shall not, except in the furtherance of such Restricted Person’s duties under his Employment Agreement or the Letter Agreement (or any agreement implementing the terms thereof), directly or indirectly, individually or on behalf of any other Person, (A) solicit, aid or induce any employee, representative or agent of Company Group Entities to leave such employment or retention or to accept employment with or render services to or with any other Person unaffiliated with Buyers or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, representative or
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agent, or (B) interfere, or aid or induce any other Person in interfering, with the relationship between the Company Group Entities and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 6.21(c) while so employed or retained and for a period of six (6) months thereafter.
(d)    Notwithstanding the foregoing, the provisions of this Section 6.21 shall not be violated by (A) general advertising or solicitation not specifically targeted at Buyer-related Persons or (B) a Restricted Person serving as a reference, upon request, for any employee of Buyers or any of their Affiliates so long as such reference is not for an entity that is employing or retaining such Restricted Person.
Section 6.22    Section 280G Covenant. Prior to the Closing, the Companies shall (i) use commercially reasonable efforts (which shall not require any increased payments) to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (ii) no later than five Business Days prior to the Closing, submit to its stockholders for a vote all such waived payments (to the extent that a disqualified individual has executed the waiver referred to in clause (i)) in a manner such that, if such vote is adopted by the stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. Such vote shall establish the “disqualified individual’s” right to the payment or other benefit which was waived. In addition, the Companies shall provide adequate disclosure to stockholders entitled to vote of the material facts concerning all payments and benefits that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code in a manner intended to satisfy Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Companies agree to provide to Buyers written drafts of the calculations and analysis, shareholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and stockholders not later than three Business Days in advance of delivering such documents to the disqualified individuals and stockholders, as applicable, and shall incorporate Buyers’ reasonable comments on such documents.
ARTICLE VII

CONDITIONS PRECEDENT TO
OBLIGATIONS OF BUYERS AND MERGER SUBS
The obligations of Buyers and Merger Subs under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Buyers:
Section 7.1    Representations and Warranties Accurate. Each of the (a) Seller Fundamental Representations and Company Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) and (b) remaining representations and warranties of the Sellers contained in Article III (Representations and Warranties of Sellers) and remaining representations and warranties of the Companies contained in Article IV (Representations and Warranties regarding the Company Group Entities) shall be true and correct (without giving effect to any qualifications or
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limitations as to “materiality” or “material adverse effect” or similar qualifiers contained therein), in each case as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 7.2    Performance. The Sellers and the Companies shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.
Section 7.3    Officer’s Certificate. The Seller Representative shall have delivered to Buyers a certificate, signed by an executive officer of the Companies, dated as of the Closing Date, certifying the matters set forth in Section 7.1 (Representations and Warranties Accurate), Section 7.2 (Performance), Section 7.8 (Client Consents) and, if applicable, Section 7.10 (Oak Hill Hong Kong Transfer).
Section 7.4    Antitrust Laws. All required filings under the HSR Act shall have been completed and all applicable waiting periods thereunder shall have terminated or expired without a request for further information by the relevant Governmental Authority and ongoing and all consents of, or filings with, any Governmental Authority or pursuant to any Antitrust Laws set forth on Section 7.4 of the Company Disclosure Schedule shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be (it being understood that any consent shall be deemed obtained if the relevant authority (a) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the transactions contemplated hereby, (b) has consented to, approved, or cleared the transactions contemplated hereby or (c) may no longer prohibit the transactions contemplated hereby due to the expiry of all relevant time periods).
Section 7.5    No Injunction. There shall not be in effect any Law, injunction or other Order by a Governmental Authority restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
Section 7.6    No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.
Section 7.7    Certain Consents. The Companies shall have obtained each consent set forth on Section 7.7 of the Company Disclosure Schedule; provided, that if condition set forth in Section 7.10 is satisfied, the approval of the SFC set forth on Section 7.7 of the Company Disclosure Schedule shall no longer be a condition to Closing.
Section 7.8    Client Consents. The Companies shall have obtained Client Consents such that the aggregate Consenting Client AUM as of the Closing is at least 75% of the AUM as of the date hereof.
Section 7.9    Employment Agreement. The Employment Agreements of the Key Executives shall be in full force and effect, and each of the Key Executives continues to devote substantially all of his business time to the affairs of the Company Group Entities (subject to such permitted activities as set forth in the applicable
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Employment Agreement) and is not Disabled; provided, that, notwithstanding the foregoing, this condition shall be deemed satisfied if, on the Closing Date, one of the Key Executives is deceased or Disabled and is anticipated to be unable to perform his material duties in relation to the Company Group Entities after reasonable accommodation for any period of time after the Closing, so long as the other Key Executive is not deceased or Disabled and is willing and able to perform his duties during the anticipated duration of the other Key Executive’s Disability.
Section 7.10    Oak Hill Hong Kong Transfer. If a Cessation of Business Notice is required to be delivered in accordance with Section 6.20, the Partnership shall have transferred all the issued and outstanding shares it holds in Oak Hill Hong Kong to one or more Sellers, such that no prior approvals shall be required from any regulator in Hong Kong for the Parties to consummate the transactions contemplated by this Agreement.
ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE COMPANIES
The obligation of the Sellers and the Companies to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Seller Representative:
Section 8.1    Representations and Warranties Accurate. Each of the (a) Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) and (b) remaining representations and warranties of Buyers and Merger Subs contained in Article V (Representations and Warranties of Buyers and Merger Subs) shall be true and correct, in each case as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date) (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” or similar qualifiers contained therein); provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, individually or in the aggregate, would reasonably be expected to prevent or delay the ability of Buyers to perform their obligations under this Agreement.
Section 8.2    Performance. Each Buyer and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.
Section 8.3    Officer Certificate. Buyers shall have delivered to the Seller Representative a certificate, signed by an executive officer of each Buyer and Merger Sub in his or her capacity as such on behalf of such Buyer or Merger Sub, dated as of the Closing Date, certifying the matters set forth in Section 8.1 (Representations and Warranties Accurate) and Section 8.2 (Performance).
Section 8.4    Antitrust Laws. All required filings under the HSR Act shall have been completed and all applicable waiting periods thereunder shall have terminated or expired without a request for further information by the relevant Governmental Authority and ongoing and all consents of, or filings with, any Governmental Authority or pursuant to any Antitrust Laws set forth on Section 7.4 of the Company Disclosure Schedule shall have been obtained and be in full force and effect and any applicable waiting period with
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respect thereto shall have expired, as the case may be (it being understood that any consent shall be deemed obtained if the relevant authority (a) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the transactions contemplated hereby, (b) has consented to, approved, or cleared the transactions contemplated hereby or (c) may no longer prohibit the transactions contemplated hereby due to the expiry of all relevant time periods).
Section 8.5    No Injunction. There shall not be in effect any Law, injunction or other Order by a Governmental Authority restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
Section 8.6    No Buyer Material Adverse Effect. Since the date of this Agreement, no Buyer Material Adverse Effect shall have occurred and be continuing.
Section 8.7    Certain Consents. The Companies shall have obtained each consent set forth on Section 7.7 of the Company Disclosure Schedule; provided, that if condition set forth in Section 7.10 is satisfied, the approval of the SFC set forth on Section 7.7 of the Company Disclosure Schedule shall no longer be a condition to Closing.
Section 8.8    Listing. Buyer 1 shall have obtained from NASDAQ, approval of the listing of the Shares, subject only to official notice to the NASDAQ of issuance.
ARTICLE IX

TERMINATION
Section 9.1    Termination. This Agreement may be terminated on or prior to the Closing as follows:
(a)    Buyers and Seller Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)    by either Buyers or Seller Representative if any Governmental Authority shall have issued an Order, enacted, or enforced a Law, or taken any other action permanently preventing, prohibiting, restraining, or enjoining the Closing and such Order, Law, or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the Party seeking to terminate if the failure of such Party or of such Party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order, Law, or other action;
(c)    Buyers may terminate this Agreement, upon written notice to the Seller Representative, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Sellers or the Companies contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.1 (Representations and Warranties Accurate) or Section 7.2 (Performance) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyers or cured by the Sellers or the Companies within the earlier of (x) the Termination Date and (y) 20 Business Days after receipt by the Sellers of written notice thereof from Buyers or is not capable of being cured prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this
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Section 9.1(c) shall not be available to Buyers if the failure of Buyers or Merger Subs to fulfill any material obligation under, or the breach by Buyers or Merger Subs of any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, Sellers’ or the Companies’ violation, breach or inaccuracy;
(d)    The Seller Representative may terminate this Agreement, upon written notice to Buyers, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyers or Merger Subs contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.1 (Representations and Warranties Accurate) or Section 8.2 (Performance), not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured by Buyers within the earlier of (x) the Termination Date and (y) 20 Business Days after receipt by Buyers of written notice thereof from the Sellers or is not capable of being cured prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Seller Representative if the failure of the Seller Representative, Sellers or the Companies to fulfill any material obligation under, or the breach by the Seller Representative, Sellers or the Companies of any material provision of, this Agreement shall have been the primary or principal cause of, or shall have resulted in, Buyers’ violation, breach or inaccuracy;
(e)    Either Buyers or Seller Representative may terminate this Agreement if the Closing Date shall not have occurred on or before the date that is six (6) months after the date hereof (the “Termination Date”); provided, however, that (i) the terminating Party is not in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination so as to cause (1) in the case that Buyers are the terminating Party, any of the conditions set forth in Section 8.1 (Representations and Warranties Accurate) or Section 8.2 (Performance) not to be satisfied and (2) in the case that the Sellers are the terminating Party, any of the conditions set forth in Section 7.1 (Representations or Warranties Accurate) or Section 7.2 (Performance) not to be satisfied and (ii) this Section 9.1(e) (Termination) shall not be available to any Party during the pendency of any Proceeding by the other Party for specific performance of this Agreement as provided by Section 11.8; or
(f)    Buyers may terminate this Agreement upon written notice to the Seller Representative, if the Written Consents are not delivered to Buyer 1 within two (2) Business Days after the execution and delivery of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall only be available to Buyers if the Written Consents have not been delivered prior to the date on which Buyers deliver its written notice to terminate this Agreement under this Section 9.1(f).
Section 9.2    Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 9.1 (Termination) hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of this Section 9.2 (Effect of Termination), Section 3.8 (Exclusivity of Representations), Section 5.14 (Buyer’s Reliance) and Article XI (Miscellaneous) shall remain in full force and effect and (ii) termination shall not relieve any Party from liability for any Fraud or Willful Breach. The Non-Disclosure Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 9.2 (Effect of Termination) shall be construed to discharge or relieve any party to the Non-Disclosure Agreement of its obligations thereunder.
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ARTICLE X

SURVIVAL; POST-CLOSING OBLIGATIONS
Section 10.1    Expiration of Representations, Warranties and Covenants. Each of (a) the representations and warranties contained in Section 3.1 (Organization), Section 3.2(a) (Authority; Validity of Agreements), Section 3.2(b)(ii) (No Violations with Respect to Organizational Documents), Section 3.3 (Title), Section 3.4(a)-(d) and (e) and Section 3.4(g)-(i) (Holdco Matters), Section 3.6 (Brokers and Finders) and Section 3.7 (Purchased Co-Investment Interests) (collectively, the “Seller Fundamental Representations”), and (b) the representations and warranties contained in Section 4.1 (Organization, Etc.), Section 4.2 (Capital Structure), Section 4.3 (Authority; Validity of Agreements), Section 4.5(a)(ii) (No Conflicts with respect to Organizational Documents) and Section 4.22 (Brokers and Finders) (collectively, the “Company Fundamental Representations”) shall survive the Closing hereunder and shall continue in full force and effect until the date that is five (5) years after the Closing (the “Fundamental Representations Cut-Off Date”). Each of the representations and warranties contained in Section 3.4(i) (Taxes) and Section 4.18 (Taxes) (collectively, the “Tax Representations”) shall survive the Closing hereunder and shall continue in full force and effect until the date that is three (3) years following the Closing (the “Tax Representations Cut-Off Date”); provided that the representations and warranties contained in Section 3.4(i)(xx) shall survive for the applicable statute of limitations period plus sixty (60) days (the “382 Cut-Off Date”). Each other representation and warranty contained in Article III, Article IV or Article V shall survive the Closing hereunder and shall continue in full force and effect until that date that is twelve (12) months following the Closing (the “General Cut-Off Date”). The representations and warranties of Buyers and Merger Subs contained in Section 5.1 (Organization), Section 5.2(a) (Authority; Validity of Agreements), Section 5.2(b)(ii) (No Conflicts with Respect to Organizational Documents), Section 5.7 (Brokers and Finders) and Section 5.8 (Issuance of Buyer Stock) (the “Buyer Fundamental Representations”) shall survive the Closing hereunder and shall continue in full force and effect until the Fundamental Representations Cut-Off Date. Each other representation and warranty of Buyers and Merger Subs contained in Article V (other than the Buyer Fundamental Representations) shall survive the Closing hereunder and shall continue in full force and effect until the General Cut-off Date. Each covenant set forth in Section 6.1and Section 6.2 shall survive for twelve (12) months following the Closing, the covenant set forth in Section 10.2(b)(iv) shall survive for three (3) years following the Closing and each other covenant or agreement herein to be performed at or prior to the Closing shall not survive and the Closing and each other covenant or agreement herein to be performed following the Closing shall survive the Closing hereunder until performed in accordance with its terms. Notwithstanding the foregoing, if a Claims Notice for indemnification under this Article X is delivered pursuant to Section 10.4 in good faith on or prior to the Applicable Cut-Off Date, then the claims specifically set forth in the Claims Notice shall survive until such time as such claim is fully and finally resolved.
Section 10.2    Result of Breach of Representation or Warranty; Indemnification.
(a)    Subject to the limitations set forth in, and the other provisions of, this Article X, from and after the Closing, each Seller shall, severally (and not jointly and severally) indemnify, defend and hold harmless each Buyer, each of their Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (the “Buyer Indemnitees”) from and against any and all liabilities, obligations, claims, Taxes, losses, penalties, damages (including diminution in value, consequential damages (to the extent reasonably foreseeable) and damages based on a multiple, but excluding punitive damages, except to
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the extent actually paid to a third party pursuant to a Third Party Claim), costs, charges, interest, settlement payments, awards, judgments, fines, assessments, deficiencies and expenses (including all reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred or suffered by the Buyer Indemnitees to the extent resulting from or arising out of (i) the breach of any representation or warranty of such Seller set forth in Article III (which breach and any related Losses shall be determined without giving effect to any materiality or similar qualifier), or (ii) the breach of any covenant or agreement of such Seller contained in this Agreement; provided, however, that this definition of Losses shall not apply to Losses under the R&W Policy.
(b)    Subject to the limitations set forth in, and the other provisions of, this Article X, from and after the Closing, the Sellers shall, severally in accordance with their respective Pro Rata Percentages and not jointly, defend and hold harmless each of the Buyer Indemnitees from and against any and all Losses incurred or suffered by any of them resulting from or arising out of (i) the breach of any representation or warranty regarding the Company Group Entities set forth in Article IV (which breach and any related Losses shall be determined without giving effect to any materiality or similar qualifier), (ii) the breach of any covenant or agreement by a Co-Investment Entity or a Company contained in this Agreement, (iii) any Fraud by the Companies and (iv) any civil fines or penalties imposed by a Governmental Authority on any Company Group Entity relating to or arising from conduct by such Company Group Entity prior to the Closing to the extent such conduct constitutes a breach of any representation or warranty regarding the Company Group Entities set forth in Article IV.
(c)    Subject to the limitations set forth in, and the other provisions of, this Article X, from and after the Closing, each Buyer shall severally, and not jointly and severally, indemnify, defend and hold harmless Sellers and their Affiliates, directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (the “Seller Indemnitees”) from and against any and all Losses to the extent resulting from or arising out of any of (x) the breach of any Buyer Fundamental Representation of any Buyer (which breach and any related Losses shall be determined without giving effect to any materiality or similar qualifier), (y) the breach of any covenant or agreement of any Buyer contained in this Agreement or (z) the actions required to taken by the Sellers pursuant to Section 6.20, including any Losses relating to the conduct of business of Oak Hill Hong Kong prior to the Closing that are not otherwise indemnifiable by Sellers pursuant to Section 10.2(b).
(d)    From and after the Closing, Wafra Holdco Seller shall indemnify, defend and hold harmless each of the Buyer Indemnitees from and against any and all Losses incurred or suffered by any of them resulting from or arising out of any disallowance by a Taxing Authority of the use of the WSI NOL by Buyer 2 and its Affiliates that are a part of the same consolidated, combined, unitary or similar group for U.S federal (and applicable state and local) income tax purposes.
Section 10.3    Limitations.
(a)    No Seller will be required to indemnify, defend or hold harmless the Buyer Indemnitees against, or reimburse any Buyer Indemnitee for any Losses pursuant to Section 10.2(a)(i) (other than Losses arising from breaches of Seller Fundamental Representations or Fraud) or Section 10.2(b)(i) (other than Losses arising from breaches of Company Fundamental Representations, Tax Representations or Fraud) until the aggregate amount of such Buyer Indemnitees’ Losses exceeds the Deductible, it being understood that if such Losses exceed the Deductible, Sellers will be obligated for only such Losses in excess of the Deductible.
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(b)    Notwithstanding anything contained herein to the contrary, (i) each Seller’s aggregate liability in respect of any indemnification obligation for Losses under Section 10.2(a)(i) (other than with respect to Seller Fundamental Representations, the Tax Representations or Fraud), Section 10.2(b)(i) (other than with respect to Company Fundamental Representations, the Tax Representations or Fraud), Section 10.2(a)(ii) in respect of Section 6.21 (Restrictive Covenants) and Section 10.2(b)(ii) in respect of Section 6.1 (Conduct of Business of the Companies) shall not exceed an amount equal to such Seller’s respective Pro Rata Percentage of fifty percent (50%) of the Retention Cap; (ii) each Seller’s aggregate liability in respect of any indemnification obligation for Losses under Section 10.2(b)(iv) (Civil Fines and Penalties) and under Section 10.2(b)(i) in respect of the Tax Representations shall not exceed an amount equal five percent (5%) of such Seller’s Pro Rata Proceeds; and (iii) each Seller’s aggregate liability in respect of any indemnification obligation for Losses under Section 10.2(a) and Section 10.2(b) shall not exceed such Seller’s Pro Rata Proceeds.
(c)    Notwithstanding anything contained herein to the contrary, Buyers’ aggregate liability in respect of any indemnification obligation for Losses under Section 10.2(c) shall not exceed an amount equal to the aggregate amount of consideration paid by Buyers pursuant to Article II (including, for the avoidance of doubt, all Earnout Amount).
(d)    Notwithstanding anything contained herein to the contrary, (i) with respect to indemnification pursuant to Section 10.2(a)(i) and Section 10.2(b)(i), the Buyer Indemnitees shall first be required to seek recourse for any such indemnification from the R&W Policy before the Buyer Indemnitees are entitled to any recovery from Sellers under this Article X and (ii) no Seller's liability in respect of Fraud shall exceed an aggregate amount equal to such Seller’s Pro Rata Proceeds.
(e)    Notwithstanding anything contained herein to the contrary, each Party and its agents and advisors shall reasonably cooperate with the insurer(s) under the R&W Policy in connection with the defense of any matter which might reasonably constitute a Loss (as defined in the R&W Policy). The Parties acknowledge and agree that the insurer(s) under the R&W Policy shall have the right to effectively participate in the investigation, defense and settlement of any Third Party Claim (as defined in the R&W Policy) or other matter reasonably likely to be covered under the R&W Policy.
(f)    Notwithstanding anything contained herein to the contrary, any Indemnitee seeking indemnification under this Article X shall use such Person’s (i) commercially reasonable efforts to mitigate any Losses which form the basis of an indemnification claim hereunder, including taking any actions reasonably requested by the Indemnifying Party, and (ii) reasonable best efforts to obtain any insurance proceeds or proceeds from other sources of indemnification available to such party in respect of the Losses which form the basis of an indemnification claim hereunder (including the R&W Policy). Notwithstanding anything contained herein to the contrary, the amount of any Loss for which indemnification is provided under this Article X shall be (A) net of any reserves, liability accruals or other provisions for such Losses on the Companies Financial Statements or the Holdco Financial Statements, (B) net of any amounts recoverable by any Indemnitee under insurance policies (including the R&W Policy) or any other source of indemnification available to such Indemnitee with respect to such Loss and (C) reduced to take account of any Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Loss (“Tax Benefit”) to the extent such Tax Benefit is realized in the year of the Loss or the succeeding taxable year. In computing the amount of any such Tax Benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing
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any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. If any insurance proceeds, Tax Benefits or other recoveries from third parties are actually realized in cash (in each case calculated net of the reasonable third party out-of-pocket costs and expenses associated with such recoveries) by an Indemnitee subsequent to the receipt by such Indemnitee of an indemnification payment hereunder in respect of the claims to which such insurance proceedings, Tax Benefits or third-party recoveries relate, the Indemnitee shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.
(g)    Notwithstanding anything contained herein to the contrary, all Losses shall be determined without duplication of recovery under other provisions of this Agreement, any Ancillary Agreement or any of the other documents or agreements delivered in connection with this Agreement. Without limiting the generality of the prior sentence, no Indemnifying Party shall be obligated to indemnify any Indemnitee for any Losses to the extent such Losses are specifically included in the calculation of the Consideration or any adjustment thereto pursuant to Section 2.4 (to the extent so included).
(h)    notwithstanding anything contained herein to the contrary, no party hereto shall be obligated to indemnify any other Person with respect to any Losses for which a Claims Notice was not duly delivered prior to the Applicable Cut-Off Date.
Section 10.4    Claims Notice.
(a)    All claims for indemnification by either a Buyer Indemnitee or Seller Indemnitee under this Article X shall be asserted and resolved in accordance with this Section 10.4.
(b)    Except with respect to Third Party Claims covered by Section 10.4(b), any Buyer Indemnitee or Seller Indemnitee who is entitled to, and wishes to, make a claim for indemnification for a Loss pursuant to Section 10.2 (an “Indemnitee”) shall give written notice to each Person from whom such indemnification is being claimed under this Article X (an “Indemnifying Party”) promptly, but in no event more than fifteen (15) calendar days, after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss, describing such claim in reasonable detail and the amount or estimated amount (if ascertainable) of such Loss (the “Claims Notice”), which Claims Notice shall also (i) state that the Indemnitee has paid or properly accrued Losses or anticipates in good faith that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) if paid or accrued, state the date such item was paid or accrued. The failure to make timely delivery of such Claims Notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually prejudiced by failure to give such notice. The Indemnitee shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnification by the Indemnitee and in otherwise resolving such matters. Together with such Claims Notice, the Indemnitee shall provide the Indemnifying Party with reasonable access to and copies of such information, records and documents as the Indemnitee has in its possession regarding such claim and all material pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, including any limitations in this Article X that apply to such Loss and provide reasonable legal and business assistance with respect to such claim. The Indemnifying Party shall have a period of thirty (30) days from the date of receipt by the Indemnifying Party of the applicable Claims Notice and such evidence to agree to the payment of the Loss to the Indemnitee,
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subject to such limitations. If the Indemnifying Party does not agree in writing to the payment of the Loss within such 30-day period, then the Indemnifying Party shall be deemed not to have accepted the Loss and the Parties shall negotiate in good faith to seek a resolution of such dispute within fifteen (15) days thereafter. If the dispute is not resolved through such negotiations, then such dispute (including as to whether a Loss exists) shall be resolved in accordance with Section 11.11. If the Indemnifying Party agrees in writing to the payment of the Loss set forth in the Claim Notice (subject to any limitations set forth in this Article X that apply to such Loss) within the 30-day period described above, then it shall, within ten (10) Business Days after providing such written agreement, pay to the Indemnitee the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article X.
(c)    If any claim or action at law or suit in equity is instituted by a third party against an Indemnitee (each, a “Third Party Claim”) with respect to which such Indemnitee is entitled to, and wishes to, make a claim for indemnification for a Loss under Section 10.2, then such Indemnitee shall promptly, and in any event within fifteen (15) calendar days after such Indemnitee has knowledge of an assertion of liability from such third party with respect to such Third Party Claim, deliver to the Indemnifying Party a Claims Notice. The failure to make timely delivery of such Claims Notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually prejudiced by failure to give such timely notice. In any event, delivery of such Claims Notice shall be accompanied by any and all material information, records and documents in such Indemnitee’s possession related to such Third Party Claim. The Indemnifying Party shall be entitled to participate in such claim, action or suit in connection with such Third Party Claim, and may, subject to the other provisions of this Section 10.4, settle, compromise or assume the control of defense or prosecution of, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel of its choice, any such Third Party Claim; provided, however, that in no event shall such settlement, compromise or control or assumption of the defense or prosecution of such Third Party Claim be deemed to be an admission or assumption of liability on the part of the Indemnifying Party or an agreement or acknowledgment that any indemnification is owed by such Indemnifying Party under this Article X; and provided, further, that no Indemnifying Party shall be entitled to assume and control the defense and settlement of any Third Party Claim: (i) seeking any criminal penalties or indictment; (ii) seeking material injunctive or other material equitable relief against a Indemnitee; or (iii) where the Indemnitee has been advised by counsel in writing that a conflict exists under applicable standards of professional conduct between the Indemnitee and such Indemnifying Party in connection with the defense of such Third Party Claim such that such Indemnifying Party cannot adequately represent the interests of the Indemnitee. In any of the cases set forth in the preceding clauses (i) through (iii), the Indemnitee shall be entitled to assume, retain and control the defense and settlement of the Third Party Claim with counsel of its choosing. The Indemnitee shall reasonably consult with the Indemnifying Parties as requested with respect to the handling of such Third Party Claim. The Indemnifying Parties shall be entitled at any time, at their own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing.
(d)    If the Indemnifying Party shall elect to settle, compromise or assume the control of defense or prosecution of such asserted Third Party Claim, then it shall, within thirty (30) days after such election or sooner, if the nature of the asserted liability so requires, notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate to the fullest extent possible, at the request and reasonable expense of the Indemnifying Party, in the settlement or compromise of, or defense against or prosecution of, such asserted liability and the Indemnitee shall not consent to the entry of any
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judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party; provided, that no settlement or compromise of any Third Party Claim by the Indemnifying Party shall be made without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, except where such settlement or compromise involves only the payment of money and the full and unconditional release of any and all claims against the Indemnitee and only to the extent that such money is paid by the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such asserted claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, or other obligation of the Indemnitee. If the Indemnifying Party elects to assume the control of the defense or prosecution of such Third Party Claim, the Indemnitee shall have the right to participate in, at its own expense, the defense, compromise or settlement of any such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest such that counsel to the Indemnifying Party could not, in the reasonable good faith judgment of legal counsel to the Indemnitee, adequately represent both the Indemnitee and the Indemnifying Party, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee reasonably determines counsel is required, and the fees and expenses of one (1) such counsel, plus any applicable local counsel, shall be paid by the Indemnifying Party. If the Indemnifying Party shall choose to assume the control of the defense or prosecution of any claim, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control or possession that relate to the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors and other personnel available or otherwise render reasonable assistance to, the Indemnifying Party and its agents. Whether or not the Indemnifying Party has assumed the defense or prosecution of such Third Party Claim, the Indemnitee may not settle any Third Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) if a majority of the aggregate amount of Losses arising from such settlement are to be indemnified by the Indemnifying Party under the terms of this Article X (and are not, for the avoidance of doubt, recoverable under the R&W Policy). The Indemnitee may, subject to the other provisions of this Section 10.4, upon written notice to the Indemnifying Party, control the defense, compromise or settlement of such Third Party Claim if the Indemnifying Party does not elect to assume such control or is not permitted to assume such control pursuant to the terms of this Section 10.4; provided, however, that the Indemnifying Party (x) shall in all cases have the right to participate in the defense or prosecution of the Third Party Claim at its sole cost and expense and (y) may at any time thereafter elect to assume the control of the defense or prosecution of the Third Party Claim, in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnifying Party of defense of the Third Party Claim.
(e)    If a Buyer Indemnitee is not the Indemnitee, the Buyers shall, and shall cause the Company Group Entities to, reasonably cooperate with the Indemnitees and Indemnifying Parties, in each case, to the extent pertaining to or in connection with the matters described in this Section 10.4, including, if and as requested by such Indemnitees and/or Indemnifying Parties, by providing any documents or other information relevant to a claim for indemnification hereunder, making its directors, officers, employees and other representatives reasonably available in connection with the investigation, defense, prosecution settlement or compromise of any such claim, and assisting as necessary in connection with the investigation, defense, prosecution settlement or compromise of any Third Party Claim; provided, that such access shall be
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conducted in a manner not to unreasonably interfere with the businesses or operations of Co-Investment Entities or the Companies.
(f)    The parties hereto acknowledge that the insurer(s) under the R&W Policy may have certain rights of the insurer under the R&W Policy in respect of the defense, settlement and/or compromise of a Third Party Claim. In all events, such insurer(s) shall be permitted to associate effectively with any Party in the defense of any matter that would reasonably be expected to constitute a Loss (as defined in the R&W Policy).
(g)    Notwithstanding anything to the contrary in this Section 10.4, the procedures in this Section 10.4 shall not apply to matters subject to Section 6.13(e) (Tax Contests).
Section 10.5    Exclusive Remedy. The Parties hereby agree that no Party shall have any liability, and no Party shall make any claim for any Loss or other matter under, relating to or arising out of this Agreement or, with respect any claim made against any Seller, any Ancillary Agreement, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in this Article X and under this Agreement. Except in connection with a dispute arising under Section 2.4, Section 2.5 or Section 2.11 (which shall be governed exclusively by such Sections), and other than in respect of (a) claims against a Party for Fraud of such Party (but in any event, subject to Section 10.3(d)(ii)), (b) the right to seek specific performance pursuant to and in accordance with Section 11.8 for a breach of a covenant or agreement to be performed by a Party hereto and (c) the rights and remedies of the Buyer Indemnitees under the R&W Policy, the provisions of this Article X (subject to the limitations set forth herein) and, with respect to Tax withholding, Section 2.9 shall be the sole and exclusive remedy of the Parties with respect to any and all claims arising out of or in connection with a breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement and, with respect to Sellers, any Ancillary Agreement. For the avoidance of doubt, Buyers hereby acknowledge and agree that all Losses of Holdcos and the Company Group Entities, other than those for which a Buyer Indemnitee recovers Losses in accordance with this Article X, shall be the sole responsibility of Buyers, and after the Closing, Holdcos and the Company Group Entities. Unless Sellers determine otherwise in their sole discretion, subject to Section 10.3(d), indemnification payments with respect to breaches of representations and warranties pursuant to this Article X shall be made by application for recovery under the R&W Policy until coverage thereunder is exhausted. Any payment made under the R&W Policy to any Buyer Indemnitee for any Loss to which a Buyer Indemnitee is otherwise entitled to indemnification pursuant to this Article X shall constitute full satisfaction of any obligation of Sellers to make such indemnification payment for such Loss to the applicable Buyer Indemnitee.
Section 10.6    Tax Treatment. Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Article X as an adjustment to the purchase price for all Tax purposes.
Section 10.7    Indemnity Payment. Any payment made by any Indemnifying Party pursuant to this Article X shall be made promptly (and in any event no later than ten (10) Business Days following (a) settlement of any claim in accordance with Section 10.4 or (b) upon entry by a court of competent jurisdiction of a final and non-appealable Order or Order not timely appealed); provided, that, with respect to indemnification to be provided by any Seller who receives Buyer Stock as consideration pursuant to Section 2.3(c), such Seller shall have the option, in its sole discretion, to cause any such indemnification to be paid through a transfer of Buyer Stock at the Stock Price
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(regardless of the trading price at such time); provided, further, that, if any Seller fails to timely settle its pro rata portion of any indemnifiable amount that has been finally adjudicated as due and owing in such period, Buyers shall have the right (but not the obligation), in their sole discretion, in satisfaction of such payment obligation and upon prior written notice to such Seller, to offset such amount from any Earnout Amount, any payment to such Seller under the Letter Agreement or other payment that may be payable to such Seller.
ARTICLE XI

MISCELLANEOUS
Section 11.1    Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Buyers and the Seller Representative; provided, that the Seller Representative shall not agree to any amendment, alteration or modification of this Agreement that disproportionately affects any Seller relative to the other Sellers in any material respect without the prior written consent of such Seller. The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.
Section 11.2    Entire Agreement. This Agreement and the Schedules and any documents executed by the Parties simultaneously herewith or pursuant hereto, including the Ancillary Agreements, constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior understandings or agreements, whether oral or written (including the Non-Disclosure Agreement) among the Parties with respect to such subject matter.
Section 11.3    Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. The Parties have participated jointly in the negotiation and drafting of this Agreement. The terms “Dollars” and “$” mean United States Dollars unless otherwise expressly stated. References to “written” or “in writing” include in electronic form. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. The use of the words “or” and “any” shall not be exclusive. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. References herein to any Law or any Contract mean such Law or Contract as
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amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time. References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
Section 11.4    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
Section 11.5    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives confirmation, if delivered by facsimile or email (with read receipt requested), (c) two (2) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):
If to Buyers, Merger Subs or, after the Closing, the Holdcos or the Companies:

T. Rowe Price Group, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Jennifer Dardis
Chief Financial Officer and Treasurer
E-mail:          jennifer.dardis@troweprice.com
with a copies (which shall not constitute notice) to:
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: David Oestreicher
General Counsel and Secretary
E-mail:          david.oestreicher@troweprice.com

Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036
Attn:    Kenneth E. Young
Michael Darby
E-mail:    ken.young@dechert.com
michael.darby@dechert.com
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If to the Sellers, Seller Representative or, prior to the Closing, the Companies or the Co-Investment Entities:
Oak Hill Advisors, L.P.
One Vanderbilt | 16th Floor
New York, NY 10017
Attention: Glenn R. August
Gregory S. Rubin
Email:    gaugust@oakhilladvisors.com
grubin@oakhilladvisors.com
With copies to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Kenneth M. Schneider
Ariel J. Deckelbaum
Fax:    (212) 757-3990
Email:    kschneider@paulweiss.com
ajdeckelbaum@paulweiss.com
Section 11.6    Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party without the prior written consent of each Buyer and the Seller Representative and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that neither the consent of the Seller Representative or any other Person shall be required for an assignment by one or more Buyers to (a) one or more of Affiliates of such Buyer(s), or (b) one or more financing sources of Buyer(s); provided, that no such assignment in any of clauses (a) or (b) above shall relieve such Buyer(s) of its obligations under this Agreement.
Section 11.7    Counterparts. This Agreement may be executed by facsimile or.pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.
Section 11.8    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
Section 11.9    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnitees (solely in their capacity as indemnified parties hereunder), the Seller Indemnitees (solely in their capacity as indemnified parties hereunder), the Persons identified in Section 6.1, Section
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6.16, Section 6.17 or Section 11.12, and, in each case, their respective successors and permitted assigns.
Section 11.10    Governing Law. This Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
Section 11.11    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any state or federal court within New Castle County, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Court of Chancery of the State of Delaware or (b) any state or federal court within New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.
Section 11.12    Limitation on Recourse. Notwithstanding anything in this Agreement or at Law to the contrary, no representative or Affiliate of any Party shall have any personal liability to any other Party or any other Person resulting from, arising out of or related to this Agreement, under any Law, any Ancillary Agreement, or the Transactions, and this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the Persons that are expressly identified herein as Parties to this Agreement. No Affiliate of a Party, or any Party’s or its Affiliates’ respective former, current and future officers, directors, managers, employees, advisors, equityholders, members, managers, partners, agents, representatives, successors or assigns that is not a Party to this Agreement (collectively, “Non-Recourse Parties”) shall have any liability for any liabilities or obligations of the applicable Parties for any action or Proceeding (whether in tort, contract or otherwise) for breach of this Agreement, any Ancillary Agreement or in respect of any written or oral representations or warranties made or alleged to be made in connection herewith, and the other Parties shall have no rights of recovery in respect hereof against any other Party’s Non-Recourse Party and no personal liability shall attach to any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise.
Section 11.13    Seller Representative.
(a)    Each Seller, on behalf of such Seller and such Seller’s successors, heirs and permitted assigns, hereby irrevocably appoints the Seller Representative as such
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Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the conversion or cancellation of or payment pursuant to, such Seller’s Purchased Interests, as fully to all intents and purposes as such Seller might or could do in person, including the full power and authority: (i) to consummate the transactions to be consummated by the Sellers under this Agreement, (ii) to disburse any funds received hereunder or under the Adjustment Escrow Agreement or the Seller Representative Reserve Amount to the Sellers, (iii) to agree to resolution of all claims and disputes hereunder or thereunder and of any Tax audit or Tax contest (other than any Tax audit or Tax contest with respect to the Tax Returns of a Holdco), (iv) to retain legal counsel and other professional services, at the expense of the Sellers, in connection with the performance by the Seller Representative of this Agreement and any Tax audit or Tax contest (other than any Tax audit or Tax contest with respect to the Tax Returns of a Holdco), (v) to make any amendments to this Agreement on behalf of the Sellers and decisions with respect to the determination of any amounts under Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration), Section 2.6 (Post-Closing Adjustment for Co-Investment Purchase Price), Section 2.8 (Post-Closing Adjustment for CLO Purchase Price), Section 2.10 (Pre-Closing Partnership Income Distributions and Pre-Closing Incentive Allocation Distributions) and Section 2.11 (Earnout), (vi) to determine whether the conditions to Closing in Article VIII (Conditions Precedent to Obligations of the Sellers and the Companies) have been satisfied and supervising the Closing, including waiving any condition, as determined by the Seller Representative, in its sole discretion, (vii) to take any action that may be necessary or desirable, as determined by the Seller Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX (Termination), (viii) to take any and all actions that may be necessary or desirable, as determined by the Seller Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 11.1 (Amendments; Extensions; Waiver), (ix) to accept notices on behalf of the Sellers in accordance with Section 11.5 (Notices), (x) to take any and all actions that may be necessary or desirable, as determined by the Seller Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article IX (Termination) hereof, (xi) to execute and deliver, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Seller, in connection with this Agreement and the transactions contemplated hereby, (xii) to grant any consent, waiver or approval on behalf of the Sellers under this Agreement, (xiii) to calculate the Estimated Consideration and the Final Consideration including any allocations thereof and negotiate and settle any adjustments thereof; (xiv) to the extent expressly provided for in this Agreement, to receive and disburse to the Sellers any funds received on behalf of the Sellers under this Agreement or otherwise, and (xv) to take any and all actions that may be necessary or desirable, as determined by the Seller Representative, in its sole discretion, in connection with the Adjustment Escrow Agent, including any amendment to the Adjustment Escrow Agreement; provided, that the Seller Representative shall not take any action that would have an adverse effect on any particular Seller, which adverse effect is disproportionate in any material respect relative to the adverse effect on the other Sellers (taking into account any benefits received by any other Seller in connection with such action or any related action), taken as a whole, without the prior written consent of such Seller to be so disproportionately and adversely affected. All such actions shall be binding on the Sellers.
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(b)    The appointment of the Seller Representative as the attorney-in-fact for the Sellers as set forth in this Section 11.13 (Seller Representative) and all authority hereby conferred are granted and conferred in consideration of the interest of the other Sellers, is therefore coupled with an interest and is and will be irrevocable and will neither be terminated nor otherwise affected by any act of any Seller or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Seller or by the occurrence of any other event. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, the Seller Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 11.13 (Seller Representative) as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. In the event that OHA Global Director, LLC ceases to be the Seller Representative for any reason, each Seller agrees that OHA Global Director, LLC is solely authorized to irrevocably constitute and appoint a replacement Seller Representative.
(c)    The Seller Representative may resign at any time and a successor representative shall be appointed by the majority of the Sellers as of such time (including in the event of the death, disability or other incapacity of a Seller Representative that is an individual), and, following the provision of notice to Buyers, the newly appointed representative shall be the Seller Representative for all purposes hereunder. Neither the resignation of, nor the appointment of a successor to, the Seller Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Seller Representative, which shall continue to be effective and binding on the Sellers and any successor Seller Representative, as applicable.
(d)    The Seller Representative shall have no liability to Buyers for any default under this Agreement by any other Seller. Buyers hereby agree that the Seller Representative shall not, in its capacity as such, have any liability to Buyers and their Affiliates whatsoever with respect to its actions, decisions or determinations.
(e)    As contemplated by Section 2.3 (Deliveries at Closing), each party hereto agrees that the Seller Representative shall be paid, at the Closing, an amount equal to the Seller Representative Reserve Amount, which shall serve to pay for any amounts owed by the Sellers hereunder and the out-of-pocket fees, costs and expenses of the Seller Representative incurred (at the discretion of the Seller Representative) in connection with the performance of its duties and obligations under this Agreement. If the Seller Representative incurs any out-of-pocket fees, costs and expenses in excess of the Seller Representative Reserve Amount, Seller Representative shall be reimbursed for such fees, costs and expenses by the Seller in accordance with their respective Pro Rata Percentages upon demand, or in the Seller Representative’s discretion, by deducting any such amounts due to the Seller Representative from amounts otherwise distributable to the Seller from the Adjustment Escrow Account, the CLO Adjustment Escrow Account and the Co-Investment Adjustment Escrow Account.
(f)    The Seller Representative Reserve Amount shall be retained by the Seller Representative until such time as the Seller Representative shall determine, and, subject to the terms of this Agreement, the balance of the Seller Representative Reserve Amount, if any, shall be delivered by the Seller Representative to each of the Sellers (in accordance with the payment instructions set forth in Annex A-3), by wire transfer of immediately available funds, such Seller’s Pro Rata Percentage. The Sellers (except for the Seller Representative) shall not receive interest or other earnings on the Seller Representative Reserve Amount and irrevocably transfer and assign to Seller Representative any ownership right that they may otherwise have had in any such interest
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or earnings. The Seller Representative will not be liable for any loss of principal of the Seller Representative Reserve Amount other than as a result of its bad faith or willful misconduct.
(g)    The Seller Representative shall have no liability to any other Seller under this Agreement for any action or omission by the Seller Representative on behalf of the other Seller. In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Seller Representative hereunder, the Seller Representative will not assume any, and will incur no, responsibility or liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement. The Seller Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. Each Seller, severally in accordance with its Pro Rata Percentage, agrees to indemnify the Seller Representative, its successors, assigns, representatives and Affiliates (the “Seller Representative Parties”) and to hold the Seller Representative Parties harmless from and against and pay any and all Losses or expenses incurred by the Seller Representative and arising out of or in connection with the duties as Seller Representative, including the reasonable costs and expenses incurred by the Seller Representative in defending against any claim or liability in connection with this Agreement.
(h)    The Seller Representative shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Seller Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Seller Representative may conclusively presume that the Representative of any party which is an entity other than a natural person has full power and authority to instruct the Seller Representative on behalf of that party unless written notice to the contrary is delivered to the Seller Representative.
(i)    Buyers shall be entitled to rely (without investigation) on and have no liability to any Seller or any other Person for, any action taken by the Seller Representative as being taken by the Seller Representative for it and on behalf of each of the Sellers, and fully authorized by each Seller. Each Seller hereby agrees that for any Proceedings arising under this Agreement or any other agreement entered into in connection with this Agreement, such Seller may be served legal process by registered mail to the address set forth in Section 11.5 (Notices) for the Seller Representative and that service in such manner shall be adequate, and such Seller shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.
(j)    The rights, powers and benefits of the Seller Representative under this Agreement, and the agreements set forth in this Section 11.13 (Seller Representative), shall survive any termination of this Agreement.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
[Signature Page to Transaction Agreement]
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[SIGNATURES UNDER SEPARATE COVER]

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